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As filed with the Securities and Exchange Commission on September 26, 2016

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STATE BANK FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	27-1744232 (I.R.S. Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
(404) 475-6599
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph W. Evans
Chief Executive Officer
State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
(404) 475-6599
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
J. Brennan Ryan, Esq. Allie Nagy, Esq. Nikki Lee, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW / Suite 1700 Atlanta, Georgia 30363 (404) 322-6218	Steven S. Dunlevie, Esq. Adam P. Wheeler, Esq. Womble Carlyle Sandridge & Rice LLP Atlantic Station 271 17th Street NW / Suite 2400 Atlanta, Georgia 30363 (404) 888-7401

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "non-accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock	338,324	N/A	$7,491,192	$754.36

(1)
Represents the maximum number of shares of common stock of State Bank Financial Corporation that may be issued to holders of shares of common stock of S Bankshares, Inc. in the merger described herein, which is based on the product of (i) 123,278, which equals (A) 188,648, the number of currently outstanding shares of S Bankshares, Inc. plus (B) 16,815, the number of outstanding warrants that could be exercised for shares of S Bankshares, Inc. prior to the merger, less (C) 82,185, the fewest shares of common stock of S Bankshares, Inc. common stock to be exchanged for cash consideration in the merger, and (ii) 2.7444, the merger exchange ratio.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon (i) the product of (A) $59.14, the per share book value of S Bankshares, Inc. common stock as of June 30, 2016, and (B) 205,463, which represents (x) the number of currently outstanding shares of S Bankshares, Inc. and (y) the number of outstanding warrants that could be exercised for S Bankshares, Inc. prior to the merger, less (ii) the product of (A) 82,185, the lowest number of shares of S Bankshares, Inc. common stock to be exchanged for cash consideration in the merger, and (B) $56.70, the per share cash consideration in the merger. S Bankshares, Inc. is a privately held company, and no market exists for its capital stock.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED SEPTEMBER 26, 2016

S BANKSHARES, INC.,
Bank Holding Company for

Proxy Statement of S Bankshares, Inc.	Prospectus of State Bank Financial Corporation

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of S Bankshares, Inc.:

         On May 19, 2016, S Bankshares, Inc. ("S Bankshares") and State Bank Financial Corporation ("STBZ") agreed to a strategic business combination in which S Bankshares will merge with and into STBZ, with STBZ continuing as the surviving corporation, which we refer to as the merger. Following the merger, S Bank, a Georgia state-chartered bank and wholly-owned bank subsidiary of S Bankshares, will merge with and into State Bank and Trust Company, a wholly-owned bank subsidiary of STBZ, with State Bank and Trust Company continuing as the surviving bank.

         If the merger is completed, each outstanding share of S Bankshares common stock will be exchanged for either (i) $56.70 in cash, less any applicable withholding taxes, or (ii) 2.7444 shares of STBZ common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the market price of STBZ common stock prior to the effective time of the merger.

         Each S Bankshares shareholder will have the opportunity to elect to receive cash or STBZ common stock on a share by share basis in a combination of cash and STBZ common stock in such proportions as requested by the shareholder in exchange for the shareholder's S Bankshares shares. However, elections by S Bankshares shareholders will be prorated in the aggregate such that at least 50% but not more than 60% of shares of S Bankshares' common stock will be exchanged for STBZ common stock, and the remaining shares of S Bankshares common stock will be exchanged for cash. Cash will also be paid in lieu of fractional shares of STBZ common stock otherwise issuable.

         We are sending you this proxy statement/prospectus to notify you of and invite you to the special meeting of S Bankshares shareholders being held to consider the merger agreement that S Bankshares has entered into with STBZ, and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

         The special meeting of S Bankshares shareholders will be held on [    •    ], 2016 at the branch office of S Bank located at 120 Drayton Street, Savannah, Georgia 31401 at [    •    ] local time.

         The value of the STBZ shares to be issued in the merger will fluctuate with the market price of STBZ common stock and will not be known at the time you vote on the merger. STBZ common stock is currently quoted on the NASDAQ Capital Market under the symbol "STBZ." On [    •    ], the last practicable trading day before the date of this proxy statement/prospectus, the closing share price of STBZ common stock was $[    •    ] per share as reported on the NASDAQ Capital Market. We urge you to obtain current market quotations for STBZ. S Bankshares common stock is not listed or traded on any established securities exchange or quotation system.

         Your vote is important. We cannot complete the merger unless S Bankshares' shareholders approve the merger agreement. In order for the merger to be approved, at least a majority of the shares of S Bankshares common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

         This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger, the risks related to the business of and an investment in STBZ and other related matters. Please carefully read this entire proxy statement/prospectus, including the section entitled "Risk Factors," beginning on page 21, for a discussion of the risks relating to the proposed merger. You also can obtain information about STBZ from documents that it has filed with the Securities and Exchange Commission.

         If you have any questions concerning the merger, please contact Dana A. Potts, President and Chief Executive Officer, P.O. Box 307, Glennville, Georgia 30427 at (912) 654-3411. We look forward to seeing you in Savannah.

         Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved of these securities to be issued in the merger or passed upon the accuracy or adequacy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either STBZ or S Bankshares and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this proxy statement/prospectus is [    •    ], 2016 and it is first being mailed or otherwise delivered to S Bankshares shareholders on or about [    •    ], 2016.

S BANKSHARES, INC.

Bank Holding Company for

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of S Bankshares, Inc.:

        S Bankshares, Inc. will hold a special meeting of shareholders at [    •    ] local time, on [    •    ], 2016, at the branch office of S Bank located at 120 Drayton Street, Savannah, Georgia 31401, to consider and vote upon the following matters:

  •
  A proposal to approve the Agreement and Plan of Merger, dated as of May 19, 2016, by and between State Bank Financial Corporation ("STBZ") and S Bankshares, Inc. ("S Bankshares"), as such agreement may be amended from time to time, pursuant to which S Bankshares will merge with STBZ as more fully described in the attached proxy statement/prospectus (the "merger agreement").

  •
  A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        We have fixed the close of business on [    •    ], 2016 as the record date for the special meeting. Only S Bankshares shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, a majority of the shares of S Bankshares common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement.

        Your vote is very important.    We cannot complete the merger unless S Bankshares shareholders approve the merger agreement. Failure to vote will have the same effect as voting against the merger.

        A proxy statement and a proxy card solicited by the board of directors are enclosed herewith. Please sign, date and return the proxy card promptly. If you attend the special meeting, you may, if you wish, withdraw your proxy and vote in person. You may also withdraw your proxy or change your vote by submitting a proxy dated as of a later date, as more fully described in the attached proxy statement/prospectus.

        Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of S Bankshares common stock, please contact Dana A. Potts, President and Chief Executive Officer, S Bankshares, Inc., P.O. Box 307, Glennville, Georgia 30427, at (912) 654-3411.

        Under Georgia law, S Bankshares shareholders are or may be entitled to assert dissenters' rights with respect to the proposed merger and to seek judicial appraisal of the fair value of their shares upon compliance with the requirements of Georgia law. We have described dissenters' rights under Georgia law in the proxy statement/prospectus and we have also included a copy of Article 13 of the Georgia Business Corporation Code as Annex C to the proxy statement/prospectus. We urge any S Bankshares shareholder who wishes to assert dissenters' rights to read the statute carefully and to consult legal counsel before attempting to assert dissenters' rights.

        S Bankshares' board of directors has approved the merger and the merger agreement and recommends that S Bankshares shareholders vote "FOR" the approval of the merger agreement and "FOR" the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approvals.

BY ORDER OF THE BOARD OF DIRECTORS,

Dana A. Potts President and Chief Executive Officer

Glennville, Georgia
[    •    ], 2016

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about STBZ from other documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see "Incorporation of Certain Documents By Reference." You can obtain any of the documents filed with or furnished to the SEC by STBZ, including the documents incorporated by reference into this proxy statement/prospectus at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, by directing a written or oral request to:

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
Attention: Corporate Secretary
Telephone: (404) 475-6599

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [    •    ], 2016 in order to receive them before the special meeting of S Bankshares shareholders.

        In addition, if you are an S Bankshares shareholder and have questions about the merger or the S Bankshares special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact S Bankshares at the following address and telephone number:

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Attention: Dana A. Potts, President and Chief Executive Officer
Telephone: (912) 654-3411

See "Where You Can Find More Information" for more details.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE S BANKSHARES, INC. SPECIAL MEETING

        The following are some questions that you may have about the merger and the S Bankshares special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the S Bankshares special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

        Unless the context otherwise requires, references in this proxy statement/prospectus to "S Bankshares" refer to S Bankshares, Inc., a Georgia corporation, and its affiliates. Unless the context otherwise requires, references in this proxy statement/prospectus to "STBZ" refer to State Bank Financial Corporation, a Georgia corporation, and its affiliates.

Q:
What am I being asked to vote on at the S Bankshares special meeting?

A:
STBZ and S Bankshares have entered into an Agreement and Plan of Merger, dated as of May 19, 2016, as amended, which we refer to as the merger agreement, pursuant to which STBZ has agreed to acquire S Bankshares. Under the terms of the merger agreement, S Bankshares will merge with and into STBZ, with STBZ continuing as the surviving entity. We refer to this transaction as the merger. Following the merger, S Bank, a Georgia state-chartered bank and wholly-owned bank subsidiary of S Bankshares, will merge with and into State Bank and Trust Company, a wholly-owned bank subsidiary of STBZ, with State Bank and Trust Company continuing as the surviving bank. S Bankshares shareholders are being asked to approve the merger agreement and the transactions it contemplates, including the merger.

  In addition, S Bankshares shareholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement. We refer to this as the adjournment proposal.

Q:
What will I receive in the merger for my shares of S Bankshares common stock?

A:
If the merger is completed, each outstanding share of S Bankshares common stock can be exchanged for either: (i) $56.70 in cash, less any applicable withholding taxes, which we refer to as the "cash consideration," or (ii) 2.7444 shares of STBZ common stock, which we refer to as the "stock consideration."

  In total, the merger consideration will be allocated on a pro rata basis so that at least 50% but not more than 60% of S Bankshares common stock outstanding will be exchanged for shares of STBZ common stock, and the remaining shares of S Bankshares common stock will be exchanged for cash. STBZ will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of STBZ common stock that you would otherwise be entitled to receive.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
The value of the cash consideration is fixed and will not change. In addition, the exchange ratio for the stock consideration is also fixed and will not be adjusted to reflect changes in the market price of STBZ common stock prior to the effective time of the merger.

  At the effective time of the merger, holders of S Bankshares common stock who elect to receive STBZ common stock as merger consideration, or who otherwise receive STBZ common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of STBZ common stock. If you receive any stock consideration, a fluctuation in the market price of STBZ common stock after the date of this proxy statement/prospectus may change the implied value of the stock consideration. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of STBZ common stock at the time of the merger or any time thereafter. You should obtain current market quotations for the STBZ common stock, which is listed on the NASDAQ Capital Market under the symbol "STBZ."

Q:
How can I elect cash, stock or both?

A:
An election form will be sent to you shortly after the mailing of this proxy statement/prospectus, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect on a share by share basis cash or STBZ common stock in a combination of cash and STBZ common stock in such proportions as you request in exchange for your shares of S Bankshares common stock, subject to certain limitations. For example, if you own 100 shares of S Bankshares common stock, you may elect to receive cash in exchange for 50 shares of S Bankshares common stock and STBZ common stock in exchange for 50 shares of S Bankshares common stock. Please pay special attention to these materials since failure to follow the instructions may mean that you will not receive the form of consideration you desire. An election will be properly made only if the exchange agent receives a properly executed election form by the deadline date. The election deadline has not been determined. However, the deadline will be clearly stated on the election form that will be delivered to you. Please follow the instructions provided along with the election form to properly elect to receive cash, stock or a combination of both for your S Bankshares common stock.

  Neither S Bankshares' Board of Directors nor S Bankshares' financial advisor makes any recommendation as to whether you should choose cash or STBZ common stock or a combination of both for your shares of S Bankshares common stock. You should consult with your own financial and tax advisor on that decision.

Q:
If I am an S Bankshares shareholder, am I assured of receiving the exact form of consideration I elect to receive?

A.
No. In total, at least 50% but not more than 60% of shares of S Bankshares common stock outstanding will be exchanged for shares of STBZ common stock. S Bankshares shareholders who dissent from the merger will be deemed to have elected the cash consideration. Therefore, the form of consideration you receive will depend in part on the elections of other S Bankshares shareholders so that at least 50% but not more than 60% of shares of S Bankshares common stock outstanding will be exchanged for shares of STBZ common stock, and the remaining shares of S Bankshares common stock will be exchanged for cash. S Bankshares believes that directors, executive officers and their affiliates holding approximately 27.5% of the outstanding common stock of S Bankshares intend to elect to receive the stock consideration. As a result, it is possible that all shareholders will receive a portion of the merger consideration to which they are entitled in cash, regardless of their individual elections. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of S Bankshares common stock. If the elections of all S Bankshares shareholders result in an oversubscription of STBZ common stock or cash, the exchange agent will allocate the consideration you will receive between STBZ common stock and cash in accordance with the proration procedures described under the heading "Proposal 1: Approval of the Merger Agreement—Allocation of the Merger Consideration" beginning on page 50.

Q:
How does S Bankshares' board of directors recommend that I vote at the special meeting?

A:
S Bankshares' board of directors recommends that you vote "FOR" the proposal to approve the merger agreement and "FOR" the adjournment proposal.

Q:
When and where is the S Bankshares special meeting?

A:
The S Bankshares special meeting will be held at the branch office of S Bank located at 120 Drayton Street, Savannah, Georgia 31401 on [    •    ], [    •    ], 2016, at [    •    ], local time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the voter instruction form you have received from your bank or broker. "Street name" shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of S Bankshares common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a bank or broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Q:
What is the vote required to approve each proposal at the S Bankshares special meeting?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of S Bankshares common stock as of the close of business on [    •    ], the record date for the special meeting. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote "AGAINST" the proposal.

  The adjournment proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each proposal exceeds the number of shares voted against such proposal. If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it may be more difficult for S Bankshares to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, or failure to instruct your bank or broker as to how to vote, will have the same effect as a vote against approval of the merger agreement.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker as to how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All S Bankshares shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of S Bankshares common stock can vote in person at the special meeting. If you are a "street name" shareholder, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. S Bankshares reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without S Bankshares' express written consent.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a holder of record of S Bankshares common stock, you may revoke any proxy at any time before it is voted. You can do this three ways:

•
First, you can sign and return a proxy card with a later date.

•
Second, you can deliver a written revocation letter to S Bankshares stating that you would like to revoke your proxy.

•
Third, you can attend the special meeting in person, notify the Secretary of the special meeting and vote by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy.

  If you hold your shares in "street name" you must contact your bank or broker for instructions on revoking or changing any instructions you may have delivered to them.

  A revocation or later-dated proxy received by S Bankshares after the vote will not affect the vote. Submit revocations or a later-dated proxy to:

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Dana A. Potts, President and Chief Executive Officer

Q:
What are the tax consequences of the merger to me?

A:
We expect that the exchange of shares of S Bankshares common stock for STBZ common stock by S Bankshares shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in exchange for your shares of S Bankshares common stock and in lieu of fractional shares of STBZ common stock. You may also have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, in the event of the subsequent sale of the STBZ common stock that you receive in the merger. To review the tax consequences to S Bankshares shareholders in greater detail, see "Material U.S. Federal Income Tax Consequences of the Merger."

  Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:
What if I want to exercise dissenters' rights?

A:
If you want to exercise dissenters' rights and receive the fair value of your S Bankshares shares in cash instead of the merger consideration described in this proxy statement/prospectus, (1) you must give S Bankshares written notice, before the vote on the proposal to approve the merger agreement, of your intent to demand payment for your shares if the merger is consummated, (2) you must not vote your shares "FOR" the approval of the merger agreement and (3) you must follow certain other procedures after the S Bankshares special meeting, as described in Annex C. You may notify S Bankshares of your intent to demand payment for your shares if the merger agreement is approved by providing written notice to: Dana A. Potts, President and Chief Executive Officer, S Bankshares, Inc., P.O. Box 307, Glennville, Georgia 30427. If you return a signed proxy without voting instructions and your shares are automatically voted in favor of the merger agreement, such vote will not disqualify you from demanding payment for your shares. For further information, see "Proposal 1: Approval of the Merger Agreement—Dissenters' Rights."

Q:
If I am an S Bankshares shareholder, should I send in my S Bankshares stock certificates now?

A:
No. Please do not send in your S Bankshares stock certificates with your proxy. Shortly after the merger is completed, the exchange agent will send all S Bankshares shareholders transmittal materials with written instructions for exchanging S Bankshares stock certificates for the merger consideration. See "The Merger Agreement—Exchange of Certificates."

Q:
When do you expect to complete the merger?

A:
S Bankshares and STBZ expect to complete the merger by the end of 2016. However, neither S Bankshares nor STBZ can assure you when or if the merger will occur. S Bankshares and STBZ must first obtain the approval of S Bankshares shareholders and the necessary regulatory approvals.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of S Bankshares common stock, please contact S Bankshares at:

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Dana A. Potts, President and Chief Executive Officer
(912) 654-3411

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference." Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 73 for STBZ and page 74 for S Bankshares)

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
Telephone: (404)-475-6599
Attention: Joseph W. Evans, Chief Executive Officer

        STBZ is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company. State Bank and Trust Company is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia. State Bank initially operated as a small community bank with two branch offices located in Dooly County, Georgia.

        On July 24, 2009, State Bank and Trust Company raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock. Since that date and through the date of this proxy statement/prospectus, State Bank and Trust Company has acquired $4.6 billion in total assets and assumed $4.1 billion in deposits in 14 bank acquisition transactions. As a result of the private offering and bank acquisitions, State Bank and Trust Company has transformed from a small community bank into a much larger commercial bank now operating 25 full-service banking offices throughout middle Georgia, metropolitan Atlanta, Georgia and Augusta, Georgia.

        As of June 30, 2016, STBZ's total assets were approximately $3.6 billion, total loans receivable were approximately $2.3 billion, total deposits were approximately $2.9 billion and total shareholders' equity was approximately $553.4 million.

        On April 5, 2016, STBZ entered into an agreement and plan of merger to acquire NBG Bancorp, Inc. and its wholly-owned subsidiary, The National Bank of Georgia. Upon the closing of the transaction, NBG Bancorp, Inc. will merge into STBZ, immediately followed by the merger of The National Bank of Georgia into State Bank and Trust Company. At June 30, 2016, NBG Bancorp, Inc. had total consolidated assets of approximately $417 million, total loans of approximately $342 million and total deposits of approximately $322 million. The National Bank of Georgia is headquartered in Athens, Georgia and operates one additional banking office in Gainesville, Georgia and a mortgage office in Athens. At a special meeting held on July 25, 2016, NBG Bancorp, Inc. received shareholder approval for the merger transaction. Completion of the merger transaction is subject to certain closing conditions, including customary regulatory approvals.

        STBZ's website can be accessed at www.statebt.com. Information contained on STBZ's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. STBZ common stock is quoted on the NASDAQ Capital Market under the symbol "STBZ." Additional information about STBZ and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Telephone: (912) 654-3411
Attention: Dana A. Potts, President and Chief Executive Officer

        S Bankshares, Inc. is a bank holding company that was incorporated under the laws of the State of Georgia in 1980 to serve as the holding company for S Bank, a Georgia state chartered bank. S Bank was organized as a Georgia bank and began its banking operations in Glennville, Georgia in 1943. S Bank's main office continues to be in Glennville, and S Bank operates three additional branches in Reidsville, Hinesville and Savannah, Georgia.

        S Bank offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial, business and consumer loans. Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within its market areas.

        As of June 30, 2016, S Bankshares' total assets were approximately $109.3 million, total loans were approximately $82.3 million, total deposits were approximately $91.1 million and total shareholders' equity was approximately $11.2 million.

        S Bankshares is headquartered and its main office is located at 205 S. Veterans Blvd., Glennville, Georgia 30427. S Bank's website can be accessed at www.SBank.com. Information contained on S Bank's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. S Bankshares common stock is not listed or traded on any established securities exchange or quotation system.

The Merger (page 29)

        Under the terms of the merger agreement, S Bankshares will merge with and into STBZ, with STBZ as the surviving entity. Following the merger, S Bank, a Georgia state-chartered bank and wholly-owned bank subsidiary of S Bankshares, will merge with and into State Bank and Trust Company, a wholly-owned bank subsidiary of STBZ, with State Bank and Trust Company as the surviving bank. The merger agreement, as amended, is attached as Annex A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

What S Bankshares Shareholders Will Receive in the Merger (page 29)

        If the merger is completed, each outstanding share of S Bankshares common stock can be exchanged for either: (i) $56.70 in cash, less any applicable withholding taxes, which we refer to as the "cash consideration," or (ii) 2.7444 shares of STBZ common stock, which we refer to as the "stock consideration." Each shareholder of S Bankshares will have the opportunity to elect the form of merger consideration on a share by share basis that he or she prefers, or he or she may choose no preference, in which case the merger consideration to be received by him or her will be determined by the exchange agent depending on the amount of cash and shares elected by those S Bankshares shareholders who make an express election. S Bankshares shareholders who dissent from the merger will be deemed to have elected the cash consideration. Elections by S Bankshares shareholders are limited by the requirement that at least 50% but not more than 60% of shares of S Bankshares common stock outstanding will be exchanged for shares of STBZ common stock, and the remaining shares of S Bankshares common stock will be exchanged for cash. If the elections made by

S Bankshares shareholders would result in an oversubscription of either stock or cash, then the exchange agent will prorate the amount of stock or cash to be issued to S Bankshares shareholders as necessary to satisfy this requirement. Therefore, the form of consideration that an S Bankshares shareholder receives will depend in part on the elections of other S Bankshares shareholders. S Bankshares believes that directors, executive officers and their affiliates holding approximately 27.5% of the outstanding common stock of S Bankshares intend to elect to receive the stock consideration. As a result, it is possible that all shareholders will receive a portion of the merger consideration to which they are entitled in cash, regardless of their individual elections.

Merger Consideration Election (page 49)

        Shortly after the mailing of this proxy statement/prospectus, STBZ will cause the exchange agent to deliver or mail to S Bankshares shareholders an election form and instructions for making an election as to the form of consideration preferred to be received in the merger. The available elections, election procedures, and deadline for making elections are described under the heading "Proposal 1: Approval of the Merger Agreement—Election of the Form of Payment of the Merger Consideration" on page 49. To be effective, an election form must be properly completed and received by STBZ's exchange agent no later than 4:00 p.m. local time on the date set forth on the election form sent to S Bankshares shareholders. If an S Bankshares shareholder does not make an election by the election deadline, the exchange agent has the discretion to choose the consideration such shareholder will receive, subject to the allocation limits described above.

        After the election deadline, the elections made by S Bankshares shareholders may be adjusted as necessary to ensure that STBZ pays STBZ common stock in exchange for at least 50% but not more than 60% of the outstanding shares of S Bankshares common stock. The merger agreement provides the method, which is described under the heading "Proposal 1: Approval of the Merger Agreement—Allocation of the Merger Consideration" on page 50, for allocating shares of STBZ common stock and cash to be received for the shares of S Bankshares common stock, based on the elections made. Accordingly, an S Bankshares shareholder may receive less cash and more shares of STBZ common stock, or less shares of STBZ common stock and more cash, than elected.

Effect of the Merger on S Bankshares Options and Warrants (page 52)

        If the merger is completed, each option and each warrant to purchase shares of S Bankshares common stock, which we refer to as an S Bankshares option and an S Bankshares warrant, respectively, with an exercise price that is less than the cash consideration, will be cancelled in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of S Bankshares common stock underlying such S Bankshares option or S Bankshares warrant, as applicable, by (2) the cash consideration of $56.70 less the exercise price per share of such S Bankshares option or S Bankshares warrant, as applicable. In the event that the exercise price of the S Bankshares option or S Bankshares warrant is more than the merger consideration, then such S Bankshares option or S Bankshares warrant will be cancelled for no consideration. All unvested S Bankshares options and S Bankshares warrants will be accelerated immediately prior to cancellation in exchange for the cash payment at closing. For illustration purposes, if an option holder has 100 options with an exercise price of $47.00 per share, the cash payment shall equal $970.00, which is 100 multiplied by ($56.70—$47.00).

Regulatory Approvals (page 47)

        Both S Bankshares and STBZ have agreed to use their reasonable efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from: the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Georgia Department

of Banking and Finance. STBZ and S Bankshares have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

        Although neither S Bankshares nor STBZ knows of any reason why it cannot obtain these regulatory approvals in a timely manner, S Bankshares and STBZ cannot be certain when or if they will be obtained.

S Bankshares' Special Shareholders' Meeting (page 26)

        The special meeting of S Bankshares shareholders will be held on [    •    ], [    •    ], 2016 at [    •    ] local time, at the branch office of S Bank located at 120 Drayton Street, Savannah, Georgia 31401. At the special meeting, S Bankshares shareholders will be asked to:

  •
  approve the merger agreement and the transactions it contemplates; and

  •
  approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

        Only holders of record at the close of business on [    •    ], 2016 will be entitled to vote at the special meeting. Each share of S Bankshares common stock is entitled to one vote on each proposal to be considered at the S Bankshares special meeting. As of the record date, there were [    •    ] shares of S Bankshares common stock entitled to vote at the special meeting. As of the record date, directors and executive officers of S Bankshares and their affiliates beneficially owned and were entitled to vote approximately [    •    ] shares of S Bankshares common stock, representing approximately [    •    ]% of the shares of S Bankshares common stock outstanding on that date. Each of the directors, executive officers and shareholders owning more than 10% of S Bankshares common stock have entered into support agreements with STBZ, representing approximately [    •    ]% of the shares of S Bankshares common stock outstanding on the record date, pursuant to which they have agreed, solely in their capacity as S Bankshares shareholders, to vote all of their shares of S Bankshares common stock in favor of the proposal to approve the merger agreement. As of the record date, directors and executive officers of S Bankshares and their affiliates held vested options and warrants to purchase an additional [    •    ] shares of S Bankshares common stock.

        To approve the merger agreement, a majority of the outstanding shares of S Bankshares common stock entitled to vote at the special meeting must be voted in favor of approval of the merger agreement. Because approval is based on the affirmative vote of a majority of the shares outstanding, if you mark "ABSTAIN" on your proxy with respect to the proposal to approve the merger agreement, or if you fail to vote or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote against approval of the merger agreement.

        The adjournment proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal. Therefore, if you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

BSP Securities, LLC Has Provided an Opinion to S Bankshares' Board of Directors Regarding the Merger Consideration (page 36 and Annex B)

        On May 18, 2016, BSP Securities, LLC ("BSP Securities"), an investment banking firm that specializes in providing investment banking services to financial institutions, which was retained by S Bankshares to render a fairness opinion in connection with the merger, rendered its opinion to the S Bankshares board of directors that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to S Bankshares shareholders.

        The full text of BSP Securities' written opinion is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by BSP Securities in rendering its opinion.

        For further information, see "Proposal 1: Approval of the Merger Agreement—Opinion of the Financial Advisor to S Bankshares—BSP Securities, LLC."

Federal Income Tax Consequences of The Merger (page 61)

        S Bankshares shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of STBZ common stock in the merger in exchange for the shares of S Bankshares common stock surrendered. S Bankshares shareholders will be taxed, however, on any cash consideration they receive and any cash they receive instead of any fractional shares of STBZ common stock. You may also have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, in the event of the subsequent sale of the STBZ common stock that you receive in the merger. STBZ shareholders will experience no direct tax consequences as a result of the merger. Tax matters are complicated, and the tax consequences of the merger may vary among S Bankshares shareholders. We urge each S Bankshares shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger. For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

Comparative Rights of Shareholders (page 66)

        The rights of S Bankshares shareholders are currently governed by Georgia corporate law and S Bankshares' articles of incorporation and bylaws. The rights of STBZ's shareholders are currently governed by Georgia corporate law and STBZ's articles of incorporation and bylaws. At the effective time of the merger, holders of S Bankshares common stock who elect to receive STBZ common stock as merger consideration, or who otherwise receive STBZ common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of STBZ common stock and the articles of incorporation and bylaws of STBZ will govern their rights. STBZ's articles of incorporation and bylaws differ somewhat from those of S Bankshares. See "Comparison of Shareholders' Rights" for a description of the material differences in shareholder rights under each of the STBZ and S Bankshares governing documents.

Termination of the Merger Agreement (page 58) and Termination Fee (page 59)

        Notwithstanding the approval of the merger agreement by S Bankshares shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

        Either STBZ or S Bankshares can also terminate the merger agreement, if, among other events:

  •
  the merger agreement is not approved by S Bankshares shareholders;

  •
  any regulatory authority whose approval is required for consummation of the merger makes a final decision not to approve the merger;

  •
  the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days following notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants; or

  •
  the merger is not completed by December 31, 2016.

        S Bankshares can also terminate the merger agreement if, prior to the vote of S Bankshares shareholders, it receives an acquisition proposal from a third party that the board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal would result in a superior proposal. S Bankshares must pay a $350,000 termination fee to STBZ if S Bankshares terminates the merger agreement for this reason.

        In addition, if the merger agreement is terminated under certain circumstances following the communication of an acquisition proposal to S Bankshares, and if within six months after the termination of the merger agreement, S Bankshares consummates an acquisition transaction or enters into an acquisition agreement, then S Bankshares must pay the $350,000 termination fee to STBZ.

        STBZ can terminate the merger agreement if S Bankshares' board of directors (i) withdraws or modifies its recommendation that the S Bankshares shareholders approve the merger agreement or approves or recommends an acquisition proposal by a third party, (ii) fails to reject an acquisition proposal and reaffirm its recommendation that the S Bankshares shareholders approve the merger agreement within ten business days after being requested to do so following the announcement of an acquisition proposal by a third party, or (iii) otherwise fails to comply with the terms of the merger agreement regarding obtaining shareholder approval of the merger agreement and soliciting other offers for an acquisition of S Bankshares. S Bankshares must pay a $350,000 termination fee to STBZ if STBZ terminates the merger agreement for this reason.

Dissenters' Rights (page 45)

        Under Georgia law, holders of S Bankshares common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of S Bankshares common stock. Set forth below is a summary of the procedures that must be followed by the holders of S Bankshares common stock in order to exercise their dissenters' rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement/prospectus as Annex C.

        Any holder of record of S Bankshares common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the "GBCC") (but not otherwise), will be entitled to demand and receive payment for all of his or her shares of S Bankshares common stock if the merger is consummated.

        A shareholder of S Bankshares who objects to the merger and desires to receive payment of the "fair value" of his or her S Bankshares common stock: (i) must deliver to S Bankshares, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder's intent to demand payment for those shares registered in the dissenting shareholder's name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

        A failure to vote against the merger will not constitute a waiver of dissenters' rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

        If the merger is approved at the S Bankshares special shareholders' meeting, S Bankshares will deliver, no later than ten (10) days after the special shareholders' meeting, a written dissenters' notice to all S Bankshares shareholders who satisfied the two requirements set forth above. The written dissenters' notice will state, among other things, where the payment demand must be sent and where and when stock certificates must be deposited and will set a date by which S Bankshares must receive the payment demand, which date will not be less than thirty (30) or more than sixty (60) days after the written dissenters' notice is delivered, and will be accompanied by a copy of the applicable Georgia statutes related to dissenters' rights. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters' notice will not be entitled to payment for his or her shares, and such shareholder's shares of S Bankshares common stock will be converted into the right to receive the merger consideration in connection with the merger.

        Within ten (10) days after the later of the date of the merger or receipt of a payment demand, S Bankshares will by written notice offer to pay to each dissenting shareholder who properly demanded payment the amount S Bankshares estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder accepts the offer by written notice within thirty (30) days or fails to respond within thirty (30) days, payment for his or her shares will be made within sixty (60) days after making the offer or the date of the merger, whichever is later. If the shareholder believes that the amount offered is less than the fair value of his or her shares or that the interest is incorrectly calculated, the shareholder may notify S Bankshares in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate. If a demand for payment remains unsettled, S Bankshares will commence a court proceeding to determine the fair value of the shares and the accrued interest.

        Because shares as to which dissenters' rights are exercised will be deemed to have elected cash consideration, the exercise of dissenters' rights by holders of S Bankshares common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

        For further information, see "Proposal 1: Approval of the Merger Agreement—Dissenters' Rights."

Interests of Directors and Officers of S Bankshares that Differ from Your Interests (page 42)

        When considering whether to approve the merger agreement, you should be aware that some directors and officers of S Bankshares have interests in the merger that differ from the interests of other S Bankshares shareholders, including the following:

  •
  Following the merger, STBZ will generally indemnify and provide liability insurance to the present directors and officers of S Bankshares, subject to certain exceptions;

  •
  Simultaneously with the signing of the merger agreement, Dana A. Potts entered into an offer letter with State Bank and Trust Company regarding her continued employment with State Bank and Trust Company following the consummation of the merger. The offer letter will become effective at the effective time of the merger. For a summary of this agreement, see "Proposal No. 1: Approval of the Merger Agreement—Interests of Directors and Executive Officers of S Bankshares and S Bank in the Merger";

  •
  In addition to the offer letter, S Bankshares, S Bank and State Bank and Trust Company also entered into a termination agreement regarding the termination of the existing employment agreement with Ms. Potts, effective as of the effective time of the merger. The termination agreement provides that, immediately prior to the effective time of the merger, Ms. Potts will receive a lump sum payment equal to $300,000. See "Proposal 1: Approval of the Merger Agreement—Interests of Directors and Executive Officers of S Bankshares and S Bank in the Merger"; and

  •
  As holders of equity-based compensation awards, S Bankshares' executive officers and directors will be entitled to the same treatment of outstanding S Bankshares options and S Bankshares warrants as S Bankshares' other employees and other holders of S Bankshares warrants. See "Proposal 1: Approval of the Merger Agreement—Interests of Directors and Executive Officers of S Bankshares and S Bank in the Merger."

        Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement.

Recommendation of S Bankshares' Board of Directors (page 51)

        S Bankshares' board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of S Bankshares and its shareholders and has approved the merger and the merger agreement. S Bankshares' board of directors recommends that S Bankshares shareholders vote "FOR" the approval of the merger agreement.

        For the factors considered by S Bankshares' board of directors in reaching its decision to approve the merger agreement, see "Proposal 1: Approval of the Merger Agreement—S Bankshares' Reasons for the Merger; Recommendation of the S Bankshares Board of Directors."

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
STATE BANK FINANCIAL CORPORATION

        The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of STBZ. The following selected historical consolidated financial data as of and for the six months ended June 30, 2016 and 2015, is derived from the unaudited consolidated financial statements of STBZ and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of STBZ's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations as of and for the six months ended June 30, 2016, are not necessarily indicative of the results that may be expected for the year ended December 31, 2016.

        This information is only a summary and should be read in conjunction with: (i) the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and STBZ's audited consolidated financial statements and accompanying notes included in STBZ's Annual Report on Form 10-K for the year ended December 31, 2015; and (ii) the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and STBZ's unaudited consolidated financial statements and accompanying notes included in STBZ's Quarterly Report on Form 10-Q for the period ended June 30, 2016, both of which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

Table 1—Selected Consolidated Financial Information

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
SELECTED RESULTS OF OPERATIONS
Interest income on invested funds	$9,399	$7,634	$15,823	$10,488	$10,198	$11,390	$11,406
Interest income on loans	49,748	44,470	92,938	64,176	61,010	55,228	38,809
Accretion income on loans	23,704	24,434	49,830	78,857	122,466	102,413	116,967

Total interest income	82,851	76,538	158,591	153,521	193,674	169,031	167,182
Interest expense	4,484	3,951	7,922	7,520	7,933	9,749	21,773

Net interest income	78,367	72,587	150,669	146,001	185,741	159,282	145,409

Provision for loan and lease losses	(128)	3,257	3,486	2,896	(2,487)	15,116	26,516
(Amortization) accretion of FDIC receivable for loss share agreements	—	(16,488)	(16,488)	(15,785)	(87,884)	(32,569)	10,257
Other noninterest income(1)	19,621	19,569	36,599	15,387	16,937	12,803	28,351

Total noninterest income	19,621	3,081	20,111	(398)	(70,947)	(19,766)	38,608
Total noninterest expense	59,572	61,444	123,422	93,468	97,967	89,236	90,967

Income before taxes	38,544	10,967	43,872	49,239	19,314	35,164	66,534
Income tax expense	13,867	3,784	15,449	18,321	6,567	12,422	23,528

Net income	$24,677	$7,183	$28,423	$30,918	$12,747	$22,742	$43,006

COMMON SHARE DATA
Basic net income per share	$0.67	$0.20	$0.79	$0.96	$0.40	$0.72	$1.36
Diluted net income per share	0.67	0.19	0.77	0.93	0.39	0.69	1.32
Cash dividends declared per share	0.28	0.11	0.32	0.15	0.12	0.06	—
Book value per share	15.00	14.62	14.47	14.38	13.62	13.48	12.52
Tangible book value per share(2)	13.77	13.51	13.22	13.97	13.24	13.06	12.26
Dividend payout ratio	41.79%	57.89%	41.56%	16.13%	30.77%	8.70%	0.00%

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
COMMON SHARES OUTSTANDING
Common stock	36,894,641	35,763,791	37,077,848	32,269,604	32,094,145	31,908,665	31,721,236
Weighted average shares outstanding:
Basic	35,979,436	34,655,661	34,810,855	31,723,971	31,640,284	31,540,628	31,574,256
Diluted	36,077,820	35,976,989	36,042,719	32,827,943	32,654,104	32,567,780	32,511,887
AVERAGE BALANCE SHEET HIGHLIGHTS
Loans(3)	$2,288,616	$2,048,502	$2,109,908	$1,481,730	$1,427,501	$1,512,367	$1,377,111
Assets	3,500,384	3,330,856	3,366,505	2,661,512	2,600,583	2,666,606	2,757,032
Deposits	2,863,818	2,743,301	2,773,351	2,166,229	2,107,198	2,165,606	2,331,867
Equity	544,467	525,264	528,682	449,552	428,383	420,157	379,476
Tangible common equity	498,581	485,213	487,876	437,095	415,474	411,882	370,646
SELECTED ACTUAL BALANCES
Total assets	$3,586,503	$3,300,308	$3,470,067	$2,882,210	$2,605,388	$2,662,575	$2,774,893
Investment securities	888,060	815,277	887,705	640,086	387,048	303,901	349,929
Organic loans(4)	2,004,858	1,524,286	1,774,332	1,320,393	1,123,475	985,502	701,029
Purchased non-credit impaired loans(5)	205,705	340,539	240,310	107,797	—	—	—
Purchased credit impaired loans(6)	134,533	177,361	145,575	206,339	257,494	474,713	812,154
Allowance for loan and lease losses	(27,599)	(29,569)	(29,075)	(28,638)	(34,065)	(70,138)	(69,484)
Interest-earning assets	3,375,061	3,101,341	3,266,042	2,748,397	2,359,145	2,202,452	2,076,126
Total deposits	2,885,490	2,736,285	2,861,962	2,391,682	2,128,325	2,148,436	2,298,465
Interest-bearing liabilities	2,152,138	1,988,697	2,069,737	1,817,158	1,667,085	1,768,264	2,008,565
Noninterest-bearing liabilities	881,009	788,627	863,840	600,957	501,120	464,095	369,040
Shareholders' equity	553,356	522,984	536,490	464,095	437,183	430,216	397,288
PERFORMANCE RATIOS
Return on average assets	1.42%	0.43%	0.84%	1.16%	0.49%	0.85%	1.56%
Return on average equity	9.11	2.76	5.38	6.88	2.98	5.41	11.33
Cost of funds	0.31	0.29	0.28	0.35	0.38	0.45	0.93
Net interest margin(7)(8)	4.81	4.71	4.78	5.91	8.32	7.59	7.04
Net interest margin excluding accretion income(7)(9)	3.50	3.32	3.39	3.00	3.35	3.94	2.30
Interest rate spread(7)(10)	4.64	4.58	4.64	5.76	8.20	7.52	7.04
Efficiency ratio(11)	60.80	81.20	72.27	64.19	85.34	63.96	49.43
CAPITAL RATIOS(12)
Average tangible equity to average tangible assets(2)	14.43%	14.74%	14.67%	16.50%	16.06%	15.49%	13.49%
Leverage ratio	14.56	14.92	14.48	15.90	16.55	15.49	13.76
CET1 risk-based capital ratio	16.52	19.12	17.71	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	16.52	19.12	17.71	23.12	27.85	29.25	33.84
Total risk-based capital ratio	17.42	20.28	18.75	24.37	29.11	30.54	35.15
ORGANIC ASSET QUALITY RATIOS
Net charge-offs (recoveries) to total average organic loans	0.25%	0.01%	—%	0.08%	(0.01)%	0.07%	0.29%
Nonperforming organic loans to organic loans	0.35	0.33	0.29	0.42	0.20	0.48	0.31
Nonperforming organic assets to organic loans + OREO	0.35	0.34	0.29	0.43	0.29	0.59	0.48
Past due organic loans to organic loans	0.18	0.08	0.10	0.17	0.09	0.37	0.41
Allowance for loan and lease losses on organic loans to organic loans	1.10	1.29	1.20	1.39	1.48	1.49	1.46

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
PURCHASED NON-CREDIT IMPAIRED ASSET QUALITY RATIOS
Net charge-offs (recoveries) on PNCI loans to average PNCI loans	—%	0.02%	0.01%	—%	—%	—%	—%
Nonperforming PNCI loans to PNCI loans	0.85	0.07	0.77	0.10	—	—	—
Nonperforming PNCI assets to PNCI loans + OREO	0.86	0.07	0.77	0.10	—	—	—
Past due PNCI loans to PNCI loans	0.40	0.49	0.39	0.46	—	—	—
Allowance for loan and lease losses on PNCI loans to PNCI loans	0.08	—	0.02	—	—	—	—
PURCHASED CREDIT IMPAIRED ASSET QUALITY RATIOS(13)
Net charge-offs (recoveries) on PCI loans to average PCI loans	(1.53)%	3.67%	2.30%	1.96%	1.03%	8.34%	2.34%
Past due PCI loans to PCI loans	10.92	13.30	16.64	15.62	20.03	41.06	35.34
Allowance for loan and lease losses on PCI loans to PCI loans	4.04	5.62	5.36	4.97	6.76	11.69	7.30

(1)
Includes all line items of noninterest income other than (amortization) accretion of FDIC receivable for loss share agreements.

(2)
Non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" and Table 2, "Non-GAAP Measures Reconciliation" for further information.

(3)
Includes average nonaccrual loans of $9.2 million for the six months ended June 30, 2016, $5.0 million for the six months ended June 30, 2015, $5.6 million for 2015, $2.9 million for 2014, $3.3 million for 2013, $3.7 million for 2012, $4.1 million for 2011.

(4)
Organic loans are defined as loans not purchased in the acquisition of an institution or credit impaired portfolio

(5)
Purchased non-credit impaired loans are defined as loans acquired without evidence of deterioration in credit quality since origination

(6)
Purchased credit impaired loans are defined as acquired loans, which at acquisition, management determined it was probable that the Company would be unable to collect all contractual principal and interest payments due

(7)
Interest income calculated on a fully tax-equivalent basis using a tax rate of 35%.

(8)
Net interest income divided by average interest-earning assets.

(9)
Excludes accretion income on loans and average purchased credit impaired loans.

(10)
Yield on interest-earning assets less cost of interest-bearing liabilities.

(11)
Noninterest expenses divided by net interest income plus noninterest income.

(12)
Beginning January 1, 2015, the Company's ratios are calculated using the Basel III framework. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 (CET1) capital ratio is a new ratio introduced under the Basel III framework.

(13)
For each period presented, a portion of the Company's purchased credit impaired loans were contractually past due; however, such delinquencies were included in the Company's performance expectations in determining the fair values of purchased credit impaired loans at each acquisition and at subsequent valuation dates. All purchased credit impaired loan cash flows and the timing of such cash flows continue to be estimable and probable of collection and thus accretion income continues to be recognized on these assets. As such, purchased credit impaired loans are not considered to be nonperforming assets.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

        Management evaluates the capital position of the Company by using certain financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), including: tangible book value per common share and average tangible equity to average tangible assets. We have included these non-GAAP financial measures in this report for the applicable periods presented. Management believes that the presentation of these non-GAAP financial measures (a) provides important supplemental information that contributes to a proper understanding of our capital position, (b) enables a more complete understanding of factors and trends affecting our business, and (c) allows investors to evaluate our performance in a manner similar to management. Management uses non-GAAP measures as follows: in the preparation of our operating budgets, monthly financial performance reporting, and in our presentation to investors of our performance.

        Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the accompanying table. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. These non-GAAP financial measures should not be considered as substitutes for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this report and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this report with other companies' non-GAAP financial measures having the same or similar names.

Table 2—Non-GAAP Measures Reconciliation

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
TANGIBLE BOOK VALUE PER COMMON SHARE RECONCILIATION
Tangible book value per common share	$13.77	$13.51	$13.22	$13.97	$13.24	$13.06	$12.26
Effect of goodwill and other intangibles	1.23	1.11	1.25	0.41	0.38	0.42	0.26

Book value per common share (GAAP)	$15.00	$14.62	$14.47	$14.38	$13.62	$13.48	$12.52

AVERAGE TANGIBLE EQUITY TO AVERAGE TANGIBLE ASSETS RECONCILIATION
Average tangible equity to average tangible assets	14.43%	14.74%	14.67%	16.50%	16.06%	15.49%	13.49%
Effect of average goodwill and other intangibles	1.12	1.03	1.03	0.39	0.41	0.27	0.27

Average equity to average assets (GAAP)	15.55%	15.77%	15.70%	16.89%	16.47%	15.76%	13.76%

COMPARATIVE MARKET PRICES AND DIVIDENDS

        STBZ common stock is listed on the NASDAQ Capital Market under the symbol "STBZ." S Bankshares common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public or private trading market for S Bankshares common stock. S Bankshares common stock has only been traded inactively in private transactions.

        The following table sets forth the high and low reported intra-day sales prices per share of STBZ common stock, and the cash dividends declared per share for the periods indicated.

	STBZ Common Stock
	High	Low	Dividend
2014
First Quarter	$19.69	$16.50	$.03
Second Quarter	18.12	15.22	.04
Third Quarter	17.58	16.06	.04
Fourth Quarter	20.35	16.12	.04
2015
First Quarter	21.19	17.98	.05
Second Quarter	22.59	19.47	.06
Third Quarter	22.95	18.72	.07
Fourth Quarter	23.73	19.28	.14
2016
First Quarter	20.81	17.34	.14
Second Quarter	21.99	18.65	.14
Third Quarter (through [•], 2016)	[•]	[•]	[•]

        S Bankshares has not paid any dividends to the holders of its common stock during the past three years.

        On May 18, 2016, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of STBZ common stock as reported on the NASDAQ Capital Market were $20.95 and $19.97, respectively. On [    •    ], 2016, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of STBZ common stock as reported on the NASDAQ Capital Market were $[    •    ] and $[    •    ], respectively.

        S Bankshares shareholders are advised to obtain current market quotations for STBZ common stock. The market price of STBZ common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of STBZ common stock before or after the effective date of the merger. Because the exchange ratio is fixed and because the market price of STBZ common stock is subject to fluctuation, the market value of the shares of STBZ common stock that S Bankshares shareholders may receive in the merger may increase or decrease prior to and following the merger.

        As of [    •    ], 2016, the last date prior to the date of this proxy statement/prospectus for which it was practicable to obtain this information for STBZ and S Bankshares, respectively, there were approximately [    •    ] registered holders of STBZ common stock and approximately [    •    ] registered holders of S Bankshares common stock.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of STBZ, S Bankshares and the combined company following the proposed transaction and statements for the period following the completion of the merger. Words such as "anticipate," "believe," "feel," "expect," "estimate," "indicate," "seek," "strive," "plan," "intend," "outlook," "forecast," "project," "position," "target," "mission," "contemplate," "assume," "achievable," "potential," "strategy," "goal," "aspiration," "outcome," "continue," "remain," "maintain," "trend," "objective" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions, as they relate to STBZ, S Bankshares, the proposed transaction or the combined company following the transaction often identify forward-looking statements.

        These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and risks of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

        The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, those described under "Risk Factors" and the following:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between STBZ and S Bankshares;

  •
  the outcome of any legal proceedings that may be currently ongoing or instituted against STBZ or S Bankshares;

  •
  the inability to complete the transactions contemplated by the merger agreement due to the failure to satisfy each party's respective conditions to completion, including the receipt of regulatory approval or S Bankshares' shareholder approval;

  •
  interest rate risk involving the effect of a change in interest rates on both STBZ's and S Bankshares' earnings and the market value of the equity securities portfolios;

  •
  liquidity risk affecting STBZ's and S Bankshares' ability to meet their obligations when they come due;

  •
  general economic conditions (both generally and in STBZ's markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values;

  •
  a general decline in the real estate and lending markets, particularly in STBZ's market areas, could negatively affect its financial results;

  •
  risk associated with income taxes including the potential for adverse adjustments and the inability of STBZ to fully realize deferred tax benefits;

  •
  increased cybersecurity risk, including potential network breaches, business disruptions or financial losses;

  •
  STBZ's ability to raise additional capital may be impaired based on conditions in the capital markets;

  •
  costs or difficulties related to the integration of the banks STBZ has acquired or may acquire, including S Bank, may be greater than expected;

  •
  current or future restrictions or conditions imposed by STBZ's regulators on its operations may make it more difficult for STBZ to achieve its goals;

  •
  legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect STBZ;

  •
  competitive pressures among depository and other financial institutions may increase significantly;

  •
  changes in the interest rate environment may reduce the volumes or values of the loans STBZ makes or has acquired;

  •
  other financial institutions with greater financial resources than STBZ may be able to develop or acquire products that enable them to compete more successfully than STBZ can;

  •
  STBZ's ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

  •
  adverse changes may occur in the bond and equity markets;

  •
  war or terrorist activities may cause deterioration in the economy or cause instability in credit markets;

  •
  macroeconomic, geopolitical or other factors may prevent the growth that STBZ expects in the markets in which it operates;

  •
  the risks of fluctuations in market prices for STBZ stock that may or may not reflect the economic condition or performance of STBZ; and

  •
  STBZ will or may continue to face the risk factors discussed from time to time in the periodic reports it files with the SEC.

        For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, STBZ and S Bankshares claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. STBZ and S Bankshares do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to STBZ, S Bankshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with STBZ's business because these risks will relate to the combined company. A description of some of these risks can be found in the Annual Report on Form 10-K filed by STBZ for the year ended December 31, 2015, as updated by other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

Because the market price of STBZ common stock will fluctuate, S Bankshares shareholders cannot be certain of the market value of the stock consideration they may receive in the merger.

        Upon completion of the merger, each outstanding share of S Bankshares common stock will be converted into the merger consideration consisting of cash, shares of STBZ common stock, or a combination of cash and shares of STBZ common stock, as provided in the merger agreement. If an S Bankshares shareholder receives only cash as merger consideration, the value of the merger consideration that such S Bankshares shareholder receives will be independent of any fluctuations in the market price of STBZ common stock. The merger agreement does not provide for adjustments to the exchange ratio based on the price of STBZ common stock during the pendency of the transaction. Accordingly, the value of any shares of STBZ common stock received for shares of S Bankshares common stock in the merger will depend on the price per share of STBZ common stock at the time the shares are actually received by an S Bankshares shareholder. The closing price of STBZ common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed may vary from the closing price of STBZ common stock on the date that STBZ and S Bankshares announced the merger, on the date that this proxy statement/prospectus is being mailed to S Bankshares shareholders, and on the date of the special shareholders' meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in STBZ's business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of STBZ. Accordingly, at the time of the S Bankshares special shareholders' meeting, S Bankshares shareholders will not be able to calculate the exact value of STBZ common stock they may receive upon completion of the merger. You should obtain current market quotations for shares of STBZ common stock.

The market price of STBZ common stock after the merger may be affected by factors different from those affecting the shares of S Bankshares or STBZ currently.

        Upon completion of the merger, certain holders of S Bankshares common stock will become holders of STBZ common stock. STBZ's business differs from that of S Bankshares, and, accordingly, the results of operations of the combined company and the market price of STBZ common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of STBZ and S Bankshares.

The form of merger consideration S Bankshares shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other S Bankshares shareholders.

        All S Bankshares shareholders will be permitted to make an election as to the form of merger consideration to receive. Because the total minimum amount and maximum amount of STBZ common stock to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that an S Bankshares shareholder will receive in order to ensure that at least 50% but not more than 60% of the outstanding shares of S Bankshares common stock are converted into shares of STBZ common stock. S Bankshares believes that directors, executive officers and their affiliates holding approximately 27.5% of the outstanding common stock of S Bankshares intend to elect to receive stock consideration. Consequently, the stock consideration may be oversubscribed, in which case S Bankshares shareholders will receive a portion of the merger consideration which they are entitled in cash, regardless of their individual elections.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Before the merger may be completed, STBZ and S Bankshares must obtain approvals from the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Georgia Department of Banking and Finance. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of STBZ following the merger. See "Proposal 1: Approval of the Merger Agreement—Regulatory Approvals."

The fairness opinion obtained by S Bankshares from BSP Securities, LLC will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

        S Bankshares has obtained a fairness opinion from BSP Securities, LLC. The opinion was delivered May 18, 2016, the date that the S Bankshares board of directors approved the merger agreement. Changes in the operations and prospects of S Bankshares or STBZ, general market and economic conditions and other factors that may be beyond the control of S Bankshares and STBZ, and on which the fairness opinion was based, may alter the value of S Bankshares or STBZ or the prices of shares of S Bankshares common stock or STBZ common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion that S Bankshares received from BSP Securities, LLC is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see "Proposal 1: Approval of the Merger Agreement—Opinion of the Financial Advisor to S Bankshares—BSP Securities, LLP." For a description of the other factors considered by S Bankshares' board of directors in determining to approve the merger, see "Proposal 1: Approval of the Merger Agreement—S Bankshares' Reasons for the Merger; Recommendation of S Bankshares' Board of Directors."

STBZ may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, STBZ's ability to realize anticipated cost savings and to combine the businesses of STBZ and S Bankshares without materially disrupting the existing customer relationships of STBZ and S Bankshares and suffering decreased revenues as a result of the loss of those customers. If STBZ is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        STBZ and S Bankshares have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration of S Bankshares into STBZ could result in the loss of key employees, the disruption of STBZ's or S Bankshares' ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect STBZ's and S Bankshares' ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

STBZ and S Bankshares will incur significant transaction and merger-related integration costs in connection with the merger.

        STBZ and S Bankshares expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. STBZ and S Bankshares are continuing to assess the impact of these costs. Although STBZ and S Bankshares believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger agreement limits S Bankshares' ability to pursue alternatives to the merger.

        The merger agreement contains provisions that limit S Bankshares' ability to discuss competing third party proposals to acquire all or a significant part of S Bankshares. In addition, S Bankshares has agreed to pay STBZ a termination fee of $350,000 if the transaction is terminated because S Bankshares decides to pursue another acquisition transaction. S Bankshares is also obligated, for a limited period after receipt of a competing proposal, to negotiate in good faith with STBZ amendments to the terms of the merger agreement that would result in the merger agreement, as so amended, being equal or superior to any other acquisition proposal received. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of S Bankshares from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with STBZ, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire S Bankshares than it might otherwise have proposed to pay.

S Bankshares directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of S Bankshares shareholders.

        Executive officers of S Bankshares negotiated certain terms of the merger agreement with their counterparts at STBZ, and S Bankshares' board of directors adopted the merger agreement and recommended that S Bankshares shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, S Bankshares shareholders should be aware that S Bankshares' directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of S Bankshares shareholders. These additional interests of S Bankshares directors and S Bankshares and S Bank executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than other S Bankshares shareholders may view it. See "Proposal 1: Approval of the Merger Agreement—Interests of Directors and Executive Officers of S Bankshares and S Bank in the Merger."

Termination of the merger agreement could negatively impact S Bankshares.

        If the merger agreement is terminated, there may be various consequences. For example, S Bankshares' businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and S Bankshares' board of directors seeks another merger or business combination, S Bankshares shareholders cannot be certain that S Bankshares will be able to find a party willing to pay the equivalent or greater consideration than that which STBZ has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by S Bankshares' board of directors, S Bankshares may be required to pay STBZ a termination fee of $350,000.

S Bankshares will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on S Bankshares. In addition, S Bankshares is generally prohibited under the terms of the merger agreement from increasing compensation of its key employees. These uncertainties may impair S Bankshares' ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with S Bankshares to seek to change existing business relationships with S Bankshares. Retention of certain employees by S Bankshares may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with S Bankshares or STBZ. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with S Bankshares or STBZ, S Bankshares' business or the S Bankshares business assumed by STBZ following the merger could be harmed. In addition, subject to certain exceptions, S Bankshares has agreed to operate its business in the ordinary course prior to closing, which could preclude S Bankshares from engaging in business opportunities that might otherwise be advantageous to S Bankshares. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to S Bankshares.

The shares of STBZ common stock to be received by S Bankshares shareholders as a result of the merger will have different rights from the shares of S Bankshares common stock.

        At the effective time of the merger, holders of S Bankshares common stock who elect to receive STBZ common stock as merger consideration, or who otherwise receive STBZ common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of STBZ common stock and the articles of incorporation and bylaws of STBZ will govern their rights. The rights associated with S Bankshares common stock are somewhat different from the rights associated with STBZ common stock. Please see "Comparison of Shareholders' Rights" beginning on page 66 for a discussion of the different rights associated with STBZ common stock.

S Bankshares and STBZ shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

        S Bankshares shareholders and STBZ shareholders will experience a reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in S Bankshares and STBZ compared to their ownership interests and voting power prior to the merger. If the merger is consummated, current STBZ shareholders will own approximately [    •    ]% of STBZ's outstanding common stock, on a fully diluted basis, and current S Bankshares shareholders will own approximately [    •    ]% of STBZ's outstanding common stock, on a fully diluted basis. Accordingly, former S Bankshares shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current STBZ shareholders if such current STBZ shareholders voted together as a group. Shareholders of both companies will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in an S Bankshares shareholder's recognition of taxable gain or loss in respect of all of his or her shares of S Bankshares common stock.

        STBZ and S Bankshares intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Internal Revenue Service ("IRS") will not provide a ruling on the matter. STBZ and S Bankshares each will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, S Bankshares shareholders generally would recognize gain or loss on all shares of S Bankshares common stock surrendered in the merger, regardless of whether surrendered for cash consideration or stock consideration. For each share, the gain or loss recognized would be an amount equal to the difference between the shareholder's adjusted tax basis in that share and the amount of cash or the fair market value of the STBZ common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, S Bankshares shareholders will still recognize taxable gain with respect to the amount of cash consideration received upon completion of the merger in exchange for their shares of S Bankshares common stock.

STBZ's ability to pay dividends to its shareholders is limited.

        STBZ's primary source of cash is dividends that it receives from State Bank and Trust Company. Therefore, STBZ's ability to pay dividends to its shareholders depends on State Bank and Trust Company's ability to pay dividends to STBZ. STBZ's future dividend policy will depend on its earnings, capital requirements, financial condition, regulatory requirements and other factors that the boards of directors of STBZ and State Bank and Trust Company consider relevant. For further information, see "Proposal 1: Approval of the Merger Agreement—STBZ's Dividend Policy."

There are certain risks relating to STBZ's business.

        You should read and consider risk factors specific to STBZ's business that will also affect the combined company after the merger. These risks are described in the section entitled "Risk Factors" in STBZ's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference into this proxy statement/prospectus.

 THE S BANKSHARES, INC. SPECIAL SHAREHOLDERS' MEETING

        This section contains information for S Bankshares shareholders about the special meeting that S Bankshares has called to allow its shareholders to consider and approve the merger agreement. S Bankshares is mailing this proxy statement/prospectus to you, as an S Bankshares shareholder, on or about [    •    ]. Together with this proxy statement/prospectus, S Bankshares is also sending to you a notice of the special meeting of S Bankshares shareholders and a form of proxy card that S Bankshares' board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

        This proxy statement/prospectus is also being furnished by STBZ to S Bankshares shareholders as a prospectus in connection with the issuance of shares of STBZ common stock upon completion of the merger.

Date, Time and Place Meeting

        The special meeting will be held at the branch office of S Bank located at 120 Drayton Street, Savannah, Georgia 31401 on [    •    ], [    •    ], 2016 at [    •    ] local time.

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the merger agreement and the transactions it contemplates; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Recommendation of S Bankshares' Board of Directors

        S Bankshares' board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of S Bankshares and its shareholders and has approved the merger and the merger agreement. S Bankshares' board of directors recommends that S Bankshares shareholders vote "FOR" the approval of the merger agreement and "FOR" the adjournment proposal. For the factors considered by S Bankshares' board of directors in reaching its decision to approve the merger agreement, see "Proposal 1: Approval of the Merger Agreement—S Bankshares' Reasons for the Merger; Recommendation of the S Bankshares Board of Directors."

Record Date and Quorum

        S Bankshares' board of directors has fixed the close of business on [    •    ], 2016 as the record date for determining the holders of S Bankshares common stock entitled to receive notice of and to vote at the S Bankshares special meeting.

        As of the record date, there were [    •    ] shares of S Bankshares common stock outstanding and entitled to vote at the S Bankshares special meeting held by approximately [    •    ] holders of record. Each share of S Bankshares common stock entitles the holder to one vote at the S Bankshares special meeting on each proposal to be considered at the S Bankshares special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of S Bankshares common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of S Bankshares common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the

S Bankshares special meeting. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of S Bankshares common stock entitled to vote at the special meeting. You are entitled to one vote for each share of S Bankshares common stock you held as of the record date. Because approval is based on the affirmative vote of a majority of the shares outstanding, if you mark "ABSTAIN" on your proxy with respect to the proposal to approve the merger agreement, or if you fail to vote or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote against approval of the merger agreement.

        The adjournment proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal. Therefore, if you mark "ABSTAIN" on your proxy with respect to the adjournment proposal, or if you fail to vote or fail to instruct your bank or broker with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Shares Held by Officers and Directors

        As of the record date, directors and executive officers of S Bankshares and their affiliates beneficially owned and were entitled to vote [    •    ] shares of S Bankshares common stock, representing approximately [    •    ] of the shares of S Bankshares common stock outstanding on that date, and held vested options and warrants to purchase an additional [    •    ] shares of S Bankshares common stock. Each of the directors and executive officers of S Bankshares, as well as holders of 10% or more of the outstanding S Bankshares common stock, have entered into shareholder support agreements with STBZ, pursuant to which they have agreed, solely in their capacity as S Bankshares shareholders, to vote all of their shares of S Bankshares common stock in favor of the proposal to approve the merger agreement.

Voting of Proxies; Incomplete Proxies

        Each copy of this proxy statement/prospectus mailed to holders of S Bankshares common stock is accompanied by a form of proxy with instructions for voting. If you hold S Bankshares common stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus regardless of whether you plan to attend the special meeting.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the voting instruction form you have received from your bank or broker.

        S Bankshares shareholders should not send S Bankshares stock certificates with their proxy cards. After the merger is completed, holders of S Bankshares common stock will be mailed a transmittal form with instructions on how to exchange their S Bankshares stock certificates for the merger consideration.

        All shares represented by valid proxies that S Bankshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the approval of the merger agreement and "FOR" the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Revocability of Proxies and Change to S Bankshares Shareholder's Vote

        If you hold S Bankshares common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to S Bankshares, or (3) attending the special meeting in person, notifying the Secretary for the special meeting and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary of the special meeting) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Attention: Dana A. Potts, President and Chief Executive Officer

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

        S Bankshares is soliciting your proxy in conjunction with the merger. S Bankshares will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, S Bankshares will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of S Bankshares common stock and secure their voting instructions. S Bankshares will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, S Bankshares may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the S Bankshares shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

        All holders of S Bankshares common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. S Bankshares reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without S Bankshares' express written consent.

Assistance

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of S Bankshares common stock, please contact Dana A. Potts, President and Chief Executive Officer, P.O. Box 307, Glennville, Georgia 30427, at (912) 654-3411.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

        The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement, as amended, attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

        Each of STBZ's and S Bankshares' respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of S Bankshares with and into STBZ, with STBZ continuing as the surviving entity.

        Under the merger agreement, S Bankshares shareholders will receive one of the following forms of payment of merger consideration in exchange for each of their shares of S Bankshares common stock (subject to the limitations and adjustments discussed below):

  •
  $56.70 in cash; or

  •
  2.7444 shares of STBZ common stock.

        The merger agreement provides that STBZ will issue shares of STBZ common stock for at least 50% but not more than 60% of S Bankshares common stock outstanding and pay cash for the remaining shares of S Bankshares common stock outstanding. S Bankshares shareholders are entitled to elect on a share by share basis to receive the cash consideration or the stock consideration in a combination of cash consideration and stock consideration in such proportions as requested by the S Bankshares shareholder with respect to his or her shares of S Bankshares common stock. By completing and timely delivering the election form, you can elect to receive cash for your shares of S Bankshares common stock, shares of STBZ common stock for your shares of S Bankshares common stock, or cash and shares of STBZ common stock in such proportions as you choose for your shares of S Bankshares common stock. As discussed below, however, you may not receive the type of merger consideration you elect.

        If shareholders of S Bankshares in the aggregate elect the form of consideration so that less than 50% or more than 60% of shares of S Bankshares common stock are exchanged for shares of STBZ common stock, the merger agreement provides a method to reallocate cash or stock so that at least 50% but not more than 60% of S Bankshares common stock outstanding are exchanged for shares of STBZ common stock. For a description of the reallocation method, see "—Allocation of the Merger Consideration." Accordingly, you may receive less cash and more shares, or less shares and more cash than you elect. Either of these events is likely to result in different tax consequences from those that would have resulted had you received the exact form of merger consideration you elected.

        No fractional shares of STBZ common stock will be issued in connection with the merger. Instead, cash will be paid for any fraction of a share of STBZ common stock to which any S Bankshares shareholder would otherwise be entitled upon completion of the merger. The cash paid will be an amount equal to the fraction of a share of STBZ common stock otherwise issuable upon conversion multiplied by $56.70.

        Neither S Bankshares nor STBZ (or their respective boards of directors) nor S Bankshares' financial advisor make any recommendation as to whether you should choose the cash consideration, stock consideration, or mixed consideration for your shares of S Bankshares common stock. You should consult with your own financial and tax advisors about this decision.

        Shares of STBZ common stock are listed for trading on the NASDAQ Capital Market under the symbol "STBZ." On May 18, 2016, which was the last trading day before the announcement of the merger, the closing price of STBZ common stock was $20.95 per share, and on [    •    ], 2016, the latest

practicable date before mailing out this proxy statement/prospectus, the closing price of STBZ common stock was $[    •    ] per share. You should be aware that the market value of shares of STBZ common stock will fluctuate, and neither STBZ nor S Bankshares can give you any assurance as to what the price of shares of STBZ common stock will be when the merger becomes effective. Because the exchange ratio is fixed and will not be adjusted to reflect changes in the market price of STBZ common stock prior to the effective time of the merger, the value of the stock consideration received may increase or decrease after the date of this proxy statement/prospectus and after the date of any election. We urge you to obtain information on the market value of shares of STBZ common stock that is more recent than that provided in the proxy statement/prospectus. See "Comparative Market Prices and Dividends."

Background of the Merger

        Since its formation, S Bankshares' board of directors has focused on maximizing value to its shareholders, which includes periodically evaluating strategic, operational and other opportunities for S Bankshares. The S Bankshares board of directors also periodically considers the many challenges that may affect S Bankshares' ability to grow or maintain its existing business, particularly in the Savannah, Georgia market, and maximize shareholder value in the current business and regulatory environment. In recent years, the challenges and risks to S Bankshares have included access to growth capital, increasing operating costs, low interest rate margins, increasing competition and challenges associated with growing loan volumes while maintaining asset quality. The board of directors also considered the fact that S Bankshares common stock is not publicly traded, resulting in limited liquidity for S Bankshares shareholders. As such, on several occasions the board of directors generally discussed the possibility of a strategic transaction if an attractive valuation and structure were presented to S Bankshares.

        On April 22, 2015, S Bankshares engaged BSP Securities, LLC ("BSP Securities") to provide financial advisory and investment banking services in connection with a potential merger or sale of S Bankshares in one or more transactions, to assist S Bankshares in evaluating the strategic and financial rationale and implications for shareholder value of a potential transaction and in evaluating the relative strengths and weaknesses of potential strategic partners, and, if requested by S Bankshares, to provide an opinion as to the fairness, from a financial point of view, of the consideration received in a potential transaction by S Bankshares shareholders.

        In October of 2015, Mark V. Smith, S Bankshares' Executive Chairman, was approached by J. Thomas Wiley, Jr., Vice Chairman and President of STBZ, at which time STBZ expressed interest in a strategic transaction between S Bankshares and STBZ. Following that initial meeting, S Bankshares contacted BSP Securities to have a non-disclosure agreement ("NDA") prepared and executed by STBZ. On October 28, 2015, the NDA was executed by STBZ and S Bankshares. Following execution of the NDA, S Bankshares provided STBZ with limited due diligence materials to assist STBZ with its valuation of S Bankshares and preparation of a proposal for a transaction between the parties.

        On December 3, 2015, STBZ submitted to S Bankshares' board of directors a preliminary indication of interest proposing a strategic merger of S Bankshares and STBZ, which included fundamental terms of the proposed merger. This proposal included merger consideration of $55.00 per share, for an aggregate of approximately $10.5 million, for S Bankshares common stock, options and warrants, and included a mechanism providing for a purchase price adjustment based on results of discussions with S Bankshares' core processor regarding termination fees associated with its core processing agreement (the "core processor termination fees"). Over the following week, the S Bankshares board of directors and management met with BSP Securities and S Bankshares' legal counsel, Womble Carlyle Sandridge & Rice, LLP, to discuss and evaluate the indication of interest. The board of directors met on December 9, 2015 and authorized Mr. Smith and Patrick O'Connor,

S Bankshares' Vice Chairman, to meet with members of the STBZ management team to discuss the terms of the proposed merger.

        On December 21, 2015, Mr. Smith, Mr. O'Connor, and BSP Securities representatives met with Mr. Wiley and other members of STBZ management to discuss the preliminary proposal. At this meeting, Mr. Smith and Mr. O'Connor provided additional information regarding S Bankshares in support of their negotiation for an increase to the proposed per share purchase price and other terms more favorable than those set forth in the original proposal. Mr. Wiley and STBZ management agreed to reevaluate the proposal. STBZ also requested additional due diligence material to assist with its evaluation of S Bankshares. During late December 2015 and January 2016, S Bankshares made available the materials requested by STBZ in a virtual data room.

        On December 30, 2015, STBZ submitted a revised proposal with an increased purchase price of approximately $56.00 per share, or an aggregate of approximately $10.9 million without a purchase price adjustment. S Bankshares requested that STBZ reconsider this revised proposal to include a purchase price adjustment if S Bankshares were able to successfully negotiate a reduction of the core processor termination fees.

        On January 26, 2016, STBZ submitted a second revised proposal with the purchase price remaining at $56.00 per share, or an aggregate of approximately $10.9 million, and including a mechanism for increasing the consideration based on a reduction in the core processor termination fees negotiated by S Bankshares. This proposal also provided for S Bankshares shareholders to elect (subject to certain limitations) either cash consideration or STBZ stock consideration with a maximum of 60% and a minimum of 50% of aggregate stock consideration.

        On February 2, 2016, S Bankshares accepted and executed a non-binding letter of intent setting forth the terms of the proposal submitted by STBZ on January 26, 2016. This final proposal offered S Bankshares shareholders with a combination of cash and STBZ common stock. Subject to allocation procedures, S Bankshares shareholders electing cash consideration would receive $56.00 per share of S Bankshares common stock assuming that the average closing price of STBZ common stock for the 20 trading days, ending on the fifth trading day prior to the signing of the merger agreement was $21.00 per share or greater. The proposal also provided that if the average closing price was less than $19.00, STBZ would pay $53.22 per share for S Bankshares common stock, and if the average closing price was between $19.00 and $21.00, the proposal provided for a sliding scale for the cash and stock consideration. In all instances, the exchange rate for the stock consideration would be set by dividing the cash consideration by the average closing price. The proposal further provided that the aggregate purchase price would be increased by an amount equal to 50% of any negotiated reduction in the core processor termination fees up to $400,000 and 100% of any negotiated reduction in excess of $400,000. The proposal set a minimum of 50% and a maximum of 60% for the stock consideration. The proposal further provided for all in-the-money S Bankshares options and S Bankshares warrants to be cashed out for an amount equal to the excess of the cash consideration price over the exercise price. Finally, the proposal provided that S Bankshares and STBZ would continue negotiations on an exclusive basis and contained other customary provisions. Based on the above described terms, the S Bankshares board of directors and management believed it was advisable to execute the letter of intent and proceed on an exclusive basis in negotiations with STBZ.

        Following the acceptance of this proposal, STBZ began an extensive review of due diligence materials provided by S Bankshares. During late February, STBZ conducted on site due diligence of S Bankshares and met with S Bank senior management as part of its due diligence process.

        During March and early April 2016, STBZ and S Bankshares, their respective counsels and BSP Securities had several discussions with respect to due diligence matters, including pending litigation associated with S Bankshares' employee stock ownership plan and a former executive officer of S Bankshares and costs associated with the termination of the employee stock ownership plan.

Throughout early April, 2016, S Bankshares also conducted reverse due diligence on STBZ, including reviewing materials STBZ uploaded to a virtual data room, publicly available securities filings and other information requested by S Bankshares' legal counsel. Members of S Bankshares management and S Bankshares' legal and financial advisors also conducted interviews with key members of STBZ's management team.

        On April 21, 2016, S Bank received the first draft of a definitive merger agreement prepared by STBZ and its legal counsel. S Bankshares and its legal counsel reviewed the merger agreement and began negotiation of the terms of the merger agreement with STBZ and its legal counsel over the course of the following two weeks. During this time, the parties continued their due diligence efforts and both S Bank and STBZ requested and received information from the other party.

        As a result of STBZ's due diligence findings, discussions between S Bankshares and its core processor regarding expected core processor termination fees, and the increase in the market price of STBZ common stock during the negotiation period, in mid-May, 2016, STBZ and S Bankshares agreed to a purchase price of $56.70 per share and a fixed exchange ratio of 2.7444 shares of STBZ common stock for each share of S Bankshares common stock, or an aggregate of approximately $11.0 million. STBZ and S Bankshares, together with their respective legal advisors and BSP Securities, continued to negotiate the merger agreement during May, 2016, and finalized the merger agreement on or about May 16, 2016.

        On May 16, 2016, the STBZ board of directors approved the merger agreement and the merger by unanimous written consent.

        On May 18, 2016, the S Bankshares board of directors met to consider and discuss its fiduciary duties in the context of the sale of S Bankshares and the final proposed terms of the merger, the merger agreement and transactions contemplated thereby. Representatives of BSP Securities provided an update on BSP Securities' analysis on the merger and rendered BSP Securities' oral fairness opinion, which was subsequently confirmed in writing, to the S Bankshares board of directors, that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration to be paid to the holders of S Bankshares common stock in the merger was fair, from a financial point of view, to such holders. Following a detailed and extensive discussion and careful deliberation of the financial aspects of the merger, the fairness opinion from BSP Securities, and the merger agreement and material legal matters related to the merger with legal counsel, the S Bankshares board of directors (i) found the proposed merger, as provided for in the merger agreement, to be in the best interests of S Bankshares and its shareholders, (ii) approved the adoption of the merger agreement and authorized Mr. Smith to execute and deliver the merger agreement to STBZ, and (iii) recommended that the shareholders of S Bankshares approve the merger agreement and the merger with STBZ.

        The merger agreement and other ancillary transaction documents were executed on May 19, 2016. On September 15, 2016, the parties executed an amendment to the merger agreement extending the date that the merger agreement may be terminated from December 15, 2016 to December 31, 2016.

S Bankshares' Reasons for the Merger; Recommendation of the S Bankshares Board of Directors

        After careful consideration, S Bankshares' board of directors, at a meeting held on May 18, 2016, determined that the merger agreement and the transactions contemplated thereby were in the best interests of S Bankshares and its shareholders. Accordingly, S Bankshares' board of directors adopted and approved the merger agreement and recommended that S Bankshares shareholders vote "FOR" the approval of the merger agreement.

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger, the S Bankshares board of directors consulted with S Bank management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in order of priority:

  •
  the value and form of consideration to be received by S Bankshares shareholders relative to the tangible book value per share and earnings per share of S Bankshares common stock;

  •
  material information regarding the financial condition, results of operations, need for and access to capital, and future business prospects of both S Bankshares and STBZ, in each case taking into consideration S Bankshares' investigation of and results from its due diligence review of STBZ;

  •
  the current environment in the financial services industry and in particular community banking, including national, regional and local economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, current financial market conditions, and the likely effects of these factors on the companies' potential growth, development, productivity, profitability and strategic options;

  •
  alternatives to the merger, including the prospects for other strategic transactions on similar or more favorable terms, and the future business prospects of S Bankshares as an independent institution;

  •
  the liquidity of the consideration to be received by S Bankshares shareholders in the merger, including the fact that STBZ is a NASDAQ-listed company;

  •
  the competence, experience and integrity of management of S Bankshares and STBZ;

  •
  the competitive and regulatory environment for financial institutions generally;

  •
  the financial terms of recent combinations of banks and bank holding companies, particularly in the Southeast, and a comparison of the multiples of selected combinations with the terms of the proposed merger with STBZ;

  •
  the complementary aspects of the S Bankshares and STBZ businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' management and operating styles;

  •
  the prospects of the combined company relative to those of S Bankshares and STBZ as independent institutions, including the S Bankshares board of directors' view that the combined company will operate more efficiently and as a result have improved financial performance, will have enhanced competitive performance through access to new markets, product offerings, and lending limits and will enjoy greater recognition from potential customers and investors;

  •
  the terms of the merger agreement, and the presentation by S Bankshares' legal counsel regarding the merger and the merger agreement;

  •
  the report and opinion presented by S Bankshares' independent financial advisor, BSP Securities, as to the fairness, from a financial point of view, of the consideration to be paid to S Bankshares shareholders;

  •
  the ability of the S Bankshares shareholders to choose the form of consideration, subject to the limitations set forth in the merger agreement;

  •
  historic and current market prices of STBZ common stock;

  •
  the tax deferred treatment of the shares of STBZ common stock received by S Bankshares shareholders for any stock consideration received by S Bankshares shareholders;

  •
  STBZ's history of successfully integrating acquisitions, and the likelihood of approval and successful integration of S Bankshares and its pending merger with National Bank of Georgia;

  •
  the short-term and long-term social and economic effects on the employees, depositors, customers, shareholders and other constituents of S Bankshares and on the communities within which S Bank operates; and

  •
  the regulatory and other approvals required in connection with the merger and the S Bankshares board of directors' determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

        The S Bankshares board of directors also considered as a part of its process potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

  •
  the challenges of integrating S Bank's business, operations and employees with STBZ;

  •
  the risk that the benefits of the merger may not be fully realized;

  •
  the risk that the merger would not be consummated;

  •
  the diversion of management's attention away from S Bankshares' operations and towards the completion of the proposed merger;

  •
  merger-related costs incurred by both S Bankshares and STBZ;

  •
  the fact that the termination fee, which would be payable in certain circumstances by S Bankshares to STBZ, and certain other provisions of the merger agreement might discourage third parties from making proposals to acquire S Bankshares by increasing the cost to such third parties;

  •
  the fact that certain of S Bankshares' directors and officers have interests in the merger that are in addition to their interests generally as S Bankshares shareholders, which have the potential to influence such directors' and officers' views and actions in connection with the merger See "—Interests of Directors and Executive Officers of S Bankshares in the Merger";

  •
  the potential impact on S Bank's employees, including any adverse effect on such employees;

  •
  the provisions of the merger agreement restricting S Bankshares' solicitation of or entering into discussions regarding third-party acquisition proposals;

  •
  the provisions of the merger agreement that provide that while the merger is pending, S Bankshares will be subject to restrictions on how it conducts its business that could delay or prevent S Bankshares from pursuing business opportunities or preclude it from taking actions that would be advisable if it were to remain independent;

  •
  the possibility that S Bank could lose customers, business and employees as a result of announcing the transaction; and

  •
  the possibility that the required regulatory and other approvals might not be obtained.

        In the judgment of the S Bankshares board of directors, the potential benefits of the merger outweigh these considerations. The preceding discussion of factors considered by the S Bankshares board of directors as part of its process is not intended to be exhaustive, but is believed to include substantially all material factors considered by the S Bankshares board of directors. In reaching its determination to approve the merger and approve and adopt the merger agreement and recommend that the S Bankshares shareholders approve and adopt the merger and merger agreement, the S Bankshares board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the S Bankshares board of directors may have given different weight to different factors. The S Bankshares board of directors conducted an overall analysis of the factors described above and engaged in thorough discussions amongst themselves and had discussions with, and questioned, S Bankshares' management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

STBZ's Reasons for the Merger

        In reaching its decision to approve the merger and the merger agreement, the STBZ board of directors consulted with STBZ's management and considered a number of factors, including the following material factors, which are not presented in order of priority:

  •
  the effectiveness of the merger in allowing STBZ to expand its geographic footprint and competitive position into a new market—the Savannah-Hinesville-Statesboro MSA—which is the second largest MSA in Georgia by population;

  •
  STBZ's belief that the port city of Savannah is an attractive and dynamic market;

  •
  the fact that STBZ will be able to offer its full suite of banking services in these markets to complement its current mortgage and homebuilder finance operations;

  •
  the fact that J. Thomas Wiley, Jr., STBZ's President, and Joseph W. Evans, STBZ's Chief Executive Officer, are familiar with the Savannah market having collectively over 28 years of banking experience in Savannah;

  •
  the fact that the merger will allow STBZ to make a marked entry into the Savannah market, as compared to establishing a de novo branch office;

  •
  the fact that certain members of STBZ's and S Bankshares' boards of directors have long standing professional relationships and STBZ's belief that S Bankshares' business values, cultures and philosophies seem to align with those of STBZ; and

  •
  STBZ's expectations that the merger will be accretive to earnings per share within one year, with a tangible book value earn-back period of less than two years.

        The STBZ board of directors approved the merger agreement after STBZ's senior management discussed with the STBZ board of directors a number of factors, including those described above and the business, loan and deposit structure, assets, liabilities, results of operations, financial performance, and strategic direction of S Bankshares. The foregoing discussion of the information and factors considered by the STBZ board of directors is not exhaustive, but includes the material factors considered by the STBZ board of directors. In view of the wide variety of factors considered by the STBZ board of directors in connection with its evaluation of the merger, the STBZ board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The STBZ board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. The explanation of STBZ's reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of the Financial Advisor to S Bankshares—BSP Securities, LLC

        Pursuant to its engagement, S Bankshares requested that BSP Securities render a written opinion to the S Bankshares board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by STBZ to S Bankshares shareholders as set forth in the merger agreement. BSP Securities is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP Securities has been involved in numerous bank-related business combinations. No limitations were imposed by S Bankshares upon BSP Securities with respect to rendering its opinion.

        At the May 18, 2016 meeting at which the S Bankshares board of directors considered and approved the merger agreement, BSP Securities delivered to the board its written opinion that, as of such date, the merger consideration was fair to S Bankshares' shareholders from a financial point of view.

        The full text of BSP Securities' opinion is attached as Annex B to this proxy statement/prospectus of S Bankshares and STBZ. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP Securities in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You are encouraged to read the entire opinion carefully in connection with your consideration of the proposed merger.

        The opinion speaks only as of the date of the opinion. The opinion was directed to the S Bankshares board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to S Bankshares' shareholders. It does not address S Bankshares' underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        For purposes of the opinion and in connection with BSP Securities' review of the proposed transactions, BSP Securities, among other things, did the following:

  1.
  Reviewed the terms of the draft merger agreement as of May 17, 2016;

  2.
  Participated in discussions with S Bankshares management concerning S Bankshares' financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and S Bankshares' and STBZ's future financial performance;

  3.
  Reviewed S Bankshares' audited financial statements for the years ended December 31, 2015, 2014 and 2013;

  4.
  Reviewed STBZ's recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2015, as well as quarterly reports on Form 10-Q for the quarters ended March 31, 2016, September 30, 2015 and June 30, 2015;

  5.
  Reviewed certain financial forecasts and projections of S Bankshares, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

  6.
  Reviewed historical trading activity of STBZ and analysts' consensus estimates for STBZ's future earnings;

  7.
  Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions involving companies deemed to be relevant; and

  8.
  Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria BSP Securities deemed relevant.

        BSP Securities assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that was provided to it by S Bankshares, STBZ, and their respective representatives, and of the publicly available information that was reviewed by BSP Securities. BSP Securities is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of S Bankshares and STBZ were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP Securities was not retained to and did not conduct a physical inspection of any of the properties or facilities of S Bankshares or STBZ, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of S Bankshares or STBZ, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP Securities' opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of May 18, 2016.

        BSP Securities, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP Securities acted on behalf of the S Bankshares board of directors.

        BSP Securities' opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of S Bankshares common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the parties receiving regulatory approval to complete the merger. Although BSP Securities was retained on behalf of the S Bankshares board of directors, BSP Securities' opinion does not constitute a recommendation to any director of S Bankshares as to how such director or any shareholder should vote with respect to the merger agreement.

        Based upon and subject to the foregoing and based on BSP Securities' experience as investment bankers, BSP Securities' activities as described above, and other factors BSP Securities deemed relevant, BSP Securities rendered its opinion that, as of May 18, 2016, the merger consideration to be paid to the holders of S Bankshares common stock in the merger is fair, from a financial point of view, to such holders.

        The following is a summary of material analyses performed by BSP Securities in connection with its opinion to the S Bankshares board of directors on May 18, 2016. The summary does not purport to be a complete description of the analyses performed by BSP Securities but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

        BSP Securities reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of S Bankshares common stock issued and outstanding shall be converted into and exchanged for the right to receive either: (i) 2.744 shares of STBZ common stock; or (ii) $56.70 in cash.

        Based on the STBZ 20-trading day average closing price as of May 9, 2016 of $20.66 per share, the total implied merger consideration is $11.0 million, or $56.70 per share of S Bankshares common stock. BSP Securities summarized the merger terms, based on S Bankshares' financial information as of March 31, 2016, in the table below.

 Pricing

Total Transaction Value(1)	$11,030,507
Offer per Common Share	$56.70
S Bankshares 3/31/16 Tangible Book Value per Share	$58.00
Price/ LTM Earnings (x)	22.7
Price/2016 Estimated Earnings (x)(2)	25.0
Price/ Tangible Book Value (%)	100.8%
Price/Assets (%)	10.1%
Premium/Core Deposits (%)	0.1%

(1)
Includes cash-out of S Bankshares warrants and options

(2)
S Bankshares projections used to determine 2016 Est. Earnings

  All transaction multiples shown are fully-diluted

Selected Peer Mergers Analysis

        BSP Securities used publicly available information to compare selected financial information for S Bankshares to three peer groups of publicly announced merger transactions that BSP Securities deemed relevant for purposes of its analysis. BSP Securities compared selected operating results of S Bankshares to (a) 21 Southeast mergers announced since May 1, 2014 for whole banks with total assets between $50 million and $150 million ("Asset Group"); (b) 23 Southeast mergers announced since May 1, 2014 for whole banks involving sellers with total assets less than $500 million and Tangible Equity/ Tangible Assets between 9.00% and 11.00% ("Capital Group"); and (c) 12 Southeast mergers announced since May 1, 2014 for whole banks involving sellers with total assets less than $500 million and Non-Performing Assets/Assets less than 1.00% ("Asset Quality Group").

	Transaction Value/
	LTM Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)
STBZ/ S Bankshares	22.7	100.8	10.1	0.1
Asset Group—Median	22.8	115.9	11.4	1.9
Asset Group—25th Percentile	14.0	92.8	7.2	(1.3)
Asset Group—75th Percentile	27.0	140.4	14.7	7.1
Capital Group—Median	17.5	136.2	13.0	4.9
Capital Group—25th Percentile	14.0	114.4	11.2	2.6
Capital Group—75th Percentile	24.3	152.3	15.5	8.8
Asset Quality Group—Median	20.2	136.8	15.3	6.4
Asset Quality Group—25th Percentile	18.5	128.4	12.5	3.5
Asset Quality Group—75th Percentile	25.3	161.5	18.2	9.7

        No target company used in the selected peer merger group analysis described above is identical to S Bankshares. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis

        BSP Securities calculated potential net present values for S Bankshares common stock. The purpose of the analysis was to compare the implied value of S Bankshares common stock to the merger consideration offered by STBZ. S Bankshares common stock receives no coverage by independent equity research analysts. Accordingly, BSP Securities relied on financial projections derived from S Bankshares' internal forecasts and BSP Securities' discussions with management. Specifically, BSP Securities used financial projections to estimate tangible book value per share ("TBVPS") and earnings per share ("EPS") for fiscal year 2019, applied a range of terminal multiples as of December 31, 2019, then discounted back to the present from that date using a discount range from 11% to 15% and determined that the net present value of the S Bankshares common stock fell within a range of $33.54 to $64.47. Terminal multiple ranges were determined by analyzing the trading multiples of publicly traded banks headquartered in the Southeast with total assets less than $500 million, Tangible Common Equity/ Tangible Assets between 7% and 12%, Adjusted Non-Performing Assets/Assets less than 2.0% and three-month average daily trading volume greater than 100 shares.

Terminal Tangible Book Multiples

		75%	85%	95%	105%
Discount Rates	11%	$46.05	$52.19	$58.33	$64.47
	12%	$44.53	$50.47	$56.40	$62.34
	13%	$43.07	$48.81	$54.55	$60.30
	14%	$41.67	$47.22	$52.78	$58.34
	15%	$40.33	$45.70	$51.08	$56.46

Terminal Earnings Multiples

		10.0	12.0	14.0	16.0
Discount Rates	11%	$38.30	$45.96	$53.62	$61.28
	12%	$37.04	$44.44	$51.85	$59.26
	13%	$35.82	$42.99	$50.15	$57.31
	14%	$34.66	$41.59	$48.52	$55.45
	15%	$33.54	$40.25	$46.96	$53.66

Relative Contribution Analysis

        BSP Securities reviewed the relative contributions of S Bankshares and STBZ to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on projected December 31, 2016 financials for both parties, except for dates indicated otherwise. BSP Securities then compared these contributions to the pro forma implied stock ownership interests of S Bankshares and STBZ shareholders based on the exchange ratio.

        The following table indicates S Bankshares' percentage contributions on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	In thousands of dollars, as of 12/31/16:
	STBZ ($000)	S Bankshares ($000)	S Bankshares Contribution ($000)
Total Assets	4,012,839	122,631	3.0%
Total Loans	2,833,228	87,885	3.0%
Total Deposits	3,295,949	108,926	3.2%
Tangible Common Equity	515,740	11,299	2.1%
2015 Net Income	28,423	80	0.3%
2016 Estimated Net Income	45,347	442	1.0%
Seller Pro Forma Common Ownership:			0.7%
Seller Pro Forma Common Ownership, If All Stock:			1.4%

Note: STBZ data based on analyst estimates; S Bankshares data based on company projections; Market data used to calculate Pro Forma Common Ownership as of 5/9/16

STBZ Stock Trading History

        BSP Securities used publicly available information to compare trading data for STBZ to a peer group of publicly traded banks that BSP Securities deemed relevant for purposes of its analysis. BSP Securities compared trading data of STBZ to 14 Southeast publicly traded banks with total assets between $2 billion and $8 billion, Adjusted Non-Performing Assets/Assets less than 2.0%, last twelve months return on average assets less than 1.25% and three-month average daily trading volume greater than 1,000 shares ("STBZ Peer Group"). As of May 10, 2016, STBZ's price/tangible book value was below the STBZ Peer Group median and STBZ's price/2016 estimated earnings multiple was above the STBZ Peer Group median.

		STBZ Peer Group
	STBZ	Median	25th Percentile	75th Percentile
Total Assets ($000)	3,532,971	3,935,890	2,545,393	6,139,476
Adjusted Nonperforming Assets/ Assets (%)	0.67	0.92	0.59	1.23
Tangible Common Equity/ Tangible Assets (%)	14.3	9.5	9.1	10.0
Last Twelve Months Return on Average Assets (%)	0.88	0.92	0.65	0.99
Last Twelve Months Return on Average Equity (%)	5.64	7.11	5.35	9.33
Last Twelve Months Net Interest Margin (%)	4.66	3.82	3.64	4.14
Last Twelve Months Efficiency Ratio (%)	64.5	61.3	56.6	67.1
Market Capitalization ($mm)	749.4	669.1	386.4	1,120.1
Three-Month Average Daily Trading Volume (shares)	97,999	119,324	62,403	148,846
Price/ Last Twelve Months Earnings per Share (x)	25.1	17.1	15.7	20.6
Price/ 2016 Estimated Earnings per Share (x)	16.1	15.1	14.0	16.6
Price/ Tangible Book Value (%)	150.6	168.5	153.5	189.0
Current Dividend Yield (%)	2.70	1.62	1.03	2.39

        BSP Securities reviewed the historical total return performance of STBZ common stock for the one-year and three-year periods ended May 10, 2016. BSP Securities then compared the total return of STBZ common stock to the STBZ Peer Group as well as certain stock indices.

	1-Year Total Return (%)	3-Year Total Return (%)
STBZ	5.9	41.2
STBZ Peer Group Median	22.3	66.0
SNL U.S. Bank $1B - $5B	11.0	49.4
S&P 500	0.7	35.8
SNL U.S. Bank	(6.5)	27.9

Market data as of 5/10/16

Conclusion

        Based on the results of the various analyses described above, BSP Securities concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to the S Bankshares shareholders.

        The opinion expressed by BSP Securities was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to changes affecting the securities markets, the results of operations or the assets of S Bankshares or STBZ, could materially affect the assumptions used in preparing the opinion.

        As described above, BSP Securities' opinion was among the many factors taken into consideration by the S Bankshares board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP Securities assumed that, in all respects material to its analyses:

  •
  the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

        BSP Securities cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, BSP Securities has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP Securities

        BSP Securities will be paid a fee of $210,000 for services as S Bankshares' financial advisor in connection with the merger, $15,000 of which was paid upon the signing of the engagement letter, $25,000 of which was paid upon the signing of the merger agreement, $20,000 of which was paid for the fairness opinion, and $150,000 of which will be paid at the closing of the merger. In addition, S Bankshares has agreed to reimburse BSP Securities for certain of its expenses incurred in connection with its engagement, and to indemnify BSP Securities and its directors, officers and employees from liability in connection with the transaction and to hold BSP Securities harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP Securities' actions or decisions made in good faith and in the best interest of S Bankshares.

Interests of Directors and Executive Officers of S Bankshares and S Bank in the Merger

        In considering the recommendation of the S Bankshares board of directors that you vote to approve the merger agreement, you should be aware that some of S Bankshares' and S Bank's executive officers and directors have financial interests in the merger that are different from, or in addition to, those of S Bankshares shareholders generally. The independent members of the S Bankshares board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

Indemnification and Insurance

        STBZ has agreed that for six years after the completion of the merger it will indemnify, defend and hold harmless the present and former directors, officers, employees and agents of S Bankshares and its subsidiaries against all liabilities arising out of acts or omissions of such parties occurring before the merger to the same extent that such parties would be indemnified or have the right to receive the advancement of expenses under STBZ's organizational documents, if serving in a comparable position with STBZ.

        Before the effective time of the merger, STBZ has also agreed to purchase an extended directors' and officers' liability insurance policy with a duration of at least six years with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, STBZ is not required to incur annual premium payments greater than 200% of S Bankshares' current annual directors' and officers' liability insurance premium. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the 200% maximum premium amount, then STBZ must use its reasonable efforts to maintain the most advantageous policies obtainable for a premium equal to the 200% maximum premium amount.

Offer Letter between State Bank and Trust Company and Dana A. Potts

        Dana A. Potts entered into an offer letter with State Bank and Trust Company that will become effective immediately after consummation of the merger. Ms. Potts will serve as Senior Vice President, Senior Operations Manager, SE Georgia, of State Bank and Trust Company.

        Under the offer letter, Ms. Potts will receive an annual base salary of $150,000. In addition, under the offer letter, State Bank and Trust Company has also agreed to allow Ms. Potts to participate in the annual performance incentive plan for 2016 and beyond. Ms. Potts' target incentive opportunity is 25% of her base salary. Ms. Potts will also be eligible to participate in State Bank and Trust Company's employee benefits plans, including its 401(k) plan and health and dental plans.

Termination Agreement

        S Bankshares has an existing employment agreement with Ms. Potts that entitles her to a cash severance payment if she voluntary resigns from her employment within six months following a change of control of S Bankshares or if she is involuntarily terminated without cause. The merger with STBZ will constitute a change of control of S Bankshares under Ms. Potts' employment agreement.

        S Bankshares, S Bank and State Bank and Trust Company have entered into a termination agreement that will terminate Ms. Potts' existing employment agreement, effective as of the consummation of the merger. The termination agreement provides that, immediately prior to the consummation of the merger, Ms. Potts will receive a lump sum payment equal to $300,000.

        Ms. Potts will be required to repay the above referenced termination payment if she violates certain non-solicitation, non-competition and confidentiality provisions set forth in her offer letter with State Bank and Trust Company.

Stock Options and Warrants

        Each director of S Bankshares, including Ms. Potts, holds S Bankshares options and/or S Bankshares warrants. Each director has entered into a stock option cash-out agreement and/or a warrant cash-out agreement, as applicable, which cancel his or her unexercised S Bankshares options and/or S Bankshares warrants in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of S Bankshares common stock underlying each S Bankshares option or S Bankshares warrant, as applicable, by (2) the cash consideration of $56.70 less the exercise price per share of such S Bankshares option or S Bankshares warrant. In the event that the exercise price of the S Bankshares option or S Bankshares warrant is more than the merger consideration, then such S Bankshares option or S Bankshares warrant will be cancelled for no consideration. The holders will receive the cash payment regardless of whether their S Bankshares options are vested or unvested. In addition, each holder of S Bankshares options or S Bankshares warrants will receive a payment of $25 as consideration for entering into the applicable cash-out agreement. The aggregate consideration to be received by S Bankshares directors and executive officers in exchange for S Bankshares options and warrants is approximately $183,000. Because both the cash consideration and the exchange ratio for stock consideration are fixed, the directors and executive officers would receive preferential pricing compared to shareholders receiving the stock consideration in the event that the price of STBZ common stock declines.

        Set forth below is additional information about the stock options and warrants held by each S Bankshares director and the amount of the cash-out payment associated with such options and warrants.

Name	Stock Options(1)		Warrants(1)		Aggregate Cash-Out Payments
Dana A. Potts	2,169	(2),(4)	106		$22,068
Mark V. Smith	2,169	(2)	4,713		66,755
Patrick O'Connor	1,085	(3)	240		12,853
Jeanie Anderson	1,085	(3)	—		10,525
Elsie Chisholm	1,085	(3)	128		11,766
Tom Hussey	1,085	(3)	240		12,853
Stephanie Lindley	1,085	(3)	425		14,647
Don C. Martin	1,085	(3)	460	(5)	14,987
Jeffrey Tucker	1,085	(3)	574		16,092

Total as a group	11,933		6,886		$182,544

(1)
Includes only those options and warrants with an exercise price less than $56.70. Any option or warrant with an exercise price greater than $56.70 will be cancelled for no consideration.

(2)
Includes 867 unvested stock options.

(3)
Includes 434 unvested stock options.

(4)
Excludes 538 options for which the exercise price exceeds the cash consideration.

(5)
Warrants are held by Mr. Martin's spouse.

Board of Directors and Management of STBZ Following the Merger

        The directors of STBZ immediately prior to the effective time of the merger, together with such additional persons as STBZ may thereafter elect, will be directors of the surviving company and will hold office in accordance with STBZ's bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of STBZ immediately prior to the effective time of the merger, together with such additional persons as STBZ may thereafter elect, will be officers of the surviving company and will hold office in accordance with STBZ's bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Information regarding the current executive officers and directors of STBZ is contained in documents filed by STBZ with the SEC and incorporated by reference into this proxy statement/prospectus, including STBZ's Annual Report on Form 10-K for the year ended December 31, 2015 and its Definitive Proxy Statement on Schedule 14A for its 2016 annual meeting, filed with the SEC on April 15, 2016. See "Where You Can Find More Information."

NASDAQ Listing

        STBZ common stock is listed for trading on the NASDAQ Capital Market under the symbol "STBZ."

        Under the merger agreement, STBZ will cause the shares of STBZ common stock to be issued in connection with the merger to be listed on the NASDAQ Capital Market, and the merger agreement provides that neither STBZ nor S Bankshares will be required to complete the merger if such shares are not approved for listing, subject to notice of issuance, on the NASDAQ Capital Market.

STBZ's Dividend Policy

        No assurances can be given that any dividends will be paid by STBZ or that dividends, if paid, will not be reduced or eliminated in future periods. STBZ's ability to pay dividends depends on State Bank and Trust Company's ability to pay dividends to STBZ. While there are various legal and regulatory limitations under federal and state law on the extent to which State Bank and Trust Company can pay dividends or otherwise supply funds to STBZ, the principal source of STBZ's cash revenues is dividends from State Bank and Trust Company. The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company, which would include STBZ and State Bank and Trust Company, from engaging in what, in the opinion of the regulatory agency, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice in conducting its business.

        Under Georgia law, the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if:

  •
  total classified assets at the most recent examination of the bank exceed 80% of the equity capital (as defined, which includes the allowance for loan losses) of the bank;

  •
  the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; and

  •
  the ratio of equity capital to adjusted total assets is less than 6%.

        STBZ paid a cash dividend of $.14 per share to its shareholders on each of September 13, 2016, June 14, 2016 and March 15, 2016, and paid cash dividends totaling $.32 per share for the year ended December 31, 2015.

Dissenters' Rights

        Under Georgia law, holders of S Bankshares common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of S Bankshares common stock. Set forth below is a summary of the procedures that must be followed by the holders of S Bankshares common stock in order to exercise their dissenters' rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement/prospectus as Annex C.

        Any holder of record of S Bankshares common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (the "GBCC") (but not otherwise), will be entitled to demand and receive payment for all of his or her shares of S Bankshares common stock if the merger is consummated.

        A shareholder of S Bankshares who objects to the merger and desires to receive payment of the "fair value" of his or her S Bankshares stock: (i) must deliver to S Bankshares, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder's intent to demand payment for those shares registered in the dissenting shareholder's name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

        A failure to vote against the merger will not constitute a waiver of dissenters' rights. A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.

        Any notice required to be given to S Bankshares must be sent to S Bankshares' principal executive offices P.O. Box 307, Glennville, Georgia 30427 to Dana A. Potts, President and Chief Executive Officer.

        If the merger agreement is approved, S Bankshares will mail, no later than ten (10) days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished S Bankshares in writing or, if none, at the shareholder's address as it appears on the records of S Bankshares. The dissenters notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder's shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which S Bankshares must receive the shareholder's payment demand (which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters' notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.

        Within ten (10) days after the later of the effective date of the merger, or the date on which S Bankshares receives a payment demand, S Bankshares will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that S Bankshares estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) S Bankshares' balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim statements, if any; (ii) a statement of S Bankshares' estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

        A dissenting shareholder choosing to accept S Bankshares' offer of payment must do so by written notice to S Bankshares within thirty (30) days after receipt of S Bankshares' offer of payment. A dissenting shareholder not responding to that offer within the thirty (30) day period will be deemed to have accepted the offer of payment. S Bankshares must make payment to each shareholder who responds to the offer of payment within sixty (60) days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of S Bankshares common stock.

        If a dissenting shareholder does not accept, within thirty (30) days after S Bankshares' offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then S Bankshares, within sixty (60) days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If S Bankshares does not commence the proceedings within the sixty (60) day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.

        In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against S Bankshares, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters' provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against S Bankshares and in favor of any or all dissenters if the court finds S Bankshares did not substantially comply with the dissenters' provisions; or (ii) against S Bankshares or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters' provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against S Bankshares, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        S Bankshares shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of S Bankshares stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

        Failure by an S Bankshares shareholder to follow the steps required by the GBCC for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold S Bankshares common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters' rights under the GBCC, you should consult your legal advisors.

Regulatory Approvals

        Subject to the terms and conditions of the merger agreement, STBZ and S Bankshares have agreed to use their reasonable efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. The merger must be approved by the Federal Reserve Board and the Georgia Department of Banking and Finance and the bank merger must be approved by the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Because the merger qualifies as a "waiver transaction" under the applicable rules and regulations of the Federal Reserve Board, we may be permitted by the Federal Reserve to only make a notice filing with the Federal Reserve Board rather than file a formal merger application. STBZ and S Bankshares have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

        Any approval received from bank regulatory agencies reflects only their view that the contemplated transactions do not contravene applicable competitive standards imposed by law and that the transactions are consistent with regulatory policies relating to safety and soundness. Review by the regulatory agencies does not include an evaluation of the proposed transaction from the financial perspective of S Bankshares' shareholders. Each shareholder should evaluate the proposed transaction to determine the personal financial impact of the completion of the merger. Shareholders of S Bankshares are urged to consult their own advisors in evaluating all aspect of the merger including any determination that the completion of the merger is in the best interest of the shareholder. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

        Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        STBZ and S Bankshares believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on STBZ or S Bankshares. However, neither S Bankshares nor STBZ can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. STBZ and S Bankshares will use their respective reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

        Neither S Bankshares nor STBZ is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Support Agreements

        Each of S Bankshares' directors, senior officers and shareholders owning more than 10% of S Bankshares common stock have entered into support agreements with STBZ, representing approximately [    •    ]% of the shares of S Bankshares common stock outstanding on the record date, pursuant to which they have agreed, solely in their capacity as S Bankshares shareholders, to vote all of their shares of S Bankshares common stock in favor of the proposal to approve the merger agreement.

Illustration of Allocation of the Merger Consideration

        The following table illustrates calculations of the implied value of the merger consideration at different prices for STBZ's common stock that would be received by a holder of 100 shares of S Bankshares common stock depending on whether the shareholder elected the cash consideration, the stock consideration, or a mixed consideration. These calculations do not take into consideration the effects of taxation. See "Material U.S. Federal Income Tax Consequences of the Merger."

        The assumed prices for STBZ common stock set forth in the table below have been included for representative purposes only and are based on the high and low closing values for the shares of STBZ common stock during the second quarter of 2016 and the closing values of STBZ common stock on May 18, 2016, the last trading day prior to the announcement of the merger, and [    •    ], 2016, the latest practicable trading day before the date of this proxy statement/prospectus. The closing value of STBZ common stock at the time the merger becomes effective may be less than or more than the amounts shown below. Given that the exchange ratio is fixed, the implied value of the stock consideration will increase (or decrease) as the price of STBZ common stock increases (or decreases). We cannot predict what the closing value for shares of STBZ common stock will be or what the value of the shares of STBZ common stock to be issued in the merger will be at or following the merger becoming effective.

 Estimating the Value of 100 Shares of S Bankshares Common Stock
(Assuming various cash/share elections and STBZ common stock closing values)

	Mixed Election (50/50 Stock- Cash mix)			Implied Value of All Stock Election		All Cash Election
Assuming a $[•] closing value (closing value on the latest practicable trading day before the date of this proxy statement/prospectus)
Value of Cash Consideration Received	$					$5,670.00
Value of Stock Consideration Received						—

Value of Total Consideration Received						5,670.00

Assuming a $20.95 closing value (closing value on the last trading day prior to announcement of the merger agreement)
Value of Cash Consideration Received		2,835.00		—		5,670.00
Value of Stock Consideration Received		2,882.62	(1)	5,765.25	(1)	—

Value of Total Consideration Received		5,717.62		5,765.25		5,670.00

Assuming a $21.81 closing value (high closing value during second quarter of 2016)
Value of Cash Consideration Received		2,835.00		—		5,670.00
Value of Stock Consideration Received		3,000.44	(1)	6,000.89	(1)	—

Value of Total Consideration Received		5,835.44		6,000.89		5,670.00

Assuming a $18.99 closing value (low closing value during second quarter of 2016)
Value of Cash Consideration Received		2,835.00		—		5,670.00
Value of Stock Consideration Received		2,614.10	(1)	5,228.21	(1)	—

Value of Total Consideration Received		5,449.10		5,228.21		5,670.00

(1)
Includes the cash value of each fractional share.

Election of the Form of Payment of the Merger Consideration

        Shortly after the mailing of this proxy statement/prospectus, STBZ will deliver or mail to S Bankshares shareholders an election form and instructions for making an election as to the form of merger consideration preferred to be received in the merger, subject to the allocation procedures described below. Upon receipt of the election form, each S Bankshares shareholder should complete, date, and sign the election form and return it promptly in the prepaid, pre-addressed envelope provided with the election form. If any S Bankshares shareholders do not make an election by 4:00 pm local time on the date set forth in the instructions on the election form, such shareholders will be deemed not to have made an election and the exchange agent will determine the type of merger consideration constituting the per share purchase price to distribute to such non-electing shareholders according to the allocation procedures. Pursuant to the merger agreement, shares as to which no election has been made will be the first shares to be reallocated if either the stock consideration or the cash consideration is oversubscribed.

        Elections may be revoked or changed upon written notice to the exchange agent before the election deadline. If an S Bankshares shareholder revokes the election form and does not properly make a new election by the election deadline, the S Bankshares shareholder will be deemed to have not made an election with respect to the shares covered by the revoked election form, and the exchange agent will determine the type of consideration to be received.

        The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the election form, and any good faith decision of the exchange agent regarding such matters will be conclusive and binding. Neither STBZ nor the exchange agent is obligated to notify any person of any defect in an election form.

Allocation of the Merger Consideration

        The merger agreement requires that at least 50% but not more than 60% of the aggregate number of shares of S Bankshares common stock outstanding be exchanged for shares of STBZ common stock, with the remaining shares of S Bankshares common stock to be exchanged for cash. Any S Bankshares shareholder who properly exercises their dissenters' rights will be deemed to have made a cash election for their shares of S Bankshares common stock.

        If the stock consideration elected by S Bankshares shareholders in the aggregate is less than 50% of the total outstanding shares of S Bankshares common stock, then shareholders choosing stock consideration, which we refer to as "stock election shares," will receive the stock consideration and shareholders who did not make an election, which we refer to as "non-election shares," will receive stock consideration to the extent necessary in order for the stock election shares to equal the minimum stock consideration limit of 50%, which we refer to as the "aggregate stock minimum limit." If less than all non-election shares are required to be deemed stock election shares, then a sufficient number of non-election shares will be deemed, on a pro rata basis among the total non-election shares, as stock election shares so that the aggregate number of stock election shares equals the aggregate stock minimum limit, and all shareholders choosing cash consideration, which we refer to as "cash election shares" will receive the cash consideration. If all of the non-election shares are deemed to be stock election shares and the total number of stock election shares still does not equal the aggregate stock minimum limit, then a sufficient number of cash election shares will be deemed to have elected the stock consideration, on a pro rata basis among the total cash election shares, and each cash election share that is not reallocated to receive the stock consideration will be converted into the right to receive the cash consideration.

        If the stock consideration elected by S Bankshares shareholders in the aggregate is more than 60% of the total outstanding shares of S Bankshares common stock, then shareholders choosing cash consideration will receive the cash consideration and shareholders who did not make an election will receive cash consideration to the extent necessary in order for the stock election shares to equal the maximum stock consideration limit of 60%, which we refer to as the "aggregate stock maximum limit." If less than all non-election shares are required to be deemed cash election shares, then a sufficient number of non-election shares shall be deemed, on a pro rata basis among the total non-election shares, as cash election shares so that the aggregate number of stock election shares equals the aggregate stock maximum limit, and all shareholders choosing stock consideration will receive the stock consideration. If all of the non-election shares are deemed to be cash election shares and the total number of stock election shares still does not equal the aggregate stock maximum limit, then a sufficient number of stock election shares will be deemed to have elected the cash consideration, on a pro rata basis among the total stock election shares, and each stock election share that is not reallocated to receive the cash consideration will be converted into the right to receive the stock consideration.

        If the stock consideration elected by S Bankshares shareholders in the aggregate exceeds the aggregate stock minimum limit but is less than the aggregate stock maximum limit then shareholders choosing the stock election will receive the stock consideration and shareholders choosing the cash consideration will receive the cash consideration. Each non-election share will be converted into the right to receive the cash consideration or the stock consideration in such amounts as will result in holders of non-election shares receiving the cash consideration and the stock consideration in the same proportions as will be issued to the holders of stock election shares and cash election shares (provided, that, if such conversion would cause the total number of stock election shares and non-election shares to exceed the aggregate stock maximum limit, then only such number of non-election shares as will not cause the total stock election shares and non-election shares so converted to exceed the aggregate stock maximum limit shall be converted, on a pro rata basis among the non-election shares, into the right to receive the stock consideration, and all remaining non-election shares will be converted into the right to receive the cash consideration).

Recommendation of the Board of Directors of S Bankshares, Inc.

        In order for the merger to be approved, a majority of the shares of S Bankshares common stock outstanding and entitled to vote must be voted in favor of approval of the merger agreement. S Bankshares' Board of Directors recommends that S Bankshares shareholders vote "FOR" the approval of the merger agreement.

        Neither S Bankshares' Board of Directors nor S Bankshares' financial advisor makes any recommendation as to whether you should choose cash or STBZ common stock or a combination of both for your shares of S Bankshares common stock. You should consult with your own financial and advisor on that decision.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, as amended, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

        Each of S Bankshares' board of directors and STBZ's board of directors has approved the merger agreement. The merger agreement provides for the merger of S Bankshares with and into STBZ, with STBZ continuing as the surviving entity in the merger. Concurrently with the merger, S Bank, a Georgia state-chartered bank and wholly-owned bank subsidiary of S Bankshares, will merge with and into State Bank and Trust Company, a Georgia state-chartered bank and wholly-owned bank subsidiary of STBZ, with State Bank and Trust Company continuing as the surviving bank.

Merger Consideration

        Each share of S Bankshares common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of S Bankshares common stock held by S Bankshares or STBZ or S Bankshares shareholders properly asserting dissenters' rights at the time of the completion of the merger, will receive one of the following: (i) $56.70; or (ii) 2.7444 shares of STBZ common stock. The allocation of the consideration will be (i) not less than 50% of the number of shares of S Bankshares common stock nor more than 60% of the number of shares of S Bankshares common stock will be converted into the right to receive the stock consideration; and (ii) the remaining shares of S Bankshares common stock will be converted into the right to receive the cash consideration. Cash will also be paid in lieu of fractional shares. For further information on asserting dissenters' rights in the merger, see "Proposal 1: Approval of the Merger Agreement—Dissenters' Rights."

Governing Documents; Directors and Officers

        At the effective time of the merger, the articles of incorporation and bylaws of STBZ in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. After the merger, the current directors of STBZ and State Bank and Trust Company will continue to serve as directors of the surviving company and the surviving bank, respectively. The officers of STBZ and State Bank and Trust Company immediately prior to the effective time of the merger will serve as the officers of the surviving corporation and surviving bank, respectively, after completion of the merger in accordance with their respective bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Treatment of S Bankshares Stock Options and Stock Warrants

        There are outstanding 12,471 S Bankshares options and 22,517 S Bankshares warrants. Of these, the directors and executive officers of S Bankshares hold (i) options to purchase an aggregate of [    •    ] shares of common stock and (ii) warrants to purchase an aggregate of [    •    ] shares of common stock both as of [    •    ], 2016. Each S Bankshares option or warrant that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the number of shares of S Bankshares common stock underlying such S Bankshares option or warrant, as applicable, by (2) $56.70 less the exercise price per share of such S Bankshares option or warrant, as applicable. In the event that the product obtained by the prior sentence is zero or a negative number, then the S Bankshares options or warrants will be cancelled for no consideration. For illustration purposes, if an option holder has 100 options with an exercise price of $47.00 per share, the cash payment shall equal $970.00, which is 100 multiplied by ($56.70—$47.00).

Effective Time of the Merger

        If the merger agreement is approved by the requisite vote of the shareholders of S Bankshares and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the articles of merger reflecting the merger are filed with the Secretary of State of Georgia.

Exchange of Certificates

        Shortly after the effective time of the merger, STBZ will cause an exchange agent to mail transmittal materials to each record holder of S Bankshares common stock for use in effecting the surrender and cancellation of certificates in exchange for cash and STBZ common stock, which will be issued in uncertificated "book entry" form. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to STBZ or its exchange agent by former S Bankshares shareholders. Per the instructions of STBZ's exchange agent, each holder of shares of S Bankshares common stock issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to STBZ. As soon as reasonably practicable after the effective time of the merger, S Bankshares shareholders will receive the consideration to which they are entitled under the merger agreement, together with any undelivered dividends or distributions in respect of such shares (without interest). STBZ will not be obligated to deliver the consideration to which any former holder of S Bankshares common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange and until the effective time of the merger. The certificate or certificates so surrendered must be duly endorsed as STBZ may require. STBZ will not be liable to a holder of S Bankshares common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

        STBZ or its exchange agent will maintain a book entry list of STBZ common stock to which each former S Bankshares shareholder is entitled. Certificates evidencing STBZ common stock into which the shareholder's S Bankshares common stock has been converted will not be issued. STBZ's exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the surrender of an S Bankshares certificate.

        After the effective time of the merger, record holders of certificates that represented outstanding S Bankshares common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of STBZ common stock (issued in book entry form) and the cash consideration to which the holder is entitled pursuant to the merger agreement.

        Book entry shares representing shares of STBZ common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a STBZ shareholder from the effective date. Until the certificates representing S Bankshares common stock are surrendered for exchange, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on STBZ common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. STBZ has the right to withhold dividends or any other distributions on its shares until the S Bankshares stock certificates are surrendered for exchange.

        STBZ shareholders will not be required to exchange certificates representing their shares of STBZ common stock or otherwise take any action after the merger is completed.

Representations and Warranties Made by STBZ and S Bankshares in the Merger Agreement

        STBZ and S Bankshares have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. If either party materially violates any of its representations or warranties and fails to cure such violation within 30 days, the other party may terminate the merger agreement.

Covenants and Agreements

Conduct of Business Pending the Merger

        Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

  •
  operate its business only in the usual, regular, and ordinary course;

  •
  use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

  •
  use commercially reasonable efforts to cause its representations and warranties to be materially correct at all times;

  •
  with respect to S Bankshares only, maintain its allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practice;

  •
  take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of STBZ, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known of such condition or requirement, it would not, in its reasonable judgment, have entered into the merger agreement, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement; and

  •
  with respect to S Bankshares only, manage in good faith and diligent defend certain outstanding litigation matters and permit STBZ to monitor the defense of such litigation matters.

        In addition, S Bankshares has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of STBZ. Such actions include, among others:

  •
  amending the articles of incorporation, bylaws, or other governing corporate instruments;

  •
  becoming responsible for any obligation for borrowed money in excess of an aggregate of $25,000, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any asset;

  •
  repurchasing, redeeming, or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock;

  •
  except for the merger agreement, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of S Bankshares common stock, any other capital stock of any S Bankshares entity, or any right;

  •
  adjusting, splitting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock, or otherwise disposing of any shares or assets other than in the ordinary course for reasonable and adequate consideration;

  •
  except for purchases of U.S. government securities or U.S. government agency securities, which in either case have maturities of two years or less, purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;

  •
  except as contemplated by the merger agreement, granting any bonus or increase in compensation or benefits to employees or officers (except in accordance with past practice and not in excess of 3.5% of base pay), committing or agreeing to pay any severance or termination pay, or any stay or other bonus to any director, officer or employee, entering into or amending any severance agreements, changing any fees or other compensation or other benefits to directors or waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or repricing options or warrants;

  •
  entering into or amending (unless required by law) any employment contract that S Bankshares does not have the unconditional right to terminate without liability;

  •
  subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

  •
  making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

  •
  commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of deductible amounts pursuant to applicable insurance policies or restrictions on operations;

  •
  entering into, modifying, amending, or terminating any material contracts or waiving, releasing, or assigning any material rights or claims, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and with a term under two years and other than contracts otherwise permitted under the merger agreement;

  •
  making, renegotiating, renewing, increasing or extending any loan or credit to any borrower or making any commitment in respect of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $750,000 if secured and $62,500 if unsecured in conformity with existing lending policies and practices, or waiving, releasing, compromising, or assigning any material rights or claims, or make any adverse changes in the mix, rates, terms or maturities of S Bank's deposits and other liabilities;

  •
  entering into, modifying or amending any loan participation agreements other than in the ordinary course consistent with past practice;

  •
  other than in accordance with past practice and in compliance with Federal Reserve Regulation O, making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of S Bankshares or any entity controlled by a director or executive officer except for loans or extensions of credit made on terms generally available to the public;

  •
  (i) other than in the ordinary course of business consistent with past practice, making any material changes in S Bank's policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing of loans or (B) S Bank's hedging practices and policies, in each case except as required by law or requested by a regulatory authority or (ii) acquiring or selling any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices;

  •
  restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  •
  making any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments as of the date of the merger agreement and other expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

  •
  establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office;

  •
  taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

  •
  implementing or adopting any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

  •
  knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

  •
  agreeing to take, making any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants; or

  •
  taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

        In addition, S Bankshares has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, neither S Bankshares, nor any affiliate or representative, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, S Bankshares may communicate information about an acquisition proposal to its shareholders if and to the extent that the S Bankshares board of directors determines in good faith that such acquisition proposal is more favorable from a financial point of view to the S Bankshares shareholders than the merger. In addition, S Bankshares is also obligated, for a period of five business days after receipt of a competing proposal, to negotiate in good faith with STBZ amendments to the terms of the merger agreement that would result in the merger agreement, as so amended, being equal or superior to any other acquisition proposal received, although STBZ has no obligation to propose such revisions or to negotiate. S Bankshares also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

D&O Indemnification and Insurance

        The merger agreement provides that for a period of six years after the completion of the merger, STBZ will indemnify, defend and hold harmless all present and former directors, officers and employees of S Bankshares against all liabilities arising out of acts or omissions arising out of such person's service as a director, officer, employee or agent of S Bankshares if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the fullest extent permitted by applicable law and S Bankshares' governing documents.

        STBZ will maintain for a period of six years after completion of the merger S Bankshares' existing directors' and officers' liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, STBZ is not required to incur annual premium payments greater than 200% of S Bankshares' current annual directors' and officers' liability insurance premium.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of STBZ common stock to be issued in the merger, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Consummation

        The obligations of S Bankshares and STBZ to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

  •
  S Bankshares shareholders must have approved the merger agreement by the requisite vote;

  •
  The required regulatory approvals described under "Proposal 1: Approval of the Merger Agreement—Regulatory Approvals" must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of STBZ, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known about such condition or requirement, it would not, in its reasonable judgment, have entered into the merger agreement;

  •
  Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of STBZ, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had STBZ known about such condition or requirement, it would not have entered into the merger agreement and S Bankshares shall have properly terminated certain contracts;

  •
  The registration statement registering the shares of STBZ common stock to be received by S Bankshares shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no proceedings by the SEC to suspend the effectiveness of the registration statement may have been pending or threatened;

  •
  No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

  •
  STBZ must have filed with the NASDAQ Stock Market a notification form for the listing of the shares of STBZ common stock to be delivered to the shareholders of S Bankshares as merger consideration, and the NASDAQ Stock Market shall not have objected to the listing of such shares of STBZ common stock;

  •
  Each party's representations and warranties must remain accurate, and each party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

  •
  Neither party shall have experienced a material adverse effect since March 31, 2016;

  •
  STBZ must have received from S Bankshares the executed officer agreement, release agreement, stock option cash-out agreements, stock warrant cash-out agreements, director noncompete agreements, shareholder support agreements, and claims letters from the respective parties;

  •
  Each party shall have received from its respective legal counsel an opinion that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code subject to the merger not being an all cash transaction;

  •
  S Bankshares must not have received notice from its shareholders of their intent to exercise their dissenters' rights with respect to more than 8% of the outstanding shares of S Bankshares common stock;

  •
  Directors and officers of S Bankshares shall not have exercised any options or warrants following the signing of the merger agreement; and

  •
  STBZ shall pay the merger consideration as provided by the merger agreement.

        No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

        The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties' shareholders.

Amendment, Waiver, and Termination

        To the extent permitted by law, S Bankshares and STBZ, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of S Bankshares shareholders or STBZ shareholders. However, after the approval of the merger by S Bankshares shareholders, no amendment may decrease or modify the consideration to be received without the further approval of S Bankshares shareholders.

        Prior to or at the effective time of the merger, either S Bankshares or STBZ may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

        The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of S Bankshares and STBZ. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either S Bankshares or STBZ if:

  •
  the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within thirty (30) days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants and the terminating party is not then in material breach;

  •
  any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; or S Bankshares shareholders fail to approve the merger agreement; or

  •
  the merger has not been consummated by December 31, 2016, provided that the failure is not caused by the breach of the merger agreement by the party electing to terminate.

        STBZ may terminate the merger if:

  •
  the board of directors of S Bankshares withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to STBZ, its recommendation that the S Bankshares shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

  •
  the board of directors of S Bankshares fails to reject an acquisition proposal and reaffirm its recommendation that the S Bankshares shareholders approve the merger agreement within ten (10) business days after STBZ requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or

  •
  S Bankshares fails to comply in all material aspects with its obligations under the merger agreement regarding obtaining shareholder approval for the merger and solicitation of other offers for an acquisition of S Bankshares.

In this event, S Bankshares must pay STBZ a termination fee of $350,000.

        S Bankshares may also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to STBZ's proposal. In this event, S Bankshares must pay STBZ a termination fee of $350,000.

        In addition, if (i) an acquisition proposal with respect to S Bankshares is communicated to the shareholders, senior management, or board of directors of S Bankshares or any person publicly announces an intention to make an acquisition proposal with respect to S Bankshares after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the S Bankshares shareholder vote, a material breach of the merger agreement by S Bankshares, or failure to close the merger by December 31, 2016, and (iii) within six months after the termination of the merger agreement, S Bankshares consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $350,000 termination fee to STBZ.

Expenses and Fees

        The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

Resale of STBZ Common Stock

        The shares of STBZ common stock to be issued to shareholders of S Bankshares under the merger agreement will be freely tradable by such shareholders without restriction, except that if any S Bankshares shareholders are deemed to be affiliates of STBZ, they must abide by certain transfer restrictions under the Securities Act of 1933, as amended, or the Securities Act.

ACCOUNTING TREATMENT

        The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of S Bankshares as of the effective date of the merger will be recorded at their respective fair values and added to those of STBZ. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of STBZ issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of S Bankshares before the effective date of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        In the opinion of Nelson Mullins Riley & Scarborough LLP and in the opinion of Womble Carlyle Sandridge & Rice LLP, the following section summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of S Bankshares common stock. This summary is based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        This summary only addresses the material U.S. federal income tax consequences of the merger to the S Bankshares shareholders that hold S Bankshares common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to S Bankshares shareholders in light of their particular circumstances or to S Bankshares shareholders subject to special treatment under U.S. federal income tax law, such as:

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  shareholders who are not U.S. holders;

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  entities treated as partnerships for U.S. federal income tax purposes or S Bankshares shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

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  qualified insurance plans;

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  insurance companies, banks, thrifts and other financial institutions;

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  tax-exempt organizations;

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  qualified retirement plans and individual retirement accounts;

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  brokers or dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  regulated investment companies;

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  real estate investment trusts;

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  persons whose functional currency is not the U.S. dollar;

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  shareholders who acquired their shares of S Bankshares common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation;

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  persons who purchased or sell their shares of S Bankshares common stock as part of a wash sale; and

  •
  shareholders who hold their shares of S Bankshares common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        For purposes of this summary, the term "U.S. holder" means a beneficial holder of S Bankshares common stock that is:

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  a citizen or resident of the U.S.;

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  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

  •
  a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If a partnership (including any entity or arrangement, domestic or foreign that is treated as a partnership for U.S. federal income tax purposes) holds S Bankshares common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

        Holders of S Bankshares common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

        The merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of STBZ and S Bankshares receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel's best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each S Bankshares shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to Shareholders

        Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the federal income tax consequences of the merger to an S Bankshares shareholder generally will depend on whether the S Bankshares shareholder exchanges its S Bankshares common stock for cash, STBZ common stock or a combination of cash and STBZ common stock.

Exchange Solely for Cash

        In general, if pursuant to the merger a U.S. holder exchanges all of its shares of S Bankshares common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of S Bankshares common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange and any gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year as of the merger date. If, however, the U.S. holder constructively owns shares of S Bankshares common stock that are exchanged for shares of STBZ common stock in the merger or owns shares of STBZ common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences described below under the heading "Exchange for STBZ Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that shareholder's gain.

Exchange Solely for STBZ Common Stock

        If pursuant to the merger a U.S. holder exchanges all of its shares of S Bankshares common stock solely for shares of STBZ common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of STBZ common stock (as discussed below).

Exchange for STBZ Common Stock and Cash

        If pursuant to the merger a U.S. holder exchanges all of its shares of S Bankshares common stock for a combination of STBZ common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received in exchange for the S Bankshares common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for S Bankshares common stock in the merger (excluding any cash received in lieu of fractional shares of STBZ common stock) plus the fair market value of STBZ common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) the U.S. holder's tax basis in the S Bankshares common stock exchanged. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder has held its S Bankshares common stock for more than one year as of the merger date. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the S Bankshares shareholder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "Possible Treatment of Cash as a Dividend."

Possible Treatment of Cash as a Dividend

        There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, such determination depends on whether, and to what extent, the merger reduces a U.S. holder's percentage share ownership interest in STBZ that the U.S. holder actually and constructively owns in comparison to the percentage interest the U.S. holder actually and constructively would have owned in STBZ had such U.S. holder received only STBZ common stock (and no cash) in the merger. Because the possibility of dividend treatment depends primarily upon a U.S. holder's particular circumstances, including the application of certain constructive ownership rules, a U.S. holder should consult its own tax advisor regarding the potential income tax treatment by the U.S. holder of any gain recognized in connection with the merger.

Cash Received in Lieu of a Fractional Share

        If a U.S. holder receives cash in the merger instead of a fractional share interest in STBZ common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the S Bankshares shareholder's adjusted tax basis allocable to such fractional share. Except as described in the section entitled "Possible Treatment of Cash as a Dividend", this gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of S Bankshares common stock for more than one year.

Tax Basis in, and Holding Period for, STBZ Common Stock

        The aggregate tax basis of the STBZ common stock received by a U.S. holder as a result of the merger (including any fractional share deemed received and redeemed as described below) will be the same as such shareholder's aggregate tax basis in its S Bankshares common stock surrendered in the merger, decreased by the amount of cash received in exchange for such S Bankshares common stock (excluding any cash received in lieu of a fractional share of STBZ common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any gain recognized with respect to fractional share of STBZ common stock deemed sold in the merger). The holding period of the STBZ common stock (including any fractional share deemed received and redeemed as described below) a U.S. holder receives as a result of the exchange will include the holding period of S Bankshares common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of S Bankshares common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of STBZ common stock received in the exchange.

Backup Withholding and Information Reporting

        A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

        An S Bankshares shareholder who receives STBZ common stock as a result of the merger will be required to retain records pertaining to the merger. Each S Bankshares shareholder who is required to file a U.S. federal income tax return and who is a "significant holder" that receives STBZ common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such S Bankshares shareholder's basis in the S Bankshares common stock surrendered and the fair market value of the STBZ common stock and cash received in the merger. A "significant holder" is a holder of S Bankshares common stock who, immediately before the merger, owned at least 1% of the outstanding stock of S Bankshares or securities of S Bankshares with a basis for federal income tax purposes of at least $1 million.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. S BANKSHARES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

 COMPARISON OF SHAREHOLDERS' RIGHTS

        At the effective time of the merger, holders of S Bankshares common stock who elect to receive STBZ common stock as merger consideration, or who otherwise receive STBZ common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of STBZ common stock. Both S Bankshares and STBZ are organized under the laws of the State of Georgia. The following is a summary of the material differences between (1) the current rights of S Bankshares shareholders under the GBCC and S Bankshares' articles of incorporation, as amended, and bylaws and (2) the current rights of STBZ shareholders under the GBCC and STBZ's amended and restated articles of incorporation and bylaws.

        STBZ and S Bankshares believe that this summary describes the material differences between the rights of holders of STBZ common stock as of the date of this proxy statement/prospectus and the rights of holders of S Bankshares common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of STBZ's governing documents have been filed with the SEC. S Bankshares and STBZ urge you to read the governing documents of each of S Bankshares and STBZ in their entirety, copies of which may be obtained by contacting the Corporate Secretary of STBZ at the address or telephone number set forth in "Where You Can Find Additional Information."

Authorized Capital Stock

STBZ

        STBZ is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, 2,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [    •    ] shares of STBZ common stock outstanding and no shares of STBZ preferred stock outstanding.

S Bankshares

        S Bankshares' amended and restated articles of incorporation authorize S Bankshares to issue up to 4,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, no par value per share. As of the record date, there were [    •    ] shares of S Bankshares common stock outstanding and no shares of S Bankshares preferred stock outstanding.

Size of Board of Directors

STBZ

        STBZ's bylaws currently provide that STBZ's board of directors shall consist of between five and 25 directors. The board of directors may increase or decrease the number of directors by not more than two in any one year, as long as such increase or decrease does not place the number of directors at less than five, or more than 25. STBZ's board of directors currently has eleven directors.

S Bankshares

        S Bankshares' bylaws currently provide that S Bankshares' board of directors shall consist of 15 directors. The board of directors may increase or decrease the number of directors from time to time by amending S Bankshares' bylaws, but no decrease can have the effect of shortening the term of an incumbent director.

Classification of Directors

STBZ

        STBZ's board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

S Bankshares

        S Bankshares' board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

Election of Directors

STBZ

        STBZ shareholders do not have the right to cumulate their votes with respect to the election of directors. In order to be elected, each director nominee must receive the affirmative vote of a majority of the shares represented at each annual meeting of shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

S Bankshares

        S Bankshares shareholders also do not have the right to cumulate their votes with respect to the election of directors. In order to be elected, each director nominee must receive a plurality of all votes cast at each annual meeting of shareholders, or a similar vote at any special meeting called for the purpose of electing directors.

Removal of Directors

STBZ

        Directors may be removed, with or without cause, by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. In addition, the board of directors may remove a director from office if such director is adjudicated incompetent by a court; is convicted of a felony; does not, within 60 days after being elected, accept the office in writing or by attendance at a meeting of the board of directors and fulfill other requirements for holding the office of director; fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors; or was an employee or duly elected officer of STBZ and was discharged, or resigned at the request of the board of directors for reasons relating to performance of duties as an employee or officer of STBZ.

S Bankshares

        Directors may be removed from office, with or without cause, at any shareholders' meeting which notice of such purpose has been given, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors, and his or her successor may be elected at the same or any subsequent meeting of shareholders; provided that to the extent any vacancy created by such removal is not filled by such an election within 60 days after such removal, the remaining directors shall, by majority vote, fill any such vacancy.

Filling Vacancies on the Board of Directors

STBZ

        Except in the event that a director is serving at the election of a particular voting group, newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists. The term of any director elected to fill a vacancy shall expire at the next meeting of shareholders at which directors are elected.

S Bankshares

        Newly created directorships resulting from any increase in the number of directors, but not including vacancies resulting from removal from office by the shareholders, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum exists, or by the sole remaining director. The term of any director elected to fill a vacancy shall expire at the next meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Nomination of Director Candidates

STBZ

        STBZ's bylaws provide that nomination of persons to serve as directors of the company, other than those made by or on behalf of the board of directors, must be made in writing and delivered either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the secretary of the company not less than 30 days nor more than 60 days prior to any meeting with respect to an election of directors (provided, however, that if less than 31 days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the company not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.

        Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of these procedures.

        Notwithstanding the above, if STBZ or State Bank is subject to the requirements of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, then no person may be nominated by a shareholder for election as a director at any meeting of shareholders unless the shareholder furnishes the written notice required as described above to the secretary of the company at least 90 days prior to the date of the meeting and the nominee has received regulatory approval to serve as a director prior to the date of the meeting.

S Bankshares

        S Bankshares' bylaws provide that nominations of persons to serve as directors of the company may be made at any meeting of shareholders at which directors are to be elected either (i) by or at the direction of the board of directors or (ii) by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in S Bankshares' bylaws. The board of directors shall act as a nominating committee to select the management nominees for election as directors.

        Nominations, other than those management nominees made by or at the direction of the board of directors, must be made by timely written notice to the secretary of S Bankshares. To be timely, a shareholder's notice shall be delivered or mailed to and received at S Bankshares' principal executive offices not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person as required to be disclosed in solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the books of S Bankshares, of such shareholder and (B) the class and number of shares of S Bankshares' capital stock that are beneficially owned by such shareholder. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to S Bankshares' secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of S Bankshares unless nominated in accordance with the company's bylaws. The officer presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with S Bankshares' bylaws and the defective nomination shall be disregarded. Only persons who are nominated in accordance with the procedures set forth in S Bankshares' bylaws will be eligible for election as directors.

Shareholder Action Without a Meeting

STBZ

        STBZ's bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

S Bankshares

        S Bankshares' bylaws provide that shareholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

Calling Meetings of Shareholders

STBZ

        STBZ's bylaws provide that special meetings of shareholders of one or more classes or series of STBZ's shares may be called at any time by the board of directors, the chairman, the vice chairman, or the chief executive officer, and must be called upon the written request (in compliance with applicable requirements of the GBCC) of the holders of shares representing 25% or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting.

S Bankshares

        S Bankshares' bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the chief executive officer or the secretary at the call of the majority of the board of directors or at the written request of shareholders owning at least 50% of the issued and outstanding capital stock of S Bankshares entitled to vote thereat. Any such request shall state the purposes for which the meeting is to be called.

Indemnification of Directors, Executive Officers, and Employees

STBZ

        STBZ's amended and restated articles of incorporation provide that STBZ shall indemnify, to the fullest extent provided by law, any and all persons whom it shall have power to indemnify under the GBCC from and against any and all expenses, liabilities or other matters referred to in the GBCC.

        Under STBZ's bylaws, each director, including such party (and in such capacity) if he or she is also an officer, absent certain circumstances, shall be indemnified by STBZ for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Under the bylaws, the board of directors also has the power to cause STBZ to provide to officers, employees or agents of STBZ, including any officer, employee or agent of STBZ who, at the corporation's request, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation or entity, all or any part of the right to indemnification permitted for such persons under the GBCC. Expenses for which such parties may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees and disbursements, court costs and expert witness fees).

S Bankshares

        S Bankshares' amended and restated articles of incorporation provide that S Bankshares shall indemnify, to the fullest extent provided by law, each director and officer of S Bankshares from and against any and all of the expenses, liabilities, or other matters in or covered by the GBCC.

        S Bankshares' bylaws provide that S Bankshares shall indemnify a director or officer of S Bankshares or any other corporation of which he or she served as such at the request of S Bankshares who was wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of which he or she was a party because he or she was a director or officer of S Bankshares or such other corporation, against any liability and expense that may be incurred by him or her in connection with such defense as of right without any further action or approval of the board of directors. S Bankshares' bylaws provide that S Bankshares may indemnify or advance expenses to a director or officer of S Bankshares or such other corporation who is a party to a proceeding because of his or her role as a director or officer, but only if it is determined that the director or officer has met the standard of conduct prescribed in the bylaws.

Limitation of Liability for Directors

STBZ

        STBZ's amended and restated articles of incorporation provide that no director shall be personally liable to STBZ or its shareholders for monetary damages for a breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for (i) any appropriation, in violation of the director's duties, of any business opportunity of STBZ, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful distributions, and (iv) any transaction from which the director received an improper personal benefit.

S Bankshares

        S Bankshares' amended and restated articles of incorporation provide that no director of S Bankshares shall be personally liable to S Bankshares or its shareholders for monetary damages for breach of any duty as a director, except for (i) any appropriation, in violation of the director's duties, of any business opportunity of S Bankshares, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the types of liability set for in the GBCC dealing with unlawful distributions of corporate assets to shareholders, or (iv) any transaction from which the director derived an improper material tangible personal benefit.

Amendment to Articles of Incorporation

STBZ

        The GBCC provides that a Georgia corporation's articles of incorporation may be amended upon the approval of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, unless the GBCC, the articles of incorporation, or the board of directors acting pursuant to its authority to condition the effectiveness of a proposed amendment require a greater vote or a vote by voting groups. STBZ's amended and restated articles of incorporation require the approval of either two-thirds of the directors then in office or the affirmative vote of the holders of at least two-thirds of the outstanding shares of STBZ to amend the article setting forth the factors the board of directors may consider in evaluating business transactions.

S Bankshares

        S Bankshares' amended and restated articles of incorporation may be amended, altered, changed, or repealed, in accordance with the GBCC, by the affirmative vote or consent of the holders of at least a majority of the shares entitled to be cast on the amendment. S Bankshares' amended and restated articles of incorporation require the approval of either two-thirds of the directors then in office or the affirmative vote of the holders of at least two-thirds of the outstanding shares of S Bankshares to amend the article limiting the personal liability of S Bankshares directors.

Amendment to Bylaws

STBZ

        STBZ's bylaws provide that the board of directors shall have the power to alter, amend, or repeal the bylaws or to adopt new bylaws, and any bylaws adopted by the board of directors may be altered, amended, or repealed, and new bylaws adopted, by the shareholders. The shareholders may prescribe in adopting any bylaw or bylaws that the bylaw or bylaws so adopted shall not be altered, amended, or repealed by the board of directors.

S Bankshares

        S Bankshares' bylaws provide that the board of directors and the shareholders have the right to amend the bylaws. The board of directors may alter, amend, or repeal any provision of the bylaws or adopt any new bylaw, only by the vote of a majority of all of the directors. The shareholders may alter, amend or repeal any bylaws by the majority vote of all of the shares having voting power.

Shareholder Vote on Fundamental Issues

STBZ

        STBZ's amended and restated articles of incorporation and bylaws do not contain any special voting provisions with respect to business combinations.

S Bankshares

        S Bankshares' amended and restated articles of incorporation and bylaws do not contain any special voting provisions with respect to business combinations.

Business Combination Statute

STBZ

        Georgia law precludes an interested shareholder (one owning 10% or more of the company's outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the company for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder. The protection of the statute is available only if the company "opts in" by adopting a bylaw provision specifically providing that the statute shall apply. STBZ has not opted into the Georgia Business Combination Statute.

S Bankshares

        S Bankshares has opted in to the Georgia Business Combination Statute discussed above.

Dissenters' Rights

        The dissenters' rights of both S Bankshares and STBZ are governed in accordance with the GBCC. Under the GBCC, a record shareholder of a Georgia corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions: (1) the consummation of a plan of merger to which the corporation is party if shareholder approval is required and the shareholder is entitled to vote on the merger (subject to certain exceptions), or if the corporation is a subsidiary that is merged with its parent; (2) the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) the consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange (subject to certain exceptions); (4) an amendment to the corporation's articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; (5) any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of the GBCC, the corporation's articles of incorporation or bylaws or a resolution of the corporation's board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or (6) a transaction, to the extent the corporation's articles of incorporation, bylaws or a resolution of the corporation's board of directors provides for dissenters' rights relating to such a transaction.

        The GBCC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange that are required, under a plan of merger, to accept, in exchange for their shares, only shares of the surviving corporation that are listed on a national securities exchange. S Bankshares common stock is not listed on a national securities exchange, although STBZ common stock is listed on the NASDAQ Capital Market, a national securities exchange. For further information, see "Proposal 1: Approval of the Merger Agreement—Dissenters' Rights."

 INFORMATION ABOUT STATE BANK FINANCIAL CORPORATION

        STBZ is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company. State Bank and Trust Company is a Georgia state-chartered bank that opened in October 2005 in Pinehurst, Georgia. State Bank and Trust Company initially operated as a small community bank with two branch offices located in Dooly County, Georgia.

        On July 24, 2009, State Bank and Trust Company raised approximately $292.1 million in gross proceeds (before expenses) from investors in a private offering of its common stock. Since that date and through the date of this proxy statement/prospectus, State Bank and Trust Company has acquired $4.6 billion in total assets and assumed $4.1 billion in deposits in 14 bank acquisition transactions. As a result of the private offering and bank acquisitions, State Bank and Trust Company has transformed from a small community bank to a much larger commercial bank now operating 25 full-service banking offices throughout middle Georgia, metropolitan Atlanta, Georgia and Augusta, Georgia.

        State Bank and Trust Company offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans, agriculture and consumer loans. Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within its market areas.

        As of June 30, 2016, STBZ's total assets were approximately $3.6 billion, total loans receivable were approximately $2.3 billion, total deposits were approximately $2.9 billion and total shareholders' equity was approximately $553.4 million.

        On April 5, 2016, STBZ entered into an agreement and plan of merger to acquire NBG Bancorp, Inc. and its wholly-owned subsidiary, The National Bank of Georgia. Upon the closing of the transaction, NBG Bancorp, Inc. will merge into STBZ, immediately followed by the merger of The National Bank of Georgia into State Bank and Trust Company. At June 30, 2016, NBG Bancorp, Inc. had total consolidated assets of approximately $417 million, total loans of approximately $342 million, and total deposits of approximately $322 million. The National Bank of Georgia is headquartered in Athens, Georgia and operates one additional banking office in Gainesville, Georgia and a mortgage office in Athens. At a special meeting held on July 25, 2016, NBG Bancorp, Inc. received shareholder approval for the transaction. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals.

        STBZ is headquartered at 3399 Peachtree Road, N.E., Suite 1900, Atlanta, Georgia 30326. State Bank and Trust Company's main office is located at 4219 Forsyth Road, Macon, Georgia 31210. STBZ's website can be accessed at http://www.statebt.com. Information contained in STBZ's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. STBZ common stock is quoted on the NASDAQ Capital Market under the symbol "STBZ."

        Additional information about STBZ and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

 INFORMATION ABOUT S BANKSHARES, INC.

General

        S Bankshares, Inc. is a bank holding company that was incorporated under the laws of the State of Georgia in 1980 as First Citizens Bankshares, Inc. to serve as the holding company for S Bank, a Georgia state chartered bank then known as First Citizens Bank. S Bank was originally organized in 1937 and began its banking operations as Beasley Banking Company in Glennville, Georgia. Beasley Banking Company changed its name to First Citizens Bank in 1943 and to S Bank in 2012. S Bank's main office continues to be in Glennville.

        S Bank offers a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial, business and consumer loans. Customers are generally individuals, owner-managed businesses, farmers, professionals, real estate investors and smaller community banks within its market areas.

        As of June 30, 2016, S Bankshares' total assets were approximately $109.3 million, total loans were approximately $82.3 million, total deposits were approximately $91.1 million and total shareholders' equity was approximately $11.2 million.

        S Bankshares is headquartered and its main office is located, at 205 S. Veterans Blvd., Glennville, Georgia 30427. S Bank's website can be accessed at www.SBank.com. Information contained on S Bank's website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. S Bankshares common stock is not listed or traded on any established securities exchange or quotation system.

Geography/ Market Area

        In addition to its headquarters and main office in Glennville, Georgia, S Bank currently operates branch offices in Reidsville, Georgia, Hinesville, Georgia, and most recently, beginning in the first quarter of 2014, Savannah, Georgia.

Competition

        S Bank faces substantial competition for loans in its current markets. It competes in all of its lending lines of business with thrifts, commercial banks, credit unions, and mortgage companies, many of which operate nationwide lending networks. S Bank also competes for deposits with thrifts, commercial banks, and credit unions, and its deposit products must compete with the investment products offered by a broad variety of financial institutions, many of which are substantially larger and have more resources than S Bank. In each case S Bank must compete on the basis of service quality, product offerings, and price.

        Economic factors, along with legislative and technological changes, have an ongoing impact on the competitive environment within the financial services industry. In order to compete in its markets, S Bank attempts to use to the fullest extent possible the flexibility its independent status permits, including an emphasis on personalized service, local promotional activity, and community involvement.

Employees

        As of June 30, 2016, S Bank had approximately 35 full-time employees and two part-time employees. None of its employees is represented by any collective bargaining agreement.

Lending Activities

        S Bank emphasizes a range of lending services, including commercial, SBA, real estate, and consumer loans. In addition to individuals, current and prospective clients include small to medium-

sized businesses, real estate developers, and professionals that are located in or conduct a substantial portion of their business in S Bank's primary market areas. S Bank competes for these loans with competitors who are well established in the area and have greater resources and lending limits.

Deposit Services

        S Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, interest-bearing accounts, commercial accounts, savings accounts, and other time deposits ranging from daily money market and sweep accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to S Bank's principal markets at rates competitive to those offered in these markets and the surrounding area. S Bank also offers retirement account services, such as IRAs.

        S Bank solicits these accounts from individuals, businesses, churches, and non-profits. To attract deposits, S Bank employs an aggressive marketing plan in its market area and features a broad product line, Check 21 technology (remote deposit capture), and competitive rates and services.

        Brokered certificates of deposit are time deposits, generally in the amounts of $1,000 or less, placed in a bank by a broker. The broker receives a fee from S Bank and/or the depositor for providing this intermediary service.

Other Banking Services

        Other banking services include traveler's checks, direct deposit, internet banking, remote deposit, merchant services, bank by mail, safe deposit boxes, night depository, credit cards and debit cards.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

        If S Bankshares does not receive a sufficient number of votes to constitute a quorum or to approve the merger agreement it may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or to approve the merger agreement. S Bankshares does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement.

        Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires that the number of votes cast at the meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

        The board of directors of S Bankshares unanimously recommends that S Bankshares shareholders vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF S BANKSHARES

        The following table sets forth certain information as of September 22, 2016 with respect to ownership of the outstanding common stock of S Bankshares by (i) each director and executive officer of S Bankshares, (ii) all directors and executive officers of S Bankshares as a group, and (iii) all persons known to S Bankshares to own beneficially more than 5% of the outstanding shares of S Bankshares common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Outstanding Shares(2)
Directors and Officers
Dana A. Potts	3,101	(3)	1.63%
Jeanie Anderson	6,519	(4)	3.69%
Elsie R. Chisholm	1,417	(5)	*
Stephanie C. Lindley	3,203	(6)	1.91%
Don C. Martin	3,561	(7)	2.10%
Patrick O'Connor	16,432	(8)	8.64%
Mark V. Smith	42,649	(9)	21.91%
Thomas J. Hussey	2,091	(10)	1.33%
Jeffrey R. Tucker	17,160	(11)	9.02%
All directors and executive officers as a group (9 persons)	96,133		47.25%
5% or More Shareholders
Citizens Investors, LLC(12)	39,189		20.77%
Mark V. Smith Investments, Inc.(13)	20,425		10.64%
Pickney Street LLC(14)	17,975		9.34%

*
Less than 1% of S Bankshares outstanding shares.

(1)
Unless otherwise noted, each beneficial owner has the same address as S Bankshares.

(2)
The share amounts indicated in the table are based on "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, in computing the number of shares beneficially owned by a person or entity in the tables below and the percentage ownership held by that person or entity, shares of common stock subject to options or warrants or which are otherwise subject to vesting and that are currently exercisable or exercisable within 60 days after September 22, 2016 are deemed outstanding, while these shares of S Bankshares common stock are not deemed outstanding for computing percentage ownership of any other person or entity. Unless otherwise indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all of the shares of S Bankshares common stock shown as beneficially owned by such person.

(3)
Includes vested options to purchase 1,840 shares, vested warrants to purchase 106 shares and 623 shares held in the employee stock ownership plan.

(4)
Includes vested options to purchase 651 shares and 302 shares held in the employee stock ownership plan.

(5)
Includes vested options to purchase 651 shares and vested warrants to purchase 128 shares. Excludes 433 shares represented by Ms. Chisholm's 1.10% interest in Citizens Investors, LLC, as to which she disclaims voting and dispositive control. See note 12.

(6)
Includes vested options to purchase 651 shares and vested warrants to purchase 425 shares. Excludes 2,110 shares represented by Ms. Lindley's 5.38% interest in Citizens Investors, LLC, as to which she disclaims voting and dispositive control. See note 12.

(7)
Includes vested options to purchase 651 shares; and 2,300 shares and vested warrants to purchase 460 shares held by Mr. Martin's spouse.

(8)
Includes vested options to purchase 651 shares and vested warrants to purchase 240 shares; 1,065 shares and vested warrants to purchase 213 shares held by the Oliver Maner LLP Profit Sharing Plan, over which Mr. O'Connor is deemed to exercise voting and dispositive control; and 13,063 shares held by Citizens Investors, LLC, over which Mr. O'Connor is deemed to have voting and dispositive control by virtue of his position as a manager of Citizens Investors, LLC. See note 12.

(9)
Includes vested options to purchase 1,302 shares and vested warrants to purchase 106 shares held by Mr. Smith individually; 3,200 shares and vested warrants to purchase 640 shares held by an IRA for the benefit of Mr. Smith; 692 shares and vested warrants to purchase 138 shares held by Mr. Smith's spouse; 2,126 shares and vested warrants to purchase 425 shares held by Mr. Smith as custodian for his children; 17,021 shares and vested warrants to purchase 3,404 shares held by Mark V. Smith Investments, Inc., a corporation of which Mr. Smith is the sole shareholder; and 13,063 shares held by Citizens Investors, LLC, over which Mr. Smith is deemed to exercise voting and dispositive control by virtue of his position as manager of Citizens Investors, LLC. See note 12.

(10)
Includes vested options to purchase 1,085 shares and vested warrants to purchase 240 shares. Excludes 1030 shares represented by Mr. Hussey's 2.63% interest in Citizens Investors, LLC, as to which he disclaims voting and dispositive control. See note 12.

(11)
Includes vested options to purchase 1,085 shares and vested warrants to purchase 574 shares; and 13,063 shares held by Citizens Investors, LLC, over which Mr. Tucker is deemed to have voting and dispositive control by virtue of his position as a manager of Citizens Investors, LLC. See note 12.

(12)
Each of Messrs. Smith, O'Connor and Tucker, together with an unaffiliated individual, serve as the managers of Citizens Investors, LLC. The managers of Citizens Investors, LLC possess voting and dispositive control over the shares of S Bankshares common stock held by Citizens Investors, LLC. Because the vote of a majority of the managers constitutes the action of the managers in accordance with the operating agreement of Citizens Investors, Inc., Messrs. Smith, O'Connor and Tucker can outvote the fourth manager. Accordingly, beneficial ownership of 1/3 of the shares of S Bankshares common stock held by Citizens Investors, LLC has been attributed to each of Messrs. Smith, O'Connor and Tucker. Messrs. Smith, O'Connor and Tucker indirectly own, and will receive the benefit of the merger consideration issued to Citizens Investors, LLC related to 5,216 shares, 802 shares and 634 shares, respectively, represented by their respective 13.31% interest, 2.05% interest and 1.62% interest in Citizens Investors, LLC.

(13)
Includes vested warrants to purchase 3,404 shares.

(14)
Includes vested warrants to purchase 2,996 shares.

 LEGAL MATTERS

        The validity of the STBZ common stock to be issued in connection with the merger will be passed upon for STBZ by Nelson Mullins Riley & Scarborough LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for STBZ by Nelson Mullins Riley & Scarborough LLP and for S Bankshares by Womble Carlyle Sandridge & Rice LLP.

EXPERTS

        The consolidated financial statements of State Bank Financial Corporation and subsidiary as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting, have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

        No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        STBZ has filed with the SEC a registration statement under the Securities Act that registers the distribution to S Bankshares shareholders of the shares of STBZ common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of STBZ in addition to being a proxy statement for S Bankshares' shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, contains additional relevant information about STBZ and STBZ common stock.

        STBZ also files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        You can obtain reports, proxy statements and other information filed by STBZ, without charge, electronically at the SEC's website at http://www.sec.gov. The reports and other information filed by STBZ with the SEC are also available at STBZ's website at http://www.statebt.com. Information included on STBZ's website is not incorporated by reference into this proxy statement/prospectus.

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of S Bankshares common stock, please contact Dana A. Potts, President and Chief Executive Officer:

S Bankshares, Inc.
P.O. Box 307
Glennville, Georgia 30427
Telephone: (912) 654-3411

        STBZ has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows STBZ to incorporate by reference information in this proxy statement/prospectus. This means that STBZ can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that STBZ previously filed with the SEC. They contain important information about STBZ and its financial condition.

STBZ Filings (SEC File No. 001-35139; CIK No. 0001497275)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015, including the portions of STBZ's Definitive Proxy Statement on Schedule 14A filed on April 15, 2016, and incorporated into that Form 10-K by reference
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2016; Quarter ended June 30, 2016
Current Reports on Form 8-K
Filed on February 11, 2016, February 25, 2016, April 5, 2016, April 28, 2016, May 19, 2016, May 26, 2016, July 28, 2016, August 24, 2016 and September 13, 2016 (other than those portions of these documents deemed to be furnished and not filed)

The description of STBZ common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions	Registration Statement on Form 10 (File No. 005-54056) filed with the Securities and Exchange Commission on March 4, 2011

        In addition, STBZ also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the S Bankshares special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        STBZ has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to STBZ and S Bankshares has supplied all information relating to S Bankshares.

        Documents incorporated by reference are available from STBZ without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the company at the following address and phone number:

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326
Attention: Corporate Secretary
Telephone: (404) 475-6599

        S Bankshares shareholders requesting documents must do so by [    •    ], 2016 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from STBZ, STBZ will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Between

STATE BANK FINANCIAL CORPORATION

and

S BANKSHARES, INC.

Dated as of

May 19, 2016

A-i

A-ii

A-iii

 LIST OF EXHIBITS

Exhibit	Description
A	Form of Support Agreement
B	Form of Bank Agreement of Merger
C	Form of Stock Option Cash-Out Agreement
D	Form of Stock Warrant Cash-Out Agreement
E	Officer Agreement
F	Form of Non-Compete Agreement
G	Form of Claims Letter
H	Form of Release Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 19, 2016, is by and between State Bank Financial Corporation ("Buyer"), a Georgia corporation and registered bank holding company for State Bank and Trust Company, a Georgia state-chartered bank ("Buyer Bank"), and S Bankshares, Inc. ("Seller"), a Georgia corporation and registered bank holding company for S Bank, a Georgia state-chartered bank ("Seller Bank"). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

        WHEREAS, the respective Boards of Directors of each of Buyer and Seller have determined that it is in the best interests of their respective companies and shareholders for Buyer to acquire Seller pursuant to the terms of this Agreement and have approved the merger of Seller with and into Buyer, with Buyer being the surviving entity (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Seller Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

        WHEREAS, the Board of Directors of Seller has recommended that Seller's shareholders approve this Agreement and the transactions contemplated hereby;

        WHEREAS, it is intended that, immediately following the Merger, or as soon as practicable thereafter, Seller Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving institution;

        WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code;

        WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, (i) each of the directors and executive officers of Seller and Seller Bank and shareholders owning more than 10% of Seller Common Stock have entered into a voting agreement with Buyer dated as of the date hereof (each a "Support Agreement" and collectively, the "Support Agreements"), in the form attached hereto as Exhibit A, pursuant to which each such person has agreed, among other things, to vote all shares of Seller Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, (ii) each of the directors and executive officers of Seller that hold Seller Options has entered into a Stock Option Cash-Out Agreement in the form attached hereto as Exhibit C and that hold Seller Warrants shall have entered into a Stock Warrant Cash-Out Agreement in the form attached hereto as Exhibit D, (iii) Dana Potts has entered into an agreement in the form of Exhibit E (the "Officer Agreement") and an agreement in the form of Exhibit H (the "Release Agreement"), (iv) each of the directors of Seller and Seller Bank have entered into a Non-Compete Agreement in the form of Exhibit F (the "Non-Compete Agreements") and a Claims Letter in the form of Exhibit G (the "Claims Letter"); and

        WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

        1.1    Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Buyer in accordance with Section 14-2-1106 of the GBCC, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. As of the Effective Time, the separate corporate existence of Seller shall cease.

        1.2    Time and Place of Closing.

        The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

        1.3    Effective Time.

        The Merger shall become effective as set forth in the articles of merger related to the Merger (the "Articles of Merger") that shall be filed with the Secretary of State of the State of Georgia and, if applicable, any federal or state bank regulatory agencies on or as nearly as practicable to the Closing Date. The "Effective Time" of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

        1.4    Restructure of Transaction.

        Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Seller Bank or Seller. In such event, Buyer will give written notice to Seller in the manner provided in Section 10.7, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

        1.5    Bank Merger.

        Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Buyer Bank and Seller Bank shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit B, with such changes thereto as the Buyer may reasonably request, pursuant to which Seller Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving institution (the "Bank Merger"). The Bank Agreement of Merger shall provide that the officers and directors of Buyer Bank as the surviving institution of the Bank Merger shall be all of the officer and directors of Buyer Bank serving immediately prior to the Bank Merger, and that the Articles of Incorporation and Bylaws of Buyer Bank as the surviving institution shall be the Articles of Incorporation and Bylaws of Buyer Bank as in effect immediately prior to the Bank Merger. The Parties intend that the Bank Merger will become effective immediately following the Effective Time.

        1.6    Tax Consequences.

        It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 354 and 361 of the Code.

ARTICLE 2
TERMS OF MERGER

        2.1    Articles of Incorporation and Bylaws.

        The Articles of Incorporation and Bylaws of the Surviving Corporation upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

        2.2    Directors and Officers.

        The directors of the Surviving Corporation immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Buyer immediately prior to the Effective Time. Each of the directors and executive officers of the Surviving Corporation immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE 3
EFFECT OF MERGER ON CAPITAL STOCK

        3.1    Effect on Seller Common Stock.

        (a)   At the Effective Time, subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below) or shares of Seller Common Stock that are owned by shareholders properly exercising their dissenters' rights pursuant to Sections 14-2-1301 through 14-2-1332 of the GBCC (the "Dissenter Shares")) shall be converted into the right to receive one of the following:

  (i)
  cash in the amount of $56.70 (the "Cash Consideration") less any applicable withholding Taxes; or

  (ii)
  2.7444 shares of Buyer Common Stock (the "Stock Consideration") (items (i) or (ii) referred to herein individually as the "Per Share Purchase Price").

For purposes of this Agreement, the "Merger Consideration" means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each share of Seller Common Stock (together with any cash in lieu of fractional shares as specified in Section 3.6). Each holder of Seller Common Stock may elect its Merger Consideration on a share by share basis in a combination of Cash Consideration and Stock Consideration in such proportions as requested by such holder (the "Mixed Consideration"), subject to Section 3.2(d).

        (b)   At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the "Certificates") shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

        (c)   If, prior to the Effective Time, the outstanding shares of Seller Common Stock or Seller Options shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

        (d)   Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the "Excluded Shares").

        3.2    Election and Proration Procedures.

        (a)   One business day prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with an exchange agent selected by Buyer (the "Exchange Agent"), for the benefit of holders of shares of Seller Common Stock, certificates representing the shares of Buyer Common Stock to be issued as Stock Consideration and an aggregate amount of cash sufficient to pay the maximum aggregate amount of Cash Consideration payable pursuant to this Agreement (including the estimated amount of Cash Consideration to be paid in lieu of fractional shares of Buyer Common Stock). As promptly as reasonably practicable after the mailing of the Proxy Statement/Prospectus to the holders of shares of Common Stock, Buyer shall take all steps necessary to cause the Exchange Agent to mail an election form (an "Election Form") to each holder of Seller Common Stock of record. Seller shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

        (b)   Each Election Form shall entitle the holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder's shares (a "Stock Election"), (ii) the Cash Consideration for all of such holder's shares (a "Cash Election"), (iii) the Mixed Consideration for all of such holder's shares (a "Mixed Election"), or (iv) make no election (a "Non-Election"). Holders of record of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacity (a "Holder Representative") may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Seller Common Stock held by that Holder Representative for a particular beneficial owner. The shares of Seller Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares" and the aggregate number thereof is referred to herein as the "Stock Election Number." The shares of Seller Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as "Non-Election Shares." For the avoidance of doubt, any holder of Dissenter Shares shall be deemed to have made a Cash Election with respect to such Dissenter Shares, and such Dissenter Shares shall be deemed Cash Election Shares.

        (c)   To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m. local time on such date as the Parties may mutually agree (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. For the holders of Seller Common Stock who make a Non-Election, subject to Section 3.2(e), the Exchange Agent shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for each of the Non-Election Shares. If a Seller shareholder does not submit a properly completed Election Form by the Election Deadline, the shares of Seller Common Stock held by such Seller shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

        (d)   The aggregate number of shares of Seller Common Stock to be converted into the right to receive the Stock Consideration shall not be less than 50% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the "Aggregate Stock Minimum Limit") nor more than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the "Aggregate Stock Maximum Limit"). For the avoidance of doubt, the Dissenter Shares shall be deemed Cash Election Shares.

        (e)   Within ten business days after the Election Deadline, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:

            (i)  if the Stock Election Number is less than the Aggregate Stock Minimum Limit then, at the Effective Time:

            (A)  each Stock Election Share (including each Stock Election Share subject to a Mixed Election) shall be converted into the right to receive the Stock Consideration;

            (B)  Non-Election Shares shall be deemed to be Stock Election Shares to the extent necessary in order for the Stock Election Shares to equal the Aggregate Stock Minimum Limit. If less than all of the Non-Election Shares are so required to be deemed Stock Election Shares, then a sufficient number of Non-Election Shares shall be deemed, on a pro rata basis as among the Non-Election Shares, to be Stock Election Shares such that the sum of the number of Stock Election Shares and Non-Election Shares deemed to be Stock Election Shares equals the Aggregate Stock Minimum Limit, with all remaining Non-Election Shares deemed to be Cash Election Shares;

            (C)  If all of the Non-Election Shares are deemed to be Stock Election Shares under Section 3.2(e)(i)(B) and the total number of Stock Election Shares does not equal the Aggregate Stock Minimum Limit, then a sufficient number of Cash Election Shares shall be deemed, on a pro rata basis as among the Cash Election Shares, to be Stock Election Shares (the "Reallocated Stock Election Shares"), such that the sum of the number of Stock Election Shares plus the number of Reallocated Stock Election Shares equals the Aggregate Stock Minimum Limit and each Reallocated Stock Election Share shall be converted into the right to receive the Stock Consideration; and

            (D)  each Cash Election Share that is not a Reallocated Stock Election Share shall be converted into the right to receive the Cash Consideration;

           (ii)  if the Stock Election Number exceeds the Aggregate Stock Maximum Limit then, at the Effective Time:

            (A)  each Cash Election Share (including each Cash Election Share subject to a Mixed Election) shall be converted into the right to receive the Cash Consideration;

            (B)  Non-Election Shares shall be deemed to be Cash Election Shares to the extent necessary in order for the Stock Election Shares to equal the Aggregate Stock Maximum Limit. If less than all of the Non-Election Shares are so required to be deemed Cash Election Shares, then a sufficient number of Non-Election Shares shall be deemed, on a pro rata basis as among the Non-Election Shares, to be Cash Election Shares such that the sum of the number of Stock Election Shares and the Non-Election Shares not deemed to be Cash Election Shares equals the Aggregate Stock Maximum Limit, with all remaining Non-Election Shares deemed to be Stock Election Shares;

            (C)  If the sum of the Non-Election Shares deemed to be Cash Election Shares under Section 3.2(e)(ii)(B) and the Stock Election Shares continues to exceed the Aggregate Stock Maximum Limit, then a sufficient number of Stock Election Shares shall be deemed, on a pro rata basis as among the Stock Election Shares, to be Cash Election Shares (the "Reallocated Cash Election Shares") such that the number of remaining Stock Election Shares does not exceed the Aggregate Stock Maximum Limit (provided, that the Stock Election Shares not subject to a Mixed Election shall be treated as Reallocated Cash Election Shares only if the Cash Election Shares subject to a Mixed Election are insufficient in number to result in the number of Stock Election Shares not exceeding the Aggregate Stock Maximum Limit) and all Reallocated Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

            (D)  each Stock Election Share that is not a Reallocated Cash Election Share shall be converted into the right to receive the Stock Consideration;

          (iii)  if the Stock Election Number exceeds the Aggregate Stock Minimum Limit but is less than the Aggregate Stock Maximum Limit, then, at the Effective Time:

            (A)  each Stock Election Share shall be converted into the right to receive the Stock Consideration;

            (B)  each Cash Election Share shall be converted into the right to receive the Cash Consideration; and

            (C)  each Non-Election Share shall be converted into the right to receive the Cash Consideration or the Stock Consideration in such amounts as will result in holders of Non-Election Shares receiving the Cash Consideration and the Stock Consideration in the same proportions as the Cash Consideration and the Stock Consideration are issued to the holders of Stock Election Shares and Cash Election Shares (provided, that, if such conversion would cause the total number of Stock Election Shares and Non-Election Shares so converted to exceed the Aggregate Stock Maximum Limit, then only such number of Non-Election Shares as shall not cause the total number of Stock Election Shares and Non-Election Shares so converted to exceed the Aggregate Stock Maximum Limit shall be converted, on a pro rata basis as among the Non-Election Shares, into the right to receive the Stock Consideration, and all remaining Non-Election Shares shall be converted into the right to receive the Cash Consideration).

        (f)    At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock, and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2(c), each Certificate representing shares of Seller Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Seller Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate representing shares of Seller Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate for exchange (or affidavit of loss in lieu thereof) as provided in Section 3.2. Upon surrender of such Certificate representing shares of Seller Common Stock, shares of Buyer Common Stock, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each such share of Buyer Common Stock.

        3.3    Exchange Procedures.

        (a)   As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Seller appropriate transmittal materials that provide instructions for the submission of Certificates representing, immediately prior to the Effective Time, shares of Seller Common Stock (which shall also specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing Seller Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1, 3.2 and 3.6. Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled. Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued; provided, that Buyer will take such commercially reasonable actions as may be necessary to allow such uncertificated or book entry shares to be pledged to secure debt by Buyer's shareholders.

        (b)   After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates representing Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. If a holder of Seller Common Stock surrenders such Certificates representing shares of Seller Common Stock (or affidavit of loss in lieu thereof as provided in Section 3.3(a)) and a properly executed transmittal materials, then Buyer shall cause the Exchange Agent to promptly, but in no event more than five (5) business days following the later of (i) completion of the allocation set forth in Section 3.2(e) or (ii) receipt by the Exchange Agent of such Certificates (or affidavit of loss in lieu thereof), deliver to such holder of Seller Common Stock the Merger Consideration into which the shares of such Seller Common Stock have been converted. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange (or affidavit of loss in lieu thereof as provided in Section 3.3(a)) as provided in this Section 3.3. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 3.3(a)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

        (c)   Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock and Seller Options, as applicable, in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

        3.4    Effect on Buyer Common Stock.

        At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        3.5    Seller Options and Seller Warrants

        (a)   Immediately prior to the Effective Time, all rights with respect to Seller Common Stock pursuant to options granted by Seller (the "Seller Options") or warrants granted by Seller (the "Seller Warrants") with exercise prices that are less than the Cash Consideration shall be cancelled in exchange for a cash payment (net of required tax withholdings) at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Seller Options or Seller Warrants, as applicable, by (2) the Cash Consideration less the exercise price per share of such Seller Options or Seller Warrants, as applicable, by entering into a Stock Option Cash-Out Agreement in the form of Exhibit C or a Stock Warrant Cash-Out Agreement in the form of Exhibit D. Any Seller Options or Seller Warrants with an exercise price that equals or exceeds the Cash Consideration shall be canceled without any payment. All unvested Seller Options and Seller Warrants will be accelerated immediately prior to cancellation in exchange for the cash payment at Closing.

        (b)   Seller's Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options and the Seller Warrants necessary to effect the foregoing provisions of this Section 3.5.

        3.6    Rights of Former Seller Shareholders.

        At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Section 3.1.

        3.7    Fractional Shares.

        Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the amount of the Cash Consideration. No such holder shall be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        3.8    Dissenting Shareholders.

        Any holder of shares of Seller Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Sections 14-2-1301 through 14-2-1332 of the GBCC shall be entitled to dissent from the Merger and obtain payment in cash of the fair value of such shares of Seller Common Stock; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder's right to appraisal of and payment for such holder's Dissenter Shares, Buyer shall deliver to such holder the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the Certificate or Certificates representing such shares of Seller Common Stock held by such holder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

        4.1    Organization, Standing, and Authority.

        Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Seller is duly registered as a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). Seller Bank is a Georgia state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Seller and Seller Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Seller and Seller Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws for each of Seller and Seller Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto. Seller Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Seller Bank are insured up to applicable limits by the FDIC's Deposit Insurance Fund.

        4.2    Authority of Seller; No Breach by Agreement.

        (a)   Seller has the corporate power and authority necessary to execute, deliver, and, subject to receipt of the Requisite Seller Shareholder Vote and the approvals referred to in Sections 8.1(b) and 8.1(c), consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval of this Agreement by the holders of majority of the outstanding shares of Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the "Requisite Seller Shareholder Vote"). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and to the receipt of the Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) assuming receipt of the Requisite Seller Shareholder Vote, conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws or the organizational documents of any Seller Entity or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 4.2 of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Seller Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

        (c)   Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the FDIC, Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the "Registration Statement") in which a proxy statement related to the Seller's Shareholders' Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement/Prospectus") will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

        4.3    Capital Stock.

        (a)   The authorized capital stock of Seller consists only of (i) 4,000,000 shares of Seller Common Stock, of which 188,648 shares are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of preferred stock, no par value per share, zero of which are issued and outstanding as of the date of this Agreement. Section 4.3 of the Seller Disclosure Memorandum lists all issued and outstanding Seller Options, Seller Warrants, and shares of restricted stock, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

        (b)   Except for the 12,471 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options, the 22,517 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Warrants disclosed in Section 4.3 of the Seller Disclosure Memorandum, and 22,029 shares of Seller Common Stock reserved for issuance under equity incentive plans of Seller, there are no shares of capital stock or other equity securities of Seller reserved for issuance, and no outstanding Rights relating to any securities of Seller.

        (c)   Seller is not presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding shares of capital stock or any of its shares of capital stock that may be subsequently issued. There are no obligations, contingent or otherwise, of Seller to repurchase, redeem or otherwise acquire any shares of Seller Common Stock.

        4.4    Seller Subsidiaries.

        Seller has no Subsidiaries except Seller Bank, and Seller owns all of the capital stock in Seller Bank. No capital stock (or other equity interest) of Seller Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which Seller Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Seller Bank (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Seller Bank. All of the shares of capital stock (or other equity interests) of Seller Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien.

        4.5    Securities Offerings; Financial Statements.

        (a)   Each of the Seller Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the financial position of Seller at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

        (b)   Seller's independent public accountants have audited Seller's year-end financial statements, and have reviewed Seller's interim financial statements, that are included in the Seller Financial Statements.

        4.6    Absence of Undisclosed Liabilities.

        No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of March 31, 2016 included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and "Off-Balance Sheet Arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Seller other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum or as reflected on Seller's balance sheet at March 31, 2016, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000 and any amounts, whether or not in excess of $25,000 that, in the aggregate, exceed $50,000. Except (x) as reflected in Seller's balance sheet at March 31, 2016 or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the Seller Disclosure Memorandum, neither Seller nor any of its Subsidiaries has any material Liabilities or obligations of any nature.

        4.7    Absence of Certain Changes or Events.

        Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2014, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

        4.8    Tax Matters.

        (a)   All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) that are due and payable have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. Since December 31, 2012, no claim has been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

        (b)   None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to Seller's Knowledge, threatened disputes, claims, audits, additional assessments, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No issue has been raised by a Taxing Authority in any prior examination of Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

        (c)   Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code.

        (d)   The unpaid Taxes of each Seller Entity (i) did not, as of Financial Statements for the period ended March 31, 2016, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet and any notes thereto for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

        (e)   None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group (other than a group the members of which include only Seller Entities) filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state or local Law, or as a transferee or successor, by contract or otherwise.

        (f)    During the five-year period ending on the date hereof, none of the Seller Entities was a "distributing corporation" or a "controlled corporation" as defined in, and in a transaction intended to be governed by Section 355 of the Code.

        (g)   None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Sections 280G, 404 or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Except as disclosed in Section 4.8(g) of the Seller Disclosure Memorandum, any net operating losses of the Seller Entities disclosed in Section 4.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

        (h)   Each of the Seller Entities is in compliance in all material respects with, and its records contain all material information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

        (i)    No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

        (j)    No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state or local Law comparable to any of the provisions listed above.

        (k)   No Seller Entity has any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

        (l)    Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

        (m)  No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

        (n)   Seller has made available to Buyer complete copies of (i) all federal, state and local income or franchise Tax Returns of the Seller Entities relating to the taxable periods since December 31, 2012 and

(ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

        (o)   No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

        (p)   No Seller Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        For purposes of this Section 4.8, any reference to Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Seller or a Seller Entity.

        4.9    Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

        (a)   The Seller's allowance for possible loan, lease, securities, or credit losses (the "Allowance") shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or probable losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

        (b)   As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller's Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, have been secured, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2015 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the Seller Disclosure Memorandum, Seller is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than thirty (30) days in the payment of principal or interest, (ii) otherwise in material default for more than thirty (30) days, or (iii) in violation of any Law.

        (c)   All securities held by Seller, as reflected in the balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP. Except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, none of the securities reflected in the Seller Financial Statements as of March 31, 2016, and none of the securities since acquired by Seller is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

        (d)   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account or its customers (all of which were disclosed in Section 4.9(d) of the Seller Disclosure Memorandum), were entered into (a) in the ordinary and usual course of business consistent with past practice and in material compliance with applicable Law, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Seller, nor to Seller's Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

        4.10    Assets.

        (a)   Except as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller's past practices.

        (b)   All Assets which are material to Seller's business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

        (c)   The Seller Entities currently maintain insurance, including bankers' blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by financial institutions of comparable size and operations to the Seller Entities. None of the Seller Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Except as disclosed in Section 4.10(c) of the Seller Disclosure Memorandum, Seller has made no claims and, to Seller's Knowledge, no claims are contemplated to be made, under its directors' and officers' errors and omissions or other insurance or bankers' blanket bond.

        (d)   The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted. All real and personal property which is material to the business of the Seller Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by the Seller Entities is in material compliance with applicable Laws, including zoning Laws.

        4.11    Intellectual Property.

        Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller

Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity's business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to Seller's Knowledge threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor to Seller's Knowledge has any person claimed or alleged any rights to such Intellectual Property. To Seller's Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person in any material respect. No Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

        4.12    Environmental Matters.

        (a)   To Seller's Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Seller or Seller Bank.

        (b)   Except as disclosed in Section 4.12(b) of the Seller Disclosure Memorandum, each Seller Entity, and to Seller's Knowledge its Participation Facilities and its Operating Properties, are and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

        (c)   There is no Litigation pending and Seller has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation as to which notice has been received, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

        (d)   To Seller's Knowledge, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any Seller Entity's current properties, Participation Facility or Operating Property.

        4.13    Compliance with Laws.

        (a)   Except as would not reasonably be expected to result in a Seller Material Adverse Effect, (i) each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and (ii) there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

        (b)   None of the Seller Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business. Seller and each insured depository Subsidiary of Seller is "well-capitalized" (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)), and, as of the date of the most recent examination report issued by the appropriate Regulatory Authority the institution's CRA rating was "satisfactory." All deposit liabilities of Seller and its Subsidiaries are insured by the FDIC to the fullest extent under applicable Law. Seller and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums and assessments.

        (c)   None of the Seller Entities has received any written notification or communication from any Governmental Authority (i) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

        (d)   There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries (other than such immaterial violation, criticism or exception set forth in the examination report related to the most recent regulatory examination of Seller or Seller Bank), (ii) are no written notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller's or any of Seller's Subsidiaries' business, operations, policies, or procedures since its inception, and (iii) other than regularly scheduled regulatory examinations, is not any pending or, to Seller's Knowledge, threatened investigation, or review of it or any of its Subsidiaries.

        (e)   None of the Seller Entities nor to Seller's Knowledge any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

        (f)    Each Seller Entity has (i) complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and to Seller's Knowledge (ii) timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

        4.14    Labor Relations.

        (a)   No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Seller's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Seller Entity pending or to Seller's Knowledge threatened and there have been no such actions or disputes in the past five years. To Seller's Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity.

        (b)   Except as disclosed on Section 4.14(b) of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity (i) without any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, and sick leave obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement.

        (c)   All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

        (d)   No Seller Entity has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity's employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the Closing Date.

        (e)   Section 4.14(e) of the Seller Disclosure Memorandum contains a list of all independent contractors of each Seller Entity (separately listed by Seller Entity), and to the best of Seller's knowledge, each such Person has been appropriately treated as an independent contractor under applicable laws.

        4.15    Employee Benefit Plans.

        (a)   Seller has disclosed in Section 4.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a "Seller Benefit Plan," and collectively, the "Seller Benefit Plans") and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the Seller Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "Seller ERISA Plan." Each Seller ERISA Plan which is also a "defined benefit plan" (as defined in Code Section 414(j)) is referred to herein as a "Seller Pension Plan," and is identified as such in Section 4.15(a) of the Seller Disclosure Memorandum.

        (b)   Seller has delivered to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Seller Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Seller Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan description for each Seller Benefit Plan and any material modifications thereto.

        (c)   Each Seller Benefit Plan is in compliance with the terms of such Seller Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance in all material respects with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Seller ERISA

Plan has been adopted and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

        (d)   To Seller's Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Seller nor, to the Seller's Knowledge, any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan other than routine claims for benefits.

        (e)   All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS or the DOL, or distributed to participants of the Seller Benefit Plans, and there have been no changes in the information set forth therein.

        (f)    To Seller's Knowledge, no "Party in Interest" (as defined in ERISA Section 3(14)) or "Disqualified Person" (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt "Prohibited Transaction" (described in Code Section 4975(c) or ERISA Section 406).

        (g)   No Seller Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA.

        (h)   No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

        (i)    Except as disclosed in Section 4.15(i) of the Seller Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and to Seller's Knowledge no circumstance exists which could give rise to such Taxes.

        (j)    Except as disclosed in Section 4.15(j) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute (including as defined under Code Section 280G), or otherwise) becoming due from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

        (k)   The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

        (l)    All individuals who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are to Seller's Knowledge in fact eligible to and authorized to participate in such Seller Benefit Plan.

        (m)  Neither Seller nor any of its ERISA Affiliates has had an "obligation to contribute" (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

        (n)   There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

        (o)   Except as disclosed in Section 4.15(o) of the Seller Disclosure Memorandum, no Seller Benefit Plan, or other plan or arrangement, (i) is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code or (ii) is not exempt from Code Section 409A.

        (p)   Except as disclosed in Section 4.15(p) of the Seller Disclosure Memorandum, neither the execution of, nor the performance by Seller of any of its obligations under, nor any of the transactions contemplated by, this Agreement (either alone or upon the occurrence of any additional or subsequent event) will (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of any of the Seller Entities; (ii) result in the triggering or imposition of any restrictions or limitations on the right of any of the Seller Entities to amend or terminate any employee benefit plan of such applicable Seller Entity; or (iii) result in any "excess parachute payments" within the meaning of Code Section 280G(b)(1) or a deduction allowance under Code Section 280G(a).

        (q)   No Seller Entity has ever been subject to the employer shared responsibility rules of Section 4980H of the Code.

        4.16    Material Contracts.

        (a)   Except as disclosed in Section 4.16(a) of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller's business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller's business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or "shrink wrap" or "click wrap" software licenses, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, (viii) any Contract relating to the lease of real property; and (ix) any other Contract providing for the receipt or expenditure by Seller of $25,000 (the Contracts set forth in clauses (i)-(ix), together with all Contracts referred to in Sections 4.11 and 4.15(a), the "Seller Contracts").

        (b)   With respect to each Seller Contract: (i) the Contract is in full force and effect, (ii) no Seller Entity is in Default thereunder, (iii) no Seller Entity has repudiated or waived any material provision of any such Contract, (iv) no other party to any such Contract is, to Seller's Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Seller Disclosure Memorandum lists every Consent required by any Seller Contract. All of the indebtedness of any Seller Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller's business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller's business) is prepayable at any time by such Seller Entity without penalty, premium or charge.

        4.17    Privacy of Customer Information.

        (a)   Each Seller Entity is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

        (b)   Each Seller Entity's collection and use of such IIPI, and the transfer of such IIPI to Buyer and the Buyer Entities, complies with Seller's privacy policy, and complies in all material respects with the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

        4.18    Legal Proceedings.

        Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, (i) there is no Litigation instituted or pending, or, to Seller's Knowledge, threatened, against any Seller Entity, or, to Seller's Knowledge against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller

Entity, (ii) to Seller's Knowledge, no facts or circumstances exist that would reasonably be expected to result in any claim being asserted, and (iii) there is no claim for indemnity pending or, to Seller's Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller's Knowledge, no basis for any such claim exists.

        4.19    Reports.

        Except for immaterial late filings, since January 1, 2013, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.

        4.20    Books and Records.

        Seller and each Seller Entity maintain accurate books and records reflecting their Assets and Liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller's consolidated Assets, (iii) access to Seller's Assets is permitted only in accordance with management's authorization, (iv) the reporting of Seller's Assets is compared with existing Assets at regular intervals, and (v) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

        4.21    Loans.

        (a)   As of the date of this Agreement, except as set forth in Section 4.21(a) of the Seller Disclosure Memorandum, no Seller Entity is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which a Seller Entity is a creditor which as of March 31, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2016, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.21(a) of the Seller Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of the Seller Entities that, as of March 31, 2016, were classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of the Seller Entities that, as of March 31, 2016, was classified as "Other Real Estate Owned" and the book value thereof.

        (b)   Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of a Seller Entity as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (c)   Except as would not reasonably be expected to have a Seller Material Adverse Effect, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Seller Entities (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable Laws.

        (d)   Except as set forth in Section 4.21(d) of the Seller Disclosure Memorandum, none of the agreements entered into, pursuant to which the Seller Entities have sold Loans or pools of Loans or participations in Loans or pools of Loans, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

        (e)   Except as set forth in Section 4.21(e) of the Seller Disclosure Memorandum, no Seller Entity is now nor has it since December 31, 2012 been, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans. No Seller Entity administers or services any loan, note or borrowing not originated and owned by Seller Bank, including whether as a servicer, special servicer, sub-servicer, master servicer or otherwise. Each Seller Entity is in compliance in all material respects with all eligibility requirements under any correspondent arrangement pursuant to which the Seller Entity originates Mortgage Loans, and has not since December 31, 2012 been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Mortgage Finance Agency relating to the origination or sale of Mortgage Loans or consumer Loans. No Seller Entity, as seller of any Mortgage Loan, is obligated to repurchase any Mortgage Loan.

        4.22    Loans to, and Transactions with, Executive Officers and Directors.

        Seller has not, since December 31, 2010, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Federal Reserve Regulation O. Section 4.22 of the Seller Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Seller and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable Laws. No director or executive officer of Seller has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller.

        4.23    Regulatory Matters.

        No Seller Entity or, to Seller's Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a "Seller Regulatory Agreement"), nor to Seller's Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

        4.24    State Takeover Laws.

        Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, (collectively, "Takeover Laws").

        4.25    Brokers and Finders; Opinion of Financial Advisor.

        Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder's or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.25 of Seller Disclosure Memorandum lists the fees and expenses that that are currently owed to Seller Financial Advisor and that will be owed to Seller Financial Advisor as a result of transactions contemplated by this Agreement. Seller has received the written opinion of the Seller Financial Advisor, dated as of the date of this Agreement, to the effect that based upon and subject to the qualifications and assumptions set forth therein the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer solely for informational purposes.

        4.26    Board Recommendation.

        Seller's Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller's shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller's shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

        4.27    Statements True and Correct.

        (a)   No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Memorandum or any certificate furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus, including any supplements thereto, to be mailed to Seller's shareholders in connection with Seller's Shareholders' Meeting, at the time such Proxy Statement/ Prospectus is first mailed to the shareholders of Seller and at the time of the Seller's Shareholder's Meeting, will contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller's Shareholders' Meeting.

        (c)   All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of such filing.

        4.28    No Further Representations.

        Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither Seller nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty by Seller or any of its officers, directors, employees, agents, or representatives, or any other person.

        4.29    Delivery of Seller Disclosure Memorandum.

        Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

        5.1    Organization, Standing, and Power.

        Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia. Buyer is duly registered as a bank holding company within the meaning of the BHCA. Buyer Bank is a Georgia state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws for each of Buyer and Buyer Bank that have been made available to Seller for its review and are true and complete in all material respects as in effect as of the date of this Agreement. Buyer Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Buyer Bank are insured up to applicable limits by the FDIC's Deposit Insurance Fund.

        5.2    Authority; No Breach by Agreement.

        (a)   Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) , to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) , this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's Articles of Incorporation or Bylaws, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under any Contract or Permit of any Seller Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity.

        (c)   Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the FDIC, Georgia Department of Banking and Finance and Federal Reserve, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of, or non-objection to, such applications, filings, and notices, (c) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of Georgia, (e) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The NASDAQ Stock Market, or that are required under consumer finance, mortgage banking, and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.

        5.3    Capital Stock.

        The authorized capital stock of Buyer consists only of 100,000,000 shares of Buyer Common Stock, of which 36,881,742 shares are issued and outstanding as of the date of this Agreement and 2,000,000 shares of Buyer preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer.

        5.4    Exchange Act Filings; Financial Statements.

        (a)   Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since December 31, 2014 (together with all such Exchange Act Documents filed, whether or not required to be filed, the "Buyer Exchange Act Reports"). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

        (b)   Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

        (c)   Buyer's independent public accountants, which have expressed their opinion with respect to the Buyer Financial Statements included in the Buyer Exchange Act Reports (including the related notes), are and have been throughout the periods covered by the Buyer Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to Buyer within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

        (d)   Buyer maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) which are designed to ensure that information relating to Buyer and its Subsidiaries is accumulated and communicated to Buyer's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Buyer required under the Exchange Act with respect to its Exchange Act Reports.

        (e)   Buyer has established and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        5.5    Absence of Undisclosed Liabilities.

        No Buyer Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Buyer as of December 31, 2015, included in the Buyer Financial Statements or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Except (x) as reflected in Buyer's balance sheet at December 31, 2015 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2015 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Buyer nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

        5.6    Absence of Certain Changes or Events.

        Except as disclosed in the Buyer Exchange Act Reports, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this

Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2015, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

        5.7    Brokers and Finders.

        Neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the transactions contemplated hereby.

        5.8    Certain Actions.

        No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

        5.9    Legal Proceedings.

        There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, officer, employee, agent of any Buyer Entity in their capacities as such or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. To Buyer's Knowledge, no facts or circumstances exist that would reasonably be expected to result in any claim being asserted that is reasonably likely to have a Buyer Material Adverse Effect.

        5.10    Regulatory Matters.

        (a)   No Buyer Entity and to Buyer's Knowledge no Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in Section 8.1(b). Buyer meets the criteria set forth in 12 C.F.R. §225.14(c)(1), (2) and (7). Buyer Bank is an "eligible depository institution" as defined in 12 C.F.R. §303.2(r). Buyer and Buyer Bank have conducted preliminary discussions with the applicable Regulatory Authorities regarding the transactions contemplated by this Agreement and neither Buyer nor Buyer Bank has any reason to believe, based on such discussions, that any Regulatory Authority intends to object to, significantly delay, or impose significant conditions on any approval of, the transactions contemplated by this Agreement.

        (b)   Except for the Capital Maintenance Agreement with the FDIC described in filings with the SEC, no Buyer Entity is subject to any written agreement, memorandum or order or decree with or by any Regulatory Authority, nor has any Buyer Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

        (c)   Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and (ii) there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

        (d)   Except for the Capital Maintenance Agreement with the FDIC described in the Buyer Exchange Act Reports, none of the Buyer Entities has received any written notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

        (e)   There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries (other than such immaterial violation, criticism or exception set forth in the examination report related to the most recent regulatory examination of Buyer or Buyer Bank), (ii) are no written notices or correspondence received by Buyer with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Buyer's or any of Buyer's Subsidiaries' business, operations, policies, or procedures since its inception, and (iii) other than regularly scheduled regulatory examinations, is not any pending or, to Buyer's Knowledge, threatened investigation, or review of it or any of its Subsidiaries.

        (f)    None of the Buyer Entities nor to Buyer's Knowledge any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

        (g)   Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity.

        5.11    Statements True and Correct.

        (a)   No representation or warranty by Buyer in this Agreement and no statement contained in any certificate furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus, including any supplement thereto, to be mailed to Seller's shareholders in connection with the Seller's Shareholders' Meeting will, when first mailed to Seller's shareholders or at the time of the Seller's Shareholder's Meeting, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller's Shareholders' Meeting.

        (c)   All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

        5.12    No Further Representations.

        Except for the representations and warranties specifically set forth in Article 5 of this Agreement, none of Buyer or any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its officers, directors, employees, agents, or representatives, or any other Person.

        5.13    Available Consideration.

        Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the total Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

        6.1    Affirmative Covenants of Seller and Buyer.

        (a)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause Seller Bank to, (i) operate its business only in the usual, regular, and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be materially correct at all times, (iv) maintain Seller Bank's allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Seller Bank, (v) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, and (vi) with respect to the matters disclosed in Section 4.18 of the Seller Disclosure Memorandum, (X) manage in good faith and diligently defend, (Y) provide prompt written notice to Buyer of all developments, including settlement offers and (Z) permit Buyer to monitor the defense.

        (b)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause Buyer Bank to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c) , or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

        (c)   Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any Regulatory Authorities of the transactions contemplated by this Agreement.

        6.2    Negative Covenants of Seller.

        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

        (a)   amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of retail deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, and wholesale, internet, and brokered CDs), or impose, or cause the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, Federal Home Loan Bank advances, repurchase agreements, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller's capital stock;

        (d)   except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

        (e)   adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

        (f)    except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

        (g)   except as contemplated by this Agreement, (i) grant any bonus or increase the compensation or benefits to the employees, officers or directors of any Seller Entity (except as effected in the ordinary course of business in accordance with past practice and not in excess of 3.5% of base pay), (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, or (v) except as contemplated by the existing terms of the underlying documentation, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under the Seller Stock Plans or authorize cash payments in exchange for any Rights, or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Seller Entity;

        (h)   enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

        (i)    other than as set forth on Section 6.2(i) of the Seller Disclosure Memorandum, adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing Seller Benefit Plan other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

        (j)    make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

        (k)   commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages in excess of deductible amounts pursuant to applicable insurance policies or restrictions upon the operations of any Seller Entity;

        (l)    enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and with a term under twenty-four months and other than Contracts covered by Section 6.2(m);

        (m)  make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $750,000 if secured and $62,500 if unsecured, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Seller's deposits and other Liabilities; provided, that Buyer shall be deemed to have consented to such extension of credit if Buyer does not object within a review period of three (3) business days following the date of delivery of notice of such transaction by Seller to Buyer;

        (n)   enter into, modify or amend any loan participation agreements, other than in the ordinary course of business consistent with past practice;

        (o)   other than in the ordinary course of business consistent with past practice and in compliance with Federal Reserve Regulation O, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or Seller Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

        (p)   (i) other than in the ordinary course of business consistent with past practice, make any material changes in Seller Bank's policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) Seller Bank's hedging practices and policies, in each case except as required by Law or requested by a Regulatory Authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices;

        (q)   restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (r)   make any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

        (s)   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

        (t)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

        (u)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

        (v)   knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

        (w)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2; or

        (x)   take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

        6.3    Adverse Changes in Condition.

        (a)   Seller agrees to give written notice promptly to Buyer upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

        (b)   Buyer agrees to give written notice promptly to Seller upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

        6.4    Reports.

        Seller shall make available to Buyer quarterly financial statements. The financial statements of Seller, whether or not contained in any reports filed with any Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

 ARTICLE 7
ADDITIONAL AGREEMENTS

        7.1    Shareholder Approvals.

        (a)   As soon as practicable following the date the Registration Statement is declared effective under the Securities Act, Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Seller's Shareholders' Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. The Seller's Board shall recommend that its shareholders approve this Agreement in accordance with the GBCC (the "Seller Recommendation") and shall include such recommendation in the proxy statement mailed to shareholders of Seller, except to the extent the Seller's Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Seller shall solicit and use its reasonable best efforts to obtain the Requisite Seller Shareholder Vote.

        (b)   Neither Seller's Board nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an "Adverse Recommendation Change"). Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Vote, the Seller's Board may make an Adverse Recommendation Change if and only if:

          (A)  the Seller's Board determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes a Superior Proposal;

          (B)  [Reserved];

          (C)  the Seller's Board provides written notice (a "Notice of Recommendation Change") to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change, which announcement may not occur prior to the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to three (3) business days following the giving of such new Notice of Recommendation Change);

          (D)  after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to propose such adjustments in the terms and conditions of this Agreement as would cause the Superior Proposal to no longer constitute a Superior Proposal (provided, however, that the Buyer shall not be required to propose any such adjustments); and

          (E)  the Seller's Board, following such five business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal.

        7.2    Registration of Buyer Common Stock.

        (a)   As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC the Registration Statement. The Registration Statement shall contain the Proxy Statement/Prospectus. Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Seller will use its reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.

        (b)   Not later than fifteen (15) days prior to the Effective Time, Buyer shall notify the Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

        7.3    Other Offers, etc.

        (a)   From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an "Acquisition Agreement") contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Vote, this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller's Board shall have determined in good faith, after consultation with the Seller Financial Advisors and Seller's outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a

Superior Proposal, (C) (1) at least five (5) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (D) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five (5) business days' prior written notice of a meeting of the Seller's Board at which meeting the Seller's Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

        (b)   In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

        (c)   Seller shall, and shall cause its and its Subsidiary's directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

        (d)   Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        7.4    Consents of Regulatory Authorities.

        The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed or include a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c) .

        7.5    Agreement as to Efforts to Consummate.

        Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

        7.6    Investigation and Confidentiality.

        (a)   Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as such other Party reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations of the Party subject to such investigation. No investigation by either Party shall affect the ability of the such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer's senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements and the internal controls of Seller and Seller's independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under applicable Laws, including Sections 302, 404 and 906 of the Sarbanes-Oxley Act; provided, that such meetings shall not interfere unnecessarily with normal operations of Seller.

        (b)   Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

        (c)   Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

        7.7    Press Releases.

        Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substances of any press release, communication with Seller's shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        7.8    Charter Provisions.

        Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation,

Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

        7.9    Employee Benefits and Contracts.

        (a)   (i)    Seller shall continue the engagement of Sterne Agee (and any successor in interest), the current independent trustee for the ESOP (the "ESOP Trustee"), through the Closing. Notwithstanding the foregoing, upon obtaining Buyer's written consent at least thirty (30) days prior to Closing, Seller may replace Stern Agee with a committee of three employees who are not beneficial owners of any shares of Seller Common Stock other than such shares as are allocated to such employees in the ESOP (in which case such committee shall hereinafter be referred to as the ESOP Trustee). Seller Entities shall cooperate in promptly providing all material information requested by the ESOP Trustee in connection with its services as described above.

           (ii)  Seller shall cause to be distributed to the ESOP Trustee and to each SOP participant or beneficiary the same notices and information statement relating to the Merger as are distributed to each non-ESOP holder of Seller Common Stock. Seller shall use its reasonable best efforts, and otherwise comply with the ESOP plan document and applicable Law, in obtaining the vote on the Merger by ESOP participants and beneficiaries and the ESOP Trustee, including but not limited to instructing that the ESOP Trustee (i) properly communicates the voting process and its voting recommendations to ESOP participants and beneficiaries; (ii) takes reasonable steps to ensure that decisions of the ESOP participants and beneficiaries and the ESOP Trustee are made independently and without any undue or improper influence exerted by any Seller Entity; (iii) collects the votes of ESOP participants and beneficiaries as to the whole allocated shares of Seller Common Stock in their ESOP accounts; (iv) after collecting the votes of ESOP participants and beneficiaries, votes the unallocated shares, shares for which no directions are received, and fractional shares of Seller Common Stock held by the ESOP in the same proportion as the whole shares have been directed to be voted by ESOP participants and beneficiaries, unless the ESOP Trustee determines that it has some fiduciary obligation to vote otherwise; and (v) acts in compliance with ERISA and the Code in carrying out its responsibilities with respect to the ESOP.

        (b)   All persons who are employees of the Seller Entities immediately prior to the Effective Time, including employees on approved leaves of absence, and whose employment is not terminated, if any, at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of Buyer Bank; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or Buyer Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the Bylaws and the policies and procedures of Buyer or Buyer Bank. Buyer shall provide Continuing Employees with compensation generally consistent with similarly situated employees of Buyer in similar market areas. All of the Continuing Employees shall be employed at the will of Buyer Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

        (c)   As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to similarly situated Buyer or Buyer Bank employees. With respect to Buyer Employee Benefit Plans providing health or welfare coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller Benefit Plan at the Effective Time of the Merger. If any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health or welfare coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Benefit Plan during that plan year prior to the transition effective date. Each Continuing Employee shall be entitled to full credit under any Buyer plan for prior service with Seller solely for purposes of eligibility and vesting.

        (e)   Seller shall cause each holder of Seller Options and Seller Warrants to execute and deliver a Stock Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit C or a Stock Warrant Cash-Out Agreement dated as of the date hereof in the form of Exhibit D, as applicable, pursuant to which he or she agrees to cancel his or her outstanding Seller Options or Seller Warrants, as applicable, as of the Effective Time in exchange for a one-time cash payment as set forth in Section 3.5 of the Agreement, subject to applicable tax withholding; provided, however, that Stock Option Cash-Out Agreements from any holders of Seller Options and Stock Warrant Cash-Out Agreements from any holders of Seller Warrants that are not director or executive officers of Seller may be sought following the execution of this Agreement.

        (f)    No provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any Continuing Employee or other third party.

        (g)   Prior to the Closing, the appropriate board of directors among the Seller Entities shall adopt resolutions terminating, effective as of the date which immediately precedes the Closing Date (the "Termination Date") (i) the ESOP, including the 401(k) component thereof; and (ii) each Seller Benefit Plan designated by Buyer in a written notice provided to Seller not less than fifteen (15) days prior to the Closing Date. As part of any such termination of a Seller Benefit Plan that is a Seller ERISA Plan, Seller shall take or cause to be taken all action necessary to (x) fully vest all participants therein in their account balances, effective as of the Termination Date, (y) adopt all amendments, including amendments and restatements, of each document evidencing each such plan as may be necessary to maintain each such plan's compliance with applicable provisions of the Code, (z) cause each such plan to promptly distribute benefits to participants in accordance with its terms and applicable Law, provided that distribution from the ESOP shall occur only after IRS approval of the ESOP's termination is obtained. Buyer or Buyer Bank shall cause its Employee Benefit Plan which provides for a "cash or deferred arrangement" pursuant to Code Section 401(k) to accept direct rollovers from the 401(k) component of the ESOP, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan.

        (h)   Any Non-Offer Employee shall be paid by Buyer following such Person's separation from employment from Seller or Buyer, as applicable, as severance, in a single lump sum no later than thirty (30) days following separation of service, an amount determined as follows: (i) if employed by any Seller Entity for less than one (1) year, four (4) weeks of such Person's base salary, (ii) if employed by any Seller Entity for greater than one (1) year but less than five (5) years, twelve (12) weeks of such Person's base salary, (iii) if employed by any Seller Entity for greater than five (5) years but less than ten (10) years, sixteen (16) weeks of such Person's base salary; and (iv) if employed by any Seller Entity for greater than ten (10) years, twenty-six (26) weeks of such Person's base salary. Buyer shall be entitled to withhold any applicable Taxes from payments made pursuant to this Section 7.9.

        7.10    D&O Indemnification.

        (a)   For a period of six (6) years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of the Seller Entities or, at Seller's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the same extent as such persons would be indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Buyer in effect on the date of this Agreement if serving in a comparable position with Buyer.

        (b)   At or prior to the Effective Time, Buyer shall use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to purchase a non-rescindable extended reporting period for Seller's existing directors' and officers' liability insurance policy with a duration of at least six (6) years after the Effective Time (provided, that Buyer may substitute therefore (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller's directors and officers, 200% of the annual premium payments on Seller's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

        (c)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof; provided, that failure to provide such notice shall not relieve Buyer of its obligations pursuant to this Section unless such failure materially prejudices Buyer. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer's Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

        (d)   If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.10.

        (e)   The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        8.1    Conditions to Obligations of Each Party.

        The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

          (a)    Shareholder Approval.    Seller shall have received the Requisite Seller Shareholder Vote.

          (b)    Regulatory Approvals.    All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

          (c)    Consents and Approvals.    Each Party shall have obtained any and all Consents required for consummation of the Merger and Bank Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 8.1(c)(i) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any, and shall have properly terminated the Seller Contracts listed in Section 8.1(c)(ii) of the Seller Disclosure Memorandum. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

          (d)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

          (e)    Legal Proceedings.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (f)    Exchange Listing.    Buyer shall have filed with The NASDAQ Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Stock Consideration, and The NASDAQ Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

        8.2    Conditions to Obligations of Buyer.

        The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.5(a):

          (a)    Representations and Warranties.    For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i) and 4.25 shall be deemed untrue and incorrect if not true and correct in all material respects and Sections 4.3 and 4.7 shall be deemed untrue and incorrect if not true and correct in all respects. There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, 4.7 and 4.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect (disregarding any materiality or Material Adverse Effect or Knowledge qualification contained in any representations or warranties).

          (b)    Performance of Agreements and Covenants.    Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)    Officers' Certificate.    Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(g), and 8.2(j) have been satisfied.

          (d)    Secretary's Certificate.    Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of Seller as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the Bylaws of Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller's Board authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve certifying that Seller is a registered bank holding company, (vi) a copy of the Articles of Incorporation of Seller Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of Seller Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Georgia Department of Banking and Finance as to the good standing of Seller Bank, and (ix) a certificate of the FDIC certifying that Seller Bank is an insured depository institution.

          (e)    Officer Agreement; Non-Compete Agreements; Stock Option Cash-Out Agreements; Stock Warrant Cash-Out Agreements; Support Agreements; Claims Letter.    The Stock Option Cash-Out Agreements in the form attached hereto as Exhibit C and the Stock Warrant Cash-Out Agreements in the form attached hereto as Exhibit D shall have been executed by each holder of Seller Options and Seller Warrants, respectively, and delivered to Buyer, and Seller shall have complied in all material respects with Section 7.9(e). The Officer Agreement in the form attached hereto as Exhibit E and the Release Agreement in the form of Exhibit H shall have been executed by Dana Potts (and such party shall not have advised the Buyer that such party intends to breach any such agreement) and delivered to Buyer. The Non-Compete Agreements in the form attached hereto as Exhibit F shall have been executed by the members of Seller's and Seller Bank's board of directors and delivered to Buyer. Each of the directors of Seller and Seller Bank shall have executed claims letters in the form attached hereto as Exhibit G and delivered the same to Buyer.

          (f)    Federal Tax Opinion.    Buyer shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

          (g)    Notices of Dissent.    Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 8% of the outstanding shares of Seller Common Stock.

          (h)    Exercise of Seller Options or Seller Warrants.    The directors and Officers of Seller shall not have exercised any Seller Options or Seller Warrants held by such persons following the execution of this Agreement.

          (i)    No Material Adverse Effect.    There shall not have occurred any Seller Material Adverse Effect from the March 31, 2016 balance sheet to the Effective Time with respect to Seller.

        8.3    Conditions to Obligations of Seller.

        The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.5(b):

          (a)    Representations and Warranties.    For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b) and 5.7 shall be deemed untrue and incorrect if not true and correct in all material respects and Sections 5.3 and 5.6 shall be deemed untrue and incorrect if not true and correct in all respects. There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b), 5.3, 5.6 and 5.7) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect (disregarding any materiality or Material Adverse Effect or Knowledge qualification contained in any representations or warranties).

          (b)    Performance of Agreements and Covenants.    Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)    Officers' Certificate.    Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Buyer and in Sections 8.3(a) and 8.3(b) been satisfied.

          (d)    Secretary's Certificate.    Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of the Buyer as in effect from the date of this Agreement until the

  Closing Date, along with a certificate of the Secretary of State of the State of Georgia as to the good standing of the Buyer, (iii) a copy of the Bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, and (iv) a copy of the consent of Buyer's Board of Directors authorizing and approving the applicable matters contemplated hereunder.

          (e)    Federal Tax Opinion.    Seller shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice LLP, in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

          (f)    Payment of Merger Consideration.    Buyer shall have deposited with the Exchange Agent the total Merger Consideration as provided by this Agreement.

          (g)    No Material Adverse Effect.    There shall not have occurred any Buyer Material Adverse Effect from the March 31, 2016 balance sheet to the Effective Time with respect to Buyer.

ARTICLE 9
TERMINATION

        9.1    Termination.

        Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)   By mutual written agreement of Buyer and Seller; or

          (b)   By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the good faith opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

          (c)   By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Vote is not obtained at the Seller's Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

          (d)   By Buyer or Seller in the event that the Merger shall not have been consummated by December 15, 2016, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

          (e)   By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller Board shall have made an Adverse Recommendation Change except in compliance with

  Section 7.3, (ii) the Seller's Board shall have failed to reject an Acquisition Proposal and reaffirm the Seller Recommendation within ten (10) business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Seller shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

          (f)    By Seller, prior to the Requisite Seller Shareholder Vote (and provided that Seller has complied in all material respects with Section 7.1 (including the provisions of Section 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3, in order to enter into a Superior Proposal.

        9.2    Effect of Termination.

        In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.8 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

        9.3    Termination Fee.

        (a)   If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $350,000 (the "Termination Fee"). The Termination Fee shall be paid to Buyer in same day funds.

        (b)   In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders of Seller, senior management or Seller's Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 9.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Seller or Buyer pursuant to Section 9.1(c)(iii) , and (iii) prior to the date that is six (6) months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

        (c)   The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys' fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

        9.4    Non-Survival of Representations and Covenants.

        Except for Sections 7.6(b), 7.8, 7.10, 10.2 and 10.8 and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

        10.1    Definitions.

        (a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

        "Acquisition Agreement" shall have the meaning as set forth in Section 7.3(a) of the Agreement.

        "Acquisition Proposal" means any proposal (whether communicated to Seller or publicly announced to Seller's shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction, (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the assets of Seller, or (iii) any liquidation or dissolution of Seller.

        "Adverse Recommendation Change" shall have the meaning as set forth in Section 7.1(b) of the Agreement.

        "Affiliate" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "Aggregate Stock Maximum Limit" shall have the meaning as set forth in Section 3.2(d) of the Agreement.

        "Aggregate Stock Minimum Limit" shall have the meaning as set forth in Section 3.2(d) of the Agreement.

        "Agreement" shall have the meaning as set forth in the introduction of the Agreement.

        "Allowance" shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

        "Articles of Merger" shall have the meaning as set forth in the Section 1.3 of the Agreement.

        "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "Bank Merger" shall have the meaning as set forth in Section 1.5 of the Agreement.

        "BHCA" shall have the meaning as set forth in Section 4.1 of the Agreement.

        "Buyer" shall have the meaning as set forth in the introduction of the Agreement.

        "Buyer Bank" shall have the meaning as set forth in the introduction of the Agreement.

        "Buyer Common Stock" means the common stock, par value $0.01 per share, of Buyer.

        "Buyer Entities" means, collectively, Buyer and all Buyer Subsidiaries.

        "Buyer Exchange Act Reports" shall have the meaning as set forth in Section 5.4 of the Agreement.

        "Buyer Financial Statements" means (i) the consolidated balance sheets of Buyer as of December 31, 2015, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2015, and for each of the three fiscal years ended December 31, 2015, as filed in amended form by Buyer in Buyer Exchange Act Reports, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Buyer Exchange Act Reports, as amended, filed with respect to periods ended subsequent to December 31, 2015.

        "Buyer Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial condition, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that "Buyer Material Adverse Effect" shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, or (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

        "Buyer Subsidiaries" means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

        "Cash Consideration" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Cash Election" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Cash Election Shares" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Certificates" shall have the meaning as set forth in Section 3.1(b) of the Agreement.

        "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Continuing Employee" shall have the meaning as set forth in Section 7.9(b) of the Agreement.

        "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

        "Disqualified Person" shall have the meaning as set forth in Section 4.15(f) of the Agreement.

        "Dissenter Shares" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "DOL" shall have the meaning as set forth in Section 4.15(b) of the Agreement.

        "Effective Time" shall have the meaning as set forth in Section 1.3 of the Agreement.

        "Election Deadline" shall have the meaning as set forth in Section 3.2(c) of the Agreement.

        "Election Form" shall have the meaning as set forth in Section 3.2(a) of the Agreement.

        "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, commission, retention, change in control or other incentive plan, bank owned life insurance, split-dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

        "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over the relevant entity or property, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. ("CERCLA"), (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. ("RCRA"), (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.), (v) the Clean Water Act (33 U.S.C. §§1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph, (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

        "ESOP" means the First Citizens Bankshares, Inc. Employee Stock Ownership Plan.

        "ESOP Trustee" shall have the meaning as set forth in Section 7.9(a) of the Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        "Exchange Act Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Exchange Agent" shall have the meaning as set forth in Section 3.2(a) of the Agreement.

        "Excluded Shares" shall have the meaning as set forth in Section 3.1(d) of the Agreement.

        "Exhibits" means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

        "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

        "GBCC" shall mean the "Georgia Business Corporation Code."

        "Governmental Authority" shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

        "Group" shall have the meaning as set forth in Section 13(d) of the Exchange Act.

        "Hazardous Material" shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, HSRA regulated substances, pesticides, other agricultural chemicals, oil, petroleum products or byproducts (including any constituents thereof), urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Material" shall not mean or include any such

Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

        "Indemnified Party" shall have the meaning as set forth in Section 7.10(a) of the Agreement.

        "Individually Identifiable Personal Information" or "IIPI" shall have the meaning as set forth in Section 4.17(a) of the Agreement.

        "Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade dress, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, other confidential business information, franchises, know-how, inventions, and other intellectual property rights.

        "IRS" shall have the meaning as set forth in Section 4.15(b) of the Agreement.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should reasonably have been known after reasonable inquiry of the records and employees of such Person, by the chairman, chief executive officer or chief financial officer of such Person, without any further investigation.

        "Law" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

        "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys' fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) easements and/or restrictions affecting real property Assets that do not prohibit the current use of such Assets, (ii) Liens for current property Taxes not yet due and payable, and (iii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

        "Litigation" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "Loans" shall have the meaning as set forth in Section 4.21 of the Agreement.

        "Maximum Amount" shall have the meaning as set forth in Section 7.10(b) of the Agreement.

        "Merger" shall have the meaning as set forth in the Recitals of the Agreement.

        "Merger Consideration" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Mixed Consideration" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Mixed Election" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Mortgage" means a mortgage, deed of trust, pledge or collateral assignment of property trust beneficiary interest or other instrument creating a lien on or ownership interest in a Mortgaged Property.

        "Mortgage Finance Agency" means the Federal Housing Administration, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any Seller Entity (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

        "Mortgage Loan" shall mean any loan secured by a Mortgage or a participation interest or certificate or other ownership interest in such a loan that has been sold to a Mortgage Finance Agency.

        "Mortgaged Property" shall mean the underlying property or properties securing a loan, consisting of a fee simple estate or leasehold estate, or both, in a parcel of land improved by one or more properties, together with any personal property, fixtures, leases and other property or rights pertaining thereto, or property trust beneficiary interest with respect to the foregoing.

        "Non-Compete Agreement" shall have the meaning as set forth in the Recitals of the Agreement.

        "Non-Election" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Non-Election Shares" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Non-Offer Employee" means any Person who (i) is an employee of any Seller Entity on the date of this Agreement, (ii) is not offered employment by Buyer with (A) salary and benefits at least equal to those provided to such person by the Seller Entities, to the extent comparable benefits are provided by Buyer Bank, and (B) no requirement to relocate such Person's place of employment more than fifteen (15) miles from such Person's place of employment on the date of this Agreement and (iii) is an employee of any Seller Entity immediately prior to the Effective Time. Any former employee of a Seller Entity who accepts employment with Buyer but whose employment with Buyer is terminated as a result of an elimination of such Person's position with Buyer (and not as a result of actions or inactions by such Person that give rise to a termination of employment for cause) within six (6) months of the Closing Date shall also be considered a Non-Offer Employee.

        "Notice of Recommendation Change" shall have the meaning as set forth in Section 7.1(b) of the Agreement.

        "Off-Balance Sheet Arrangements" shall have the meaning as set forth in Section 4.6 of the Agreement.

        "Officer Agreement" shall have the meaning as set forth in the Recitals of the Agreement.

        "Operating Property" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

        "Participation Facility" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" means Seller or Buyer and "Parties" means both of such Persons.

        "Permit" means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer or Seller Adverse Effect, as the case may be.

        "Per Share Purchase Price" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Person" means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Proxy Statement/Prospectus" shall have the meaning as set forth in Section 4.2(c) of the Agreement.

        "RCRA" shall have the meaning as set forth in Section 10.1(a) of the Agreement.

        "Reallocated Cash Election Shares" shall have the meaning as set forth in Section 3.1(e) of the Agreement.

        "Reallocated Stock Election Shares" shall have the meaning as set forth in Section 3.1(e) of the Agreement.

        "Registration Statement" shall have the meaning as set forth in Section 4.2(c) of this Agreement.

        "Regulatory Authorities" means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the Georgia Department of Banking and Finance, the FDIC, and the Federal Reserve.

        "Release Agreement" shall have the meaning as set forth in the Recitals of the Agreement.

        "Representative" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

        "Requisite Seller Shareholder Vote" shall have the meaning as set forth in Section 4.2(a) of the Agreement.

        "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

        "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC promulgated thereunder.

        "Seller" shall have the meaning as set forth in the introduction of the Agreement.

        "Seller Bank" shall have the meaning as set forth in the introduction of the Agreement.

        "Seller Benefit Plans" shall have the meaning as set forth in Section 4.15(a) of the Agreement.

        "Seller's Board" shall mean the Board of Directors of Seller.

        "Seller Common Stock" means the common stock, par value $5.00 per share, of Seller.

        "Seller Contracts" shall have the meaning as set forth in Section 4.16(a) of the Agreement.

        "Seller Disclosure Memorandum" means the written information entitled "S Bankshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "Seller Entities" means, collectively, Seller and all Seller Subsidiaries.

        "Seller ERISA Plan" shall have the meaning as set forth in Section 4.15(a) of the Agreement.

        "Seller Financial Advisor" means BSP Securities, LLC.

        "Seller Financial Statements" means (i) the consolidated balance sheets of Seller as of December 31, 2015, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2015, and for each of the three fiscal years ended December 31, 2015, as filed by Seller with the Federal Reserve, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as filed by Seller with the Federal Reserve with respect to periods ended subsequent to December 31, 2015.

        "Seller Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on (i) the financial condition, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that "Seller Material Adverse Effect" shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and holding companies generally, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller's costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Seller to this Agreement or any of the transactions contemplated by this Agreement, or (F) changes in unrealized gains or losses in the "available for sale" securities portfolio of Seller Bank as a result of interest rate changes, or (G) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

        "Seller Pension Plan" shall have the meaning as set forth in Section 4.15(a) of the Agreement.

        "Seller Recommendation" shall have the meaning as set forth in Section 7.1 of the Agreement.

        "Seller Regulatory Agreement" shall have the meaning as set forth in Section 4.23 of the Agreement.

        "Seller's Shareholders' Meeting" means the meeting of Seller's shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

        "Seller Subsidiaries" mean the Subsidiaries of Seller.

        "Seller Options" shall have the meaning as set forth in Section 3.5(a) of the Agreement.

        "Stock Consideration" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Stock Election" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Stock Election Number" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Stock Election Shares" shall have the meaning as set forth in Section 3.2(b) of the Agreement.

        "Subsidiaries" means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

        "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller's Board (after consultation with Seller's outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be more favorable to the Seller's Shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Buyer in response to such offer or otherwise and the certainty of closing)).

        "Support Agreements" shall have the meaning as set forth in the Recitals of the Agreement.

        "Surviving Corporation" means Buyer as the surviving corporation resulting from the Merger.

        "Takeover Laws" shall have the meaning as set forth in Section 4.24 of the Agreement.

        "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

        "Tax Return" means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

        "Taxing Authority" means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

        "Termination Date" shall have the meaning as set forth in Section 7.9(g) of the Agreement.

        "Termination Fee" shall have the meaning as set forth in Section 9.3(a) of the Agreement.

        "WARN Act" shall have the meaning as set forth in Section 4.14(d) of the Agreement.

        (b)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", and such terms shall not be limited by enumeration or example.

        10.2    Expenses.

        Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

        10.3    Entire Agreement.

        Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

        10.4    Amendments.

        To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite Seller Shareholder Vote has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

        10.5    Waivers.

        (a)   Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

        (b)   Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

        (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        10.6    Assignment.

        Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        10.7    Notices.

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer or Buyer Bank:	State Bank Financial Corporation 3399 Peachtree Road, NE, Suite 1900 Atlanta, GA 30326
Attention: Sheila Ray
Copy to Counsel:	Nelson Mullins Riley & Scarborough, LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363
Attention: Brennan Ryan, Esq.
Seller:	S Bankshares, Inc. 205 South Veterans Blvd. Glennville, GA 30427
Attention: Dana Potts
Copy to Counsel:	Womble Carlyle Sandridge & Rice LLP 271 17th Street NW, Suite 2400 Atlanta, GA 303633
Attention: Steven S. Dunlevie, Esq.

        10.8    Governing Law; Jurisdiction.

        Without regard to any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Atlanta, Georgia. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        10.9    Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        10.10    Captions; Articles and Sections.

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

        10.11    Interpretations.

        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

        10.12    Enforcement of Agreement.

        The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.13    Third-Party Beneficiaries.

        From and after the Effective Time, (i) the employees of the Seller Entities immediately prior to the Effective Time shall be deemed to be third party beneficiaries of Section 7.9 of this Agreement and (ii) each Indemnified Party shall be deemed a third party beneficiary of Section 7.10 of this Agreement. Except as set forth in the foregoing sentence, nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

        10.14    Severability.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION (BUYER)
By:	/s/ J. THOMAS WILEY, JR.
	Name:	J. Thomas Wiley, Jr.
	Title:	President
S BANKSHARES, INC. (SELLER)
By:	/s/ MARK V. SMITH
	Name:	Mark V. Smith
	Title:	Chairman

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

SHAREHOLDER SUPPORT AGREEMENT

        THIS SHAREHOLDER SUPPORT AGREEMENT (this "Agreement") is made and entered into as of [                    ], 2016, by and between State Bank Financial Corporation, a Georgia corporation ("Buyer"), S Bankshares, Inc., a Georgia corporation ("Seller"), and the undersigned shareholder of Seller (the "Shareholder").

        The Shareholder desires that Buyer and Seller enter into an Agreement and Plan of Merger, dated as of the date hereof, by and between Buyer and Seller (as the same may be amended or supplemented, the "Merger Agreement"). The Merger Agreement provides for the acquisition of Seller by Buyer pursuant to which Seller will merge with and into Buyer, with Buyer as the surviving entity (the "Merger"). The transactions described in the Merger Agreement are subject to the approvals of the shareholders of Seller and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

        The Shareholder and Seller are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions (the "Transactions") contemplated therein, including, without limitation, the Merger.

        NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

        1.    Representations and Warranties.    The Shareholder represents and warrants to Buyer as follows:

          (a)   The Shareholder has voting power over the number of shares ("Shareholder's Shares"), of Seller Common Stock set forth below such Shareholder's name on the signature page hereof. Except for the Shareholder's Shares, the Shareholder does not have voting power over any shares of Seller Common Stock.

          (b)   This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

          (c)   None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder's Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder's Shares.

          (d)   The Shareholder's Shares and the certificates representing the Shareholder's Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a "Lien"), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

          (e)   The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

        2.    Voting Agreements.    The Shareholder agrees with, and covenants to, Buyer as follows:

          (a)   At any meeting of shareholders of Seller called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought, the Shareholder shall vote (or cause to be voted) all of the Shareholder's Shares in favor of the execution and delivery by Seller of the Merger Agreement, and the approval of the terms thereof and each of the Transactions; provided, however, that nothing in this Agreement shall be deemed to require the Shareholder to vote any Shares over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than the Seller. The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby grants Buyer an irrevocable proxy, coupled with an interest, to vote all of the Shareholder's Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the termination of the Merger Agreement in accordance with Section 9.1, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

          (b)   At any meeting of Seller's shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder's Shares against any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller (a "Competing Transaction").

        3.    Covenants.    The Shareholder agrees with, and covenants to, Buyer as follows:

          (a)   The Shareholder shall not, without the prior written consent of Buyer, which Buyer shall not unreasonably withhold, (i) "Transfer" (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder's Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder's Shares or any interest therein, except to Buyer pursuant to the Merger Agreement; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder's Shares or any interest therein, except to Buyer, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder's Shares or the right to vote or provide a written consent or waiver with respect to Shareholder's Shares, except for those consistent with this Agreement, or (iv) deposit Shareholder's Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder's Shares; provided that Shareholder may Transfer any of Shareholder's Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution; provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Buyer a counterpart to this Agreement in form and substance satisfactory to Buyer. Seller agrees with, and covenants to, Buyer that Seller shall not register the transfer of any certificate representing any of the Shareholder's Shares, including any additional shares of Seller Common Stock acquired by the Shareholder, unless such transfer is made to Buyer or otherwise in compliance with this Agreement.

          (b)   The Shareholder's Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and/or Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the "Per Share Purchase Price" as defined in Article 3 of the Merger Agreement). The Shareholder hereby agrees not to exercise or pursue any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

          (c)   Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder's capacity as a director of Seller, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

        4.    No Prior Proxies.    The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder's Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

        5.    Certain Events.    The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder's Shares shall pass, whether by operation of law or otherwise, including the Shareholder's successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock or other voting securities of Seller by the Shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of Seller issued to or acquired by the Shareholder.

        6.    Further Assurances.    The Shareholder shall, upon request of Buyer and at Buyer's reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof and to vest in Buyer the power to vote such Shareholder's Shares as contemplated by Section 2 of this Agreement.

        7.    Termination.    This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, except for Section 9, which shall survive for one year.

        8.    Capacity as Shareholder.    This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Seller and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Seller or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Seller.

        9.    Miscellaneous.

          (a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms "include," "including" and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

          (b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 10.7 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

          (c)   The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d)   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature or signature by other electronic means shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

          (e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

          (f)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to the applicable conflicts of laws principles thereof.

          (g)   This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholder may not transfer or assign any rights or interests in the Shareholder's Shares, except to Buyer or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

          (h)   The Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Buyer and its subsidiaries and that Buyer and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Georgia without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          (i)    If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

          (j)    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

        IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION
By:
Name:
Title:
S BANKSHARES, INC.
By:
Name:
Title:

"SHAREHOLDER"
Name:
Address:

Number of Shares of Seller Common Stock and Capacity of Ownership:

Number of Seller Options and Capacity of Ownership:

Number of Seller Warrants and Capacity of Ownership:

SIGNATURE PAGE TO SHAREHOLDER SUPPORT AGREEMENT

 EXHIBIT A

Exhibit B

BANK AGREEMENT OF MERGER

        This BANK AGREEMENT OF MERGER (the "Plan of Merger") is made and entered into as of the       day of                        , 2016, by and between State Bank and Trust Company, a Georgia state-chartered bank ("State Bank"), and S Bank, a Georgia state-chartered bank ("Seller Bank").

WITNESSETH:

        WHEREAS, State Bank Financial Corporation, a Georgia corporation ("Buyer"), and S Bankshares, Inc., a Georgia corporation ("Seller"), entered into that certain Agreement and Plan of Merger dated as of May 19, 2016 (the "Merger Agreement"), which provides for the merger of Seller with and into Buyer (the "Parent Merger");

        WHEREAS, following consummation of the Parent Merger, Buyer and Seller, as the current sole-shareholders, respectively, of State Bank and Seller Bank, desire to consolidate the operations of State Bank and Seller Bank pursuant to the merger of Seller Bank with and into State Bank (the "Bank Merger"); and

        WHEREAS, the boards of directors of State Bank and Seller Bank, as well as the sole shareholders of State Bank and Seller Bank, respectively, have authorized the consolidation of State Bank and Seller Bank, and have approved this Plan of Merger and have authorized its execution.

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    Merger.     Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Seller Bank shall be merged with and into State Bank. State Bank shall be the surviving bank resulting from the Bank Merger (the "Surviving Bank") and shall be operated as a wholly-owned subsidiary of Buyer. At the Effective Time, the separate existence of Seller Bank shall cease. The parties hereto intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        Section 1.2    Effective Time.     The Bank Merger shall not be effective unless and until (i) the Parent Merger is consummated; and (ii) the Bank Merger receives all necessary approvals from any state or federal regulatory authority having jurisdiction over the Bank Merger (the "Regulatory Authorities") or such later time as specified in the Articles of Merger filed with the Georgia Secretary of State (the "Effective Time").

        Section 1.3    Articles of Incorporation and Bylaws.

          (a)   The Articles of Incorporation of State Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

          (b)   The Bylaws of State Bank in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

        Section 1.4    Directors and Officers.     The initial board of directors of the Surviving Bank will be comprised of those individuals serving as members of the board of directors of State Bank immediately prior to the Effective Time. The initial officers of the Surviving Bank will be comprised of those individuals serving as officers of State Bank immediately prior to the Effective Time.

        Section 1.5    Offices.     The principal office of the Surviving Bank will be located in Macon, Georgia. The other offices of the Surviving Bank shall be the existing offices of State Bank and Seller Bank, and such other branches as may be duly authorized and established from time to time.

        Section 1.6    Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.

          (a)   As of the Effective Time, the corporate existence of State Bank and Seller Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as State Bank and Seller Bank.

          (b)   As of the Effective Time, all rights, franchises, and interests of both State Bank and Seller Bank in and to every type of property (real, personal, and mixed), and all choses in action of both State Bank and Seller Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either State Bank or Seller Bank at the Effective Time.

          (c)   All liabilities and obligations of both State Bank and Seller Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that State Bank and Seller Bank were so bound at the Effective Time.

ARTICLE II
MANNER AND BASIS OF CONVERTING SHARES OF STOCK

        Section 2.1    Manner of Conversion.     At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:

          (a)   Each share of State Bank common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

          (b)   Each share of Seller Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III
COVENANTS AND AGREEMENTS

        Section 3.1    Commercially Reasonable Efforts, Cooperation.     Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

        Section 3.2    Regulatory Matters.

          (a)   Following the execution and delivery of this Plan of Merger, State Bank and Seller Bank shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Bank Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.

          (b)   Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

ARTICLE IV
CONDITIONS TO CLOSING

        The obligations of State Bank and Seller Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:

        Section 4.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the conditions set forth in Article 8 of the Merger Agreement. In addition, the closing of the Bank Merger is expressly conditioned on the prior closing of the Parent Merger.

        Section 4.2    Regulatory Approvals.     The Regulatory Authorities shall have approved or consented to the Bank Merger, and all other required regulatory approvals of the Parent Merger shall have been received and any applicable waiting periods shall have expired.

ARTICLE V
TERMINATION AND AMENDMENT

        Section 5.1    Termination.     This Plan of Merger shall be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article 9 thereof. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Plan of Merger shall terminate and become void and shall have no effect, without further liability on behalf of any party.

        Section 5.2    Amendments.     To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of State Bank and Seller Bank.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Counterparts.     This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

        Section 6.2    Persons Bound; No Assignment.     This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

        Section 6.3    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of Georgia.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

STATE BANK AND TRUST COMPANY
By:
Print Name:
Print Title:
S BANK
By:
Print Name:
Print Title:

SIGNATURE PAGE TO PLAN OF MERGER

Exhibit C

STOCK OPTION CASH-OUT AGREEMENT

        THIS STOCK OPTION CASH-OUT AGREEMENT this ("Agreement") is made and entered into as of                        , 2016, by and between the undersigned optionee (the "Optionee") andS Bankshares, Inc., a Georgia corporation (the "Seller").

RECITALS

        A.    The Company has granted the Optionee options to purchase shares in the Seller pursuant to the terms of various Stock Option Agreements granted under the S Bankshares, Inc. 2013 Stock Incentive Plan (the "Stock Options" and each a "Stock Option"). All Stock Options covered by this Agreement are set forth on Exhibit A attached hereto.

        B.    The Company and State Bank Financial Corporation ("Buyer") have made and entered into that certain agreement and plan of merger dated as of May     , 2016 (the "Merger Agreement"), providing for the merger of the Seller with and into the Buyer (the "Merger"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        C.    A condition to the obligations of the Buyer under the Merger Agreement is that all outstanding stock options be cashed-out and terminated immediately prior to the Merger.

        D.    The Company is offering a cash payment to the Optionee, in exchange for the Optionee's agreement to terminate the Stock Options, effective immediately prior to the Merger.

        E.    In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Seller now desire to terminate the Stock Options, effective immediately prior to the effective time of the Merger (the "Effective Time").

SECTION 1 AGREEMENTS

        In consideration of $25.00 paid to the Optionee and the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.1    Stock Options.    The Optionee acknowledges and agrees that: (a) the Seller granted the Optionee the Stock Options providing for the right to purchase shares (the "Option Shares") of the Seller's common stock at a price equal to the price per share with respect to each Stock Option as reflected on Exhibit A (the "Exercise Price"); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase the remaining Option Shares reflected on Exhibit A, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the remaining Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to any capital stock of the Seller (other than warrants, if any, with respect to which the Optionee is contemporaneously entering into a similar agreement with the Seller to cash out and terminate as of the Effective Time). The vesting of any unvested Stock Options shall be accelerated and such Stock Options shall be considered 100% vested effective immediately prior to the Effective Time. As of the Effective Time, each Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Time.

        1.2    Payment.    In consideration for the cancellation of each Stock Option, the Optionee shall be entitled to a lump sum cash payment from the Seller (net of required tax withholdings), made within twenty (20) business days after the Effective Time, in an amount equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person's Seller Options by (2) the Cash Consideration less the exercise price per share of such Seller Options. In the event the exercise price of any Option Shares equals or exceeds the Cash Consideration, such Option Shares shall be canceled without any payment.

 SECTION 2 REPRESENTATIONS AND WARRANTIES

        The Optionee represents and warrants to the Seller the following:

        2.1    Ownership.    The Optionee is the owner and holder of each Stock Option, and as of the Effective Time will deliver each original Stock Option Agreement to the Seller free and clear of any pledges, liens, or security interests.

        2.2    Execution and Delivery; Enforceability.    This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

        2.3    No Conflicts.    The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under any (i) contract to which the Optionee is a party or (ii) any Law or Order to which the Optionee is subject.

SECTION 3 GENERAL PROVISIONS

        3.1    Release.    Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee's own behalf and that of the Optionee's heirs, executors, attorneys, administrators, successors, and assigns, irrevocably, knowingly and voluntarily releases and forever discharges the Seller, and its past, current and future affiliates, assigns, successors, agents, employees, directors and officers (collectively, the "Releasees"), of and from any and all claims, known or unknown, foreseeable or unforeseeable, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under or connected with the terms of the Stock Options or this Agreement (collectively, the "Released Claims"). The Optionee shall indemnify and hold harmless the Releasees from and against any and all Released Claims which are asserted, or threatened to be asserted, against any or all of the Releasees, and such indemnification shall include payment by the Optionee of any and all attorneys' fees, costs and other charges incurred by any and all of the Releasees in connection with any and all Released Claims which are asserted or threatened to be asserted.

        3.2    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of Georgia, without regard to the conflict of law provisions of any jurisdiction.

        3.3    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Optionee and the respective successors and permitted assigns of the Seller and the Optionee.

        3.4    Termination.    If the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall automatically terminate.

[Signatures appear on following page]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

OPTIONEE	S BANKSHARES, INC.
By:
Name:		Name:
Title:

SIGNATURE PAGE TO STOCK OPTION CASH-OUT AGREEMENT

 EXHIBIT A

Number of Options	Exercise	Price

Exhibit D

WARRANT CASH-OUT AGREEMENT

        THIS WARRANT CASH-OUT AGREEMENT this ("Agreement") is made and entered into as of                        , 2016, by and between the undersigned warrantholder (the "Warrant Holder") and S Bankshares, Inc., a Georgia corporation (the "Seller").

RECITALS

        A.    The Company has granted the Warrant Holder warrants to purchase shares in the Seller pursuant to the terms of a Warrant Agreement (the "Warrant").

        B.    The Company and State Bank Financial Corporation (the "Buyer") have made and entered into that certain agreement and plan of merger dated as of May     , 2016 (the "Merger Agreement"), providing for the merger of the Seller with and into the Buyer (the "Merger"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        C.    A condition to the obligations of the Buyer under the Merger Agreement is that all outstanding stock warrants be cashed-out and terminated immediately prior to the Merger.

        D.    The Company is offering a cash payment to the Warrant Holder, in exchange for the Warrant Holder's agreement to terminate the Warrant, effective immediately prior to the Merger.

        E.    In connection with the transactions contemplated in the Merger Agreement, the Warrant Holder and the Seller now desire to terminate the Warrant, effective immediately prior to the effective time of the Merger (the "Effective Time").

SECTION 1 AGREEMENTS

        In consideration of $25.00 paid to the Warrant Holder and the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.1    Warrants.    The Warrant Holder acknowledges and agrees that: (a) the Seller granted the Warrant Holder the Warrant providing for the right to purchase up to                shares (the "Warrant Shares") of the Seller's common stock at a price equal to $47.00 per share (the "Exercise Price"); (b) as of the date of this Agreement, the Warrant Holder has not exercised the right to purchase any of the Warrant Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Warrant Shares; and (c) the Warrant Holder has no other rights or interests in any other warrants or options with respect to any capital stock of the Seller (other than options, if any, with respect to which the Warrant Holder is contemporaneously entering into a similar agreement with the Seller to cash out and terminate as of the Effective Time). As of the Effective Time, the Warrant shall terminate in its entirety and shall thereafter be null and void, and the Warrant Holder shall have no interests or rights thereunder on or after the Effective Time.

        1.2    Payment.    In consideration for the cancellation of the Warrant, the Warrant Holder shall be entitled to a lump sum cash payment from the Seller (net of required tax withholdings), made within twenty (20) business days after the Effective Time, in an amount equal to the product obtained by multiplying (1) the number of Warrant Shares by (2) the Cash Consideration less the exercise price per Warrant Share.

SECTION 2 REPRESENTATIONS AND WARRANTIES

        The Warrant Holder represents and warrants to the Seller the following:

        2.1    Ownership.    The Warrant Holder is the owner and holder of the Warrant, and as of the Effective Time will deliver each original Warrant to the Seller free and clear of any pledges, liens, or security interests.

        2.2    Execution and Delivery; Enforceability.    This Agreement has been duly executed and delivered by the Warrant Holder and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes the legal, valid and binding obligation of the Warrant Holder, enforceable in accordance with its terms.

        2.3    No Conflicts.    The execution, delivery and performance of this Agreement by the Warrant Holder will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under any (i) contract to which the Warrant Holder is a party or (ii) any Law or Order to which the Warrant Holder is subject.

SECTION 3 GENERAL PROVISIONS

        3.1    Release.    Upon the full payment of all consideration due to the Warrant Holder pursuant to this Agreement, the Warrant Holder, on the Warrant Holder's own behalf and that of the Warrant Holder's heirs, executors, attorneys, administrators, successors, and assigns, irrevocably, knowingly and voluntarily releases and forever discharges the Seller, and its past, current and future affiliates, assigns, successors, agents, employees, directors and officers (collectively, the "Releasees"), of and from any and all claims, known or unknown, foreseeable or unforeseeable, the Warrant Holder had, now has or may have as of the date of this Agreement by reason of any matter or claim under or connected with the terms of the Warrant or this Agreement (collectively, the "Released Claims"). The Warrant Holder shall indemnify and hold harmless the Releasees from and against any and all Released Claims which are asserted, or threatened to be asserted, against any or all of the Releasees, and such indemnification shall include payment by the Warrant Holder of any and all attorneys' fees, costs and other charges incurred by any and all of the Releasees in connection with any and all Released Claims which are asserted or threatened to be asserted.

        3.2    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of Georgia, without regard to the conflict of law provisions of any jurisdiction.

        3.3    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Warrant Holder and the respective successors and permitted assigns of the Seller and the Warrant Holder.

        3.4    Termination.    If the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall automatically terminate.

[Signatures appear on following page]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

WARRANT HOLDER	S BANKSHARES, INC.
By:
Name:		Name:
Title:

SIGNATURE PAGE TO WARRANT CASH-OUT AGREEMENT

Exhibit E

                        2016

Dana A. Potts
Dpotts@sbank.com

Dear Dana:

        It is my pleasure to extend the following offer of employment to you (the "Officer") to become effective automatically as of and contemporaneously with the "Effective Time" (the "Effective Time") as defined in that certain Agreement and Plan of Merger (the "Merger Agreement"), dated                        , 2016, by and between State Bank Financial Corporation (the "Holding Company"), the holding company of State Bank and Trust Company (the "Bank"), and S Bankshares, Inc. ("Seller"), the holding company of S Bank ("S Bank"). This letter sets forth the basic terms and conditions of your employment, and replaces, in its entirety, your employment agreement, dated May 13, 2008, by and between you, S Bank and Seller.

Position:	Senior Vice President, Senior Operations Manager, SE Georgia
Job Description:

The Senior Operations Manager provides operational management, oversight, sales and service to the SE Georgia Region and serves as liaison between the Region and the Bank's central operations. This job may include, but is not limited to, overseeing daily operations, deposit and loan production, supervision, training compliance, risk management and the collection and tracking of pertinent data.

Reporting to:	Spencer Strickland, Regional President, Middle/Southeast Georgia Region
Start Date:	This letter agreement is effective as of the Effective Time.
Base Salary:	$5,769.23 per bi-weekly pay period ($150,000.00 annualized).
Existing Employment Agreement:

In consideration of an additional $100.00 paid to you as of the Effective Time, the receipt and sufficiency of which you hereby acknowledge for all applicable purposes under this letter, you agree that your retention of the Termination Payment (as defined under the Termination Agreement, dated as of                        , 2016, by and among Holding Company, the Bank, Seller, and S Bank (the "Termination Agreement")) is subject to and expressly conditioned upon your compliance with the covenants set forth in Exhibit A. You, the Holding Company, the Bank, Seller and S Bank agree that such covenants constitute a continuance and extension of the provisions of Sections 5, 6, 7 and 8 of your Employment Agreement, dated as of May 13, 2008, by and among you, S Bank and Seller, mutatis mutandis under and as modified by the applicable provisions of this letter, and notwithstanding anything in the Termination Agreement or this letter to the contrary. Repayment of the Termination Payment shall not affect the efficacy and enforceability of the Termination Agreement. If you violate the covenants set forth in Exhibit A, you will be required to repay to the Bank the Termination Payment that you received pursuant to the Termination Agreement, and, in addition, the Holding Company and the Bank shall be entitled to pursue such other redress and remedies as may be available in connection with such violation. Such repayment shall not adversely affect the enforceability of the Termination Agreement or the terms of this letter by one or more of Holding Company, Bank, Seller and S Bank.

You acknowledge and agree (i) that the Holding Company, the Bank, Seller and S Bank previously entered into the Termination Agreement pursuant to which they (A) unilaterally terminated your existing employment agreement with Seller and S Bank as of the Effective Time and (B) agreed that S Bank would pay you the Termination Payment in connection with such termination as of the Effective Time, and (ii) that the Termination Payment is the only payment you will receive in connection with termination of such existing employment agreement. Additionally, in consideration of such $100.00, the receipt and sufficiency of which you hereby acknowledge for all purposes under this letter, you agree that you (i) will not contest or otherwise challenge (including the enforceability against you of) the unilateral termination and liquidation of your existing Employment Agreement, which is replaced and superseded by this letter agreement, and (ii) will indemnify, save and hold harmless the Holding Company, the Bank, Seller and S Bank from and against any and all damages, liability, losses, claims and other charges incurred by or asserted against one or more of the Holding Company, the Bank, Seller, S Bank, and their respective officers, directors, employees and other agents (collectively, the "Indemnified Parties") in connection with any challenge of, or failure to abide by, the provisions of the preceding sentence and/or clause "(i)" of this sentence, and such indemnification shall include payment by you of any and all attorneys' fees, costs and other expenses incurred by one or more of the Indemnified Parties in connection with any such threatened or actual damages, liability, loss, claim or other charge.

Incentive Plan:

For 2016 and beyond, you will be eligible to participate in an annual performance incentive plan (the "Plan"). Your target incentive opportunity will be 25% of your base salary and the actual payout could be more or less, depending upon performance related to the achievement of mutually-agreeable goals within the Plan. All awards made under, and the terms of, all incentive and stock plans, including the Plan, are subject to the discretion of the board of directors of the Bank, or its delegates. Any such bonus under the Plan will be paid, if at all, within 2-1/2 months after the end of the year to which the bonus relates.

280G:

In the event that the aggregate of all payments or benefits made or provided to the Officer under this offer letter and under all other plans, programs or arrangements of one or more of the Holding Company, the Bank, Seller and S Bank (the "Aggregate Payment") constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a "Parachute Payment"), such payments and benefits shall be reduced or eliminated, as determined by the Bank, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute as a parachute payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to you and the time of such payment shall be made by an independent accounting firm (the "Accounting Firm") selected by the Bank. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (a) the Bank or any affiliate thereof or (b) you.

409A:

Notwithstanding any other provision of this offer letter, if at the time of your "separation from service" (within the meaning of Code Section 409A(a)(2)(A) and Treasury Regulations promulgated thereunder), you are a "specified employee," determined in accordance with Code Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Code Section 409A that are provided to you on account of your separation from service shall not begin to be paid until the earlier of (i) the first business day immediately following the six-month anniversary of your separation from service or (ii) your death ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such deferral period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any payment under this letter upon your termination of employment with respect to which Code Section 409A would require a "separation from service" to have occurred so as to avoid taxation under Code Section 409A shall not be payable unless such termination of employment constitutes a "separation from service" (within the meaning of Code Section 409A and Treasury regulations promulgated thereunder). Neither the Bank nor you or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this offer letter or otherwise, with respect to any payment under this offer letter which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

FLSA Status:	Exempt
Review Period:	Your performance will be reviewed on an annual basis.
Benefits:	Should you accept this job offer, per Bank policy you will be eligible to participate in the following benefits programs as of this date:

401k Plan:

You will be immediately eligible to participate in the Bank's 401k plan. You may begin 'contributing' at the next quarterly open enrollment after the Effective Time. Eligibility for matching contributions is also the first quarter after the Effective Time. You are allowed to rollover any existing like plan monies immediately to the 401k plan.

Insurance:	The Bank currently provides the following insurance benefits for our employees:
• Health Insurance—the Bank offers a choice of HMO health coverage or PPO health coverage with dependent coverage available.
• Dental Insurance—individual and dependent coverage available.
• Long Term Disability—60% of base salary up to age 67.

•

Life Insurance—three times salary in life insurance plus three times salary for Accidental Death (Not to exceed $500,000). $2,000 life insurance on spouse/children is provided at no cost to the employee.

• Optional employee paid coverage for supplemental life insurance; vision, long term care, short term disability and Allstate are available through payroll deduction.
Paid Time Off:	You will be eligible for the following vacation and paid time off:
• Vacation 20 days of vacation annually; unused vacation days cannot be carried over into the next year.
• PTO—Sick/Funeral leave 6 days PTO annually; allowed to accumulate up to 45 days.
Business Equipment:

To assist in the fulfillment of your responsibilities with the Bank, you will be provided at no expense to you all reasonably necessary business equipment, subject to management approval. You will have continued use of the vehicle that is currently provided to you by Seller.

Reimbursement of Business Expenses:	Additional business related expenses incurred as approved by your reporting person will be timely reimbursed.

        We at the Bank look forward to welcoming you aboard.

        Please acknowledge your acceptance of this job offer by signing the attached acceptance and returning/faxing it to me. If you have questions, please contact me directly.

Sincerely,

Phone
Fax

CC: Human Resources

ACCEPTANCE

        Your signature below signifies your acceptance with all of the terms and conditions of this offer of employment and your compensation plan.

        It is understood and agreed that your employment is at will and may be terminated at the will of either party at any time and for any reason, subject to the terms above and any other agreement between you and the Bank. This offer is not an employment agreement for any specified term.

OFFICER	STATE BANK AND TRUST COMPANY

Signature	Signature

Printed Name	Printed Name

Date	Date

Exhibit E

EXHIBIT A
COVENANTS

        1.    Non-Solicitation of Customers.     The Officer covenants and agrees that, through the second anniversary of the Effective Time, the Officer will not, either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, in competition with the Business of the Bank (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Bank or an Affiliated Company (as defined below) with whom the Officer had contact on behalf of the Bank or an Affiliated Company during the prior twelve (12) months. Nothing in this Section 1 is intended to prohibit general advertising or general solicitation not specifically directed at customers of the Bank or an Affiliated Company.

        2.    Non-Solicitation of Employees.     The Officer covenants and agrees that, through the second anniversary of the Effective Time, the Officer will not, either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, solicit, entice, encourage, cause, or recruit any person employed by the Bank or an Affiliated Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, to leave such person's employment with the Bank or an Affiliated Company to join a Competing Business. Nothing in this Section 2 is intended to prohibit general advertising or general solicitation not specifically directed at employees of the Bank or an Affiliated Company.

        3.    Non-Competition.     The Officer covenants and agrees that, through the second anniversary of the Effective Time, the Officer will not (except on behalf of or with the prior written consent of the Bank, which consent may be withheld in the Bank's sole and absolute discretion), within the Area, as defined herein, either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, as an employee (or in any other capacity) where his or her duties and responsibilities are similar to those undertaken for the Bank, engage in any business which is the same as or essentially the same as the Business of the Bank. Notwithstanding the foregoing, the Bank agrees that the Officer may own up to 5% of the voting shares of any financial institution engaged in the Business of the Bank in the Area.

        4.    Bank Information.

          a.    Ownership of Information.    All Bank Information received or developed by the Officer while employed by the Bank will remain the sole and exclusive property of the Bank.

          b.    Duty with Respect to Bank Information.    The Officer agrees (x) to hold Bank Information in strictest confidence, and (y) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments thereof and not take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Officer is required by law to disclose any Bank Information, the Officer will not make such disclosure unless (and then only to the extent that) the Officer has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Officer becomes aware that such disclosure has been requested and is required by law. The obligations under this Section 4(b) shall remain in effect with respect to Confidential Information for so long as such information constitutes Confidential Information, or three years, whichever is shorter and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to –767, with respect to Trade Secrets.

          c.    Delivery upon Request or Termination.    Upon request by the Bank, and in any event upon termination of the Officer's employment with the Bank, the Officer will promptly deliver to the Bank all property belonging to the Bank, including without limitation all Bank Information then in the Officer's possession or control.

        5.    Defined Terms.

          a.     "Affiliated Company" means any company controlled by, controlling or under common control with the Bank or the Holding Company (including Seller and S Bank).

          b.     "Area" means Effingham, Bryan, Tattnall, Liberty, Bulloch and Chatham Counties, Georgia.

          c.     "Bank Information" means Confidential Information and Trade Secrets.

          d.     "Business of the Bank" means the business conducted by the Bank, which is the business of banking, including the solicitation of time and demand deposits, payroll services, the making of residential, consumer, commercial and corporate loans, and the sale, solicitation, generation, servicing and renewal of any and all insurance products.

          e.     "Competing Business" shall mean any business that, in whole or in part, is the same as or substantially similar to the Business of the Bank.

          f.      "Confidential Information" means data and information relating to the Business of the Bank or an Affiliated Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to you or of which you became aware as a consequence of or through your employment relationship to the Bank or an Affiliated Company and which has value to the Bank or an Affiliated Company and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

    i.
    the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

    ii.
    the names and addresses of employees and other business contacts of the Bank;

    iii.
    the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

    iv.
    application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Bank; and

    v.
    marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to State Bank's manner of doing business.

  •
  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank or the Holding Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

          g.     "Trade Secrets" means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or otherwise meets the definition of Trade Secret under the Georgia Trade Secrets Act of 1990, as it may be amended from time to time, or any similar statute which replaces such Act. Information which does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information.

        6.    Understanding of Covenants.     Each covenant of this Exhibit A shall be deemed and shall be construed as a separate and independent covenant and, should any part or provision of any such covenants be declared unlawful, void or unenforceable by any court of competent jurisdiction, such illegality, voidness or unenforceability shall in no way render unlawful, void or unenforceable any other part or provision of this Agreement or any other separate covenant not declared unlawful, void or unenforceable. If any court of competent jurisdiction determines that all or any portion of any such covenant is against the policy of the laws of the State of Georgia, the Officer hereby requests that any reviewing court modify any such covenant to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to the Bank's and the Holding Company's legitimate business interests, and grant only the relief reasonably necessary to protect such interests and to achieve the original intent of the parties to the extent possible, as long as the modification does not render the covenant more restrictive with regard to the Officer than as originally drafted by the parties. The Officer acknowledges that such modification may include, but is not limited to, severing or removing that part of a covenant that would otherwise make the entire covenant unenforceable, or enforcing the provisions of a covenant to the extent that the provisions are reasonable. Any covenants so modified, any partially enforceable provisions, and all remaining provisions of the Agreement shall remain in full force and effect.

        7.    Remedies.     The Officer agrees that a breach of any of the covenants of this Exhibit A would cause material and irreparable harm to the Bank and the Holding Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Bank and the Holding Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Officer agrees that if he or she breaches any term of this Exhibit A, the Bank shall be entitled, in addition to and without limitation upon all other remedies the Bank may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged by the Officer in court and the Officer is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

        8.    Successors.     This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

        9.    Governing Law.     This Exhibit A shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Exhibit A are not part of the provisions hereof and shall have no force and effect. This Exhibit A may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Exhibit F

DIRECTOR NON-COMPETITION AGREEMENT

        THIS DIRECTOR NON-COMPETITION AGREEMENT (the "Agreement") is entered into as of [            ], 2016, between State Bank Financial Corporation ("Buyer"), a corporation organized under the laws of the State of Georgia, with its principal offices at 3399 Peachtree Road, NE, Suite 1900, Atlanta, GA 30326, which is the holding company of State Bank and Trust Company ("Buyer Bank"), and the undersigned director ("Director") of S Bankshares, Inc. ("Seller"), a corporation organized under the laws of the State of Georgia, with its principal offices at 205 South Veterans Blvd., Glennville, GA 30427 and/or S Bank ("Seller Bank"), a Georgia state-chartered bank with its principal office at 205 South Veterans Blvd., Glennville, GA 30427, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Seller.

        WHEREAS, the respective boards of directors of each of Buyer and Seller have (i) determined that the Agreement and Plan of Merger, dated as of the date hereof, by and between Buyer and Seller (as the same may be amended or supplemented, the "Merger Agreement") and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders;

        WHEREAS, in accordance with the terms of the Merger Agreement, Seller will merge with and into Buyer, with Buyer as the surviving entity (the "Merger");

        WHEREAS, the parties hereto acknowledge that Director, as a director of Seller and/or Seller Bank, occupies a unique position of trust and confidence with respect to Seller and Seller Bank, and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

        WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Seller and Seller Bank;

        WHEREAS, the board of directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Seller and Seller Bank by strengthening restrictions on the Director's ability to enter into certain competitive business activities following the completion of the Merger;

        WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

        WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer and Buyer Bank following the Merger as an inducement for Buyer to execute the Merger Agreement.

        NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.    Certain Definitions.

          (a)   "Affiliated Company" means any company or entity controlled by, controlling or under common control with Buyer or Seller, including Buyer Bank and Seller Bank.

          (b)   "Confidential Information" means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. "Confidential Information" shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. "Confidential Information" also includes any "confidential information," "trade secrets" or any equivalent term under any other federal, state or local law. "Confidential Information" shall not include information that (a) has become generally available to the public other than as a result of the Director's breach of this Agreement; (b) is obtained by the Director from one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (c) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (d) is independently developed by a person or entity without reference to or use of Confidential Information.

          (c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

        2.    Nondisclosure of Confidential Information.

          (a)    Nondisclosure of Confidential Information.    Director agrees (a) to hold Confidential Information in strictest confidence, and (b) except as required by Law, not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Confidential Information from losing its character or ceasing to qualify as Confidential Information. In the event that Director is required by Law to disclose any Confidential Information, Director will not make such disclosure unless (and then only to the extent that) prior written notice is given to Buyer when Director becomes aware that such disclosure has been requested and is required by Law. Director also acknowledges and agrees that trading in Buyer or Seller securities using non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Buyer's policies regarding insider trading in effect from time to time.

  The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information, or three (3) years, whichever is shorter.

          (b)    Enforceability of Covenants.    Director and Buyer agree that Director's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

        3.    Nonrecruitment and Nonsolicitation Covenants.

          (a)    Nonrecruitment of Employees.    Director hereby agrees that for two (2) years following the Effective Time of the Merger, Director shall not, without the prior written consent of Buyer, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Buyer or any of Buyer's Affiliated Companies who was an employee of Seller or Seller Bank during the Director's service as a director of Seller or Seller Bank; provided, however, that this

  Section 3(a) shall not apply with respect to any person that is not offered employment with Buyer. Nothing in this Section 3(a) is intended to prohibit general advertising or generally solicitation not specifically directed at employees of Buyer or any of Buyer's Affiliated Companies.

          (b)    Nonsolicitation of Customers.    Director hereby agrees that for two (2) years following the Effective Time of the Merger, Director shall not, without the prior written consent of Buyer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller, Buyer or any of their Affiliated Companies, in each case, with whom Director had material contact on behalf of Seller or Seller Bank in the course of Director's service as a director of Seller or Seller Bank.

          (c)    Noncompetition.    Director hereby agrees that for two (2) years following the Effective Time of the Merger, Director shall not, without the prior written consent of Buyer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities. For purposes of this Section 3, "Business Activities" shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the Effective Time of the Merger, which the parties agree are the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, payroll services, insurance brokerage services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Section 3(c), the "Restricted Area" shall be defined as the geographic area within the boundaries of Tattnall, Liberty, Chatham, Effingham, Bryan, and Bulloch Counties, Georgia. Director agrees that the Restricted Area is narrowly tailored to protect Buyer's interest in customer relationships and goodwill. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any entity which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies.

          (d)    Enforceability of Covenants.    Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and Seller Bank as a result of the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller and/or Seller Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of Georgia without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

        4.    Successors.

          (a)   This Agreement is personal to Director and is not assignable by Director, and none of Director's duties hereunder may be delegated.

          (b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

        5.    Miscellaneous.

          (a)    Waiver.    Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          (b)    Severability.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

          (c)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

          (d)    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	State Bank Financial Corporation 3399 Peachtree Road, NE, Suite 1900 Atlanta, GA 30326 Attention: Chief Operating Officer
To Director:	See signature page of this Agreement

  Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

          (e)    Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

          (f)    Entire Agreement.    Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

          (g)    Counterparts, etc.    This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature or signature by other electronic means shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

SIGNATURE PAGE FOLLOWS

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

STATE BANK FINANCIAL CORPORATION
By:
Name:
Title:

DIRECTOR

Name:
Address:

SIGNATURE PAGE TO DIRECTOR NON-COMPETITION AGREEMENT

Exhibit G

CLAIMS LETTER

May     , 2016

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, GA 30326

RE:
Agreement and Plan of Merger between State Bank Financial Corporation ("Buyer") and S Bankshares, Inc. ("Seller").

Ladies and Gentlemen:

        This letter is delivered pursuant to Section 7.9(h) of the Agreement and Plan of Merger between Buyer and Seller (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        In my capacity as an officer or a director of Seller and/or S Bank, and as of the date of this letter (and which shall be effective as of the Effective Time) and except for the matters disclosed in Section 4.18 of the Seller Disclosure Memorandum to the Merger Agreement, I do not, to the best of my knowledge, have any claims, and except for the transactions contemplated by the Merger Agreement, I am not aware of any facts or circumstances that I believe may give rise to any claim by me, for indemnification under Seller's or S Bank's articles of incorporation or articles of association, respectively, or bylaws as existing on the date hereof or as may be afforded by the laws of the State of Georgia. Further, upon consummation of the transactions contemplated by the Merger Agreement, I will not be entitled to any consideration, compensation or payment other than as a result of my ownership of Seller Common Stock, Seller Options and Seller Warrants or as set forth on Exhibit A attached hereto.

[signature appears on following page]

Very truly yours,
Signature of Officer or Director
Name of Officer or Director
Position at Seller

SIGNATURE PAGE TO CLAIMS LETTER

 Exhibit A

        Additional $25.00 cash payment referenced in the Stock Option Cash-Out Agreement and Warrant Cash-Out Agreement, as applicable.

Exhibit H

STATE BANK AND TRUST COMPANY
RELEASE AGREEMENT

        THIS RELEASE AGREEMENT (the "Agreement") is entered into as of                        , 2016 by and among DANA A. POTTS, an individual resident of the State of Georgia (the "Officer"), STATE BANK AND TRUST COMPANY, a Georgia bank (the "Bank"), S BANKSHARES, INC., a Georgia corporation ("S Bankshares") and S BANK, a national banking association ("S Bank"), to become effective automatically as of and contemporaneously with the "Effective Time" (the "Effective Time") as defined in that certain Agreement and Plan of Merger (the "Merger Agreement") dated May 19, 2016, by and between S Bankshares and State Bank Financial Corporation (the "Holding Company").

        WHEREAS, the Officer is employed by S Bankshares and S Bank;

        WHEREAS, pursuant to the Merger Agreement, the Holding Company has agreed to acquire S Bankshares by the merger of S Bankshares with and into the Holding Company and immediately thereafter have S Bank merge with and into the Bank; and

        WHEREAS, the Officer desires to provide a release of claims, as specified in this Agreement, that the Officer has or may have against one or more of the Holding Company, the Bank, S Bankshares and S Bank .

        NOW, THEREFORE, in consideration of $100.00 and other good and valuable consideration paid to the Officer, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.
  The Officer, as of the Effective Time and on behalf of herself, her attorneys, heirs, executors, administrators, successors and assigns, hereby fully, finally and forever releases and discharges S Bankshares, S Bank, the Bank, and the Holding Company, all subsidiary and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, or foreseeable or unforeseeable, arising in connection with any and all actions or omissions occurring through the date of this Agreement or the Effective Time, whichever is later; provided, however, that nothing contained herein shall operate to release or discharge S Bank, S Bankshares, the Bank, the Holding Company or any subsidiary or affiliated companies from any claims, demands, actions, causes of action, suits, damages, losses, or expenses, of any and every nature whatsoever arising under the Merger Agreement, or any document or agreement executed in connection with the Merger Agreement (other than this Agreement) or for earned but unpaid compensation or any unreimbursed business expenses arising in the ordinary course of business. Specifically included in this waiver and release are any claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, Officer Order 11246; Officer Order 11141, Section 503 of the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by S Bank, S Bank Bank, the Bank and the Holding Company.

  2.
  This Agreement will be deemed to be a contract made under the laws of the State of Georgia, and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Georgia, without regard to principles of conflict of laws.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STATE BANK AND TRUST COMPANY
By:
Name:
Title:

Release Agreement Signature Page-1

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

S BANKSHARES, INC.
By:
Name:
Title:
S BANK
By:
Name:
Title:

Release Agreement Signature Page-2

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OFFICER
DANA A. POTTS

Release Agreement Signature Page-3

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated September 15, 2016, amends that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of May 19, 2016 by and between State Bank Financial Corporation, a Georgia corporation ("Buyer") and S Bankshares, Inc., a Georgia corporation ("Seller").

RECITALS

        WHEREAS, Section 10.4 of the Merger Agreement provides that the Merger Agreement may be amended by a subsequent writing signed by each of the Parties; and

        WHEREAS, Buyer and Seller desire to amend a certain provision of the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

        1.    Amendment to Section 9.1(d) of the Merger Agreement.     Section 9.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "(d) By Buyer or Seller in the event that the Merger shall not have been consummated by December 31, 2016, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or".

        2.    No Other Changes.     Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect and is hereby ratified and affirmed by the Parties. All references in the Merger Agreement to the "Agreement" shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.

        3.    Counterparts.     This Amendment may be executed in several counterparts (including by facsimile or other electronic means), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        4.    Governing Law.     This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without regard to any conflict of law or choice of law principles that might otherwise apply).

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

STATE BANK FINANCIAL CORPORATION
By:	/s/ J. THOMAS WILEY, JR.
	Name:	J. Thomas Wiley, Jr.
	Title:	President
S BANKSHARES, INC.
By:	/s/ MARK V. SMITH
	Name:	Mark V. Smith
	Title:	Chairman

[Signature Page to First Amendment to Agreement and Plan of Merger]

Annex B

May 18, 2016

Board of Directors
S Bankshares, Inc.
205 South Veterans Boulevard
Glennville, GA 30427

Members of the Board:

        BSP Securities, LLC ("BSP"), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that S Bankshares, Inc. ("Seller") and State Bank Financial Corp. ("Buyer") have proposed to enter into an Agreement and Plan of Merger, dated as of May 19, 2016 (the "Agreement"), pursuant to which Seller shall merge with and into Buyer (the "Merger"). Immediately following the Merger, Seller's bank subsidiary, S Bank, shall merge with and into Buyer's bank subsidiary, State Bank and Trust Company.

        In accordance with the terms of the Agreement, including election and proration procedures described therein, each share of Seller Common Stock (other than the Excluded Shares or shares of Seller Common Stock that are owned by shareholders exercising their dissenters' rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $56.70 in cash or (ii) 2.7444 shares of Buyer Common Stock (together, the "Merger Consideration").

        Seller has requested that BSP render its opinion (the "Opinion") to Seller's Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement. BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has provided M&A advisory services to Buyer, but has not received compensation for services rendered.

        For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

  1.
  Reviewed the terms of the Agreement dated May 19, 2016;

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

  2.
  Participated in discussions with Seller management concerning Seller's financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller's future financial performance;

  3.
  Reviewed Seller's audited financial statements for the years ended December 31, 2015, 2014 and 2013 and unaudited financial statements for the period ended March 31, 2016 and Seller's call report filings with the Federal Deposit Insurance Corporation for the periods ended March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015;

  4.
  Reviewed Buyer's recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2015, as well as quarterly reports on Form 10-Q for the quarters ended March 31, 2016, September 30, 2015 and June 30, 2015;

  5.
  Reviewed the estimated cost savings and related transaction expenses expected to result from the Merger;

  6.
  Analyzed certain aspects of Seller's financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

  7.
  Analyzed certain aspects of Buyer's financial performance, condition and stock trading metrics and compared such information with similar data of publicly-traded companies we deemed similar to the Buyer;

  8.
  Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant to Seller;

  9.
  Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

        In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at March 31, 2016 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

        We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        BSP's Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

        Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated April 22, 2015. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Seller in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

        Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

/s/ BSP Securities, LLC

3290 Northside Parkway NW / Suite 800 / Atlanta, GA 30327 / (404) 848-1571 (phone)

Annex C

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS' RIGHTS
O.C.G.A. § 14-2-1301 (2014)

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions

        As used in this article, the term:

          (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8)   "Shareholder" means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                (i)  The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

               (ii)  Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

              (iii)  The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

            (A)  Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

            (B)  Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

§ 14-2-1320. Notice of dissenters' rights

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters' notice

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

        (a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under our bylaws, each of our directors, including such party (and in such capacity) if he or she is also an officer, absent certain circumstances, shall be indemnified by us for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The board of directors also has the power to cause STBZ to provide to officers of STBZ all or any part of the right to indemnification permitted for such persons under the Georgia Business Corporation Code. Expenses for which directors and officers may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees and disbursements, court costs and expert witness fees). We may advance expenses incurred with respect to any claim, action, suit or proceeding for which officers and directors may be indemnified before the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay that amount if it is ultimately determined that he or she is not entitled to indemnification by STBZ. In addition, our amended and restated articles of incorporation also provide that each of our directors and officers has the right to be indemnified by us to the maximum extent permitted under the Georgia Business Corporation Code.

        Under the Georgia Business Corporation Code (the "GBCC"), a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation's best interest (or not opposed thereto), as set forth in the GBCC. Under the GBCC, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. The GBCC permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (a) the director's certification that he or she acted in good faith and in the corporation's best interest (or not opposed thereto); and (b) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

        The GBCC also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation's power to indemnify. We maintain directors' and officers' liability insurance for the benefit of our directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling STBZ pursuant to the provisions discussed above, STBZ has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.	Description of Exhibit
2.2 (a)	Agreement and Plan of Merger, dated as of May 19, 2016, by and between State Bank Financial Corporation and S Bankshares, Inc. (attached as Annex A to the proxy statement/prospectus included in this registration statement)*
2.2 (b)	First Amendment to Agreement and Plan of Merger, dated as of September 15, 2016, by and between State Bank Financial Corporation and S Bankshares, Inc. (included in Annex A)
3.1	Amended and Restated Articles of Incorporation of State Bank Financial Corporation (incorporated by reference to Exhibit 3.1 of our registration statement on Form 10 filed on October 29, 2010)
3.2	Bylaws of State Bank Financial Corporation (incorporated by reference to Exhibit 3.2 of our registration statement on Form 10 filed on October 29, 2010)
4.1
See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation's Articles of Incorporation and Bylaws defining the rights of holders of common stock (incorporated by reference to Exhibits 3.1 and 3.2 of our registration statement on Form 10 filed on October 29, 2010)
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our registration statement on Form 10 filed on October 29, 2010)
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to certain tax matters
8.2	Opinion of Womble Carlyle Sandridge & Rice LLP as to certain tax matters
21.1
List of Subsidiaries of State Bank Financial Corporation (filed as Exhibit 21.1 to State Bank Financial Corporation's Annual Report on Form 10-K, filed on February 26, 2016, and incorporated herein by reference)
23.1	Consent of Dixon Hughes Goodman LLP (with respect to State Bank Financial Corporation)
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Womble Carlyle Sandridge & Rice LLP (included in Exhibit 8.2)
24.1	Power of Attorney (contained on the signature page hereto)
99.1	Form of Proxy of S Bankshares, Inc.
99.2	Consent of BSP Securities, LLC
99.3	Form of Support Agreement (attached as Exhibit A to Annex A of the proxy statement/prospectus included in this registration statement)
99.4	Form of Stock Option Cash-Out Agreement (attached as Exhibit C to Annex A of the proxy statement/prospectus included in this registration statement)

Exhibit No.	Description of Exhibit
99.5	Form of Stock Warrant Cash-Out Agreement (attached as Exhibit D to Annex A of the proxy statement/prospectus included in this registration statement)

*
Certain schedules and attachments to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That each prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 26, 2016.

STATE BANK FINANCIAL CORPORATION
By:	/s/ JOSEPH W. EVANS Joseph W. Evans Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph W. Evans his or her true and lawful attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 26, 2016.

Signature	Title	Date

/s/ JAMES R. BALKCOM, JR. James R. Balkcom, Jr.	Director	September 26, 2016
/s/ ARCHIE L. BRANSFORD, JR. Archie L. Bransford, Jr.	Director	September 26, 2016
/s/ KIM M. CHILDERS Kim M. Childers	Executive Risk Officer, Vice Chairman and Director	September 26, 2016
/s/ ANN Q. CURRY Ann Q. Curry	Director	September 26, 2016
/s/ JOSEPH W. EVANS Joseph W. Evans	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2016

Signature	Title	Date

/s/ VIRGINIA A. HEPNER Virginia A. Hepner	Director	September 26, 2016
/s/ JOHN D. HOUSER John D. Houser	Director	September 26, 2016
/s/ ANNE H. KAISER Anne H. Kaiser	Director	September 26, 2016
/s/ WILLIAM D. MCKNIGHT William D. McKnight	Director	September 26, 2016
/s/ MAJOR GENERAL ROBERT H. MCMAHON Major General Robert H. McMahon	Director	September 26, 2016
/s/ SHEILA E. RAY Sheila E. Ray	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2016
/s/ J. THOMAS WILEY, JR. J. Thomas Wiley, Jr.	President, Vice Chairman and Director	September 26, 2016

Exhibit Index

Exhibit No.	Description of Exhibit
2.2 (a)	Agreement and Plan of Merger, dated as of May 19, 2016, by and between State Bank Financial Corporation and S Bankshares, Inc. (attached as Annex A to the proxy statement/prospectus included in this registration statement)*
2.2 (b)	First Amendment to Agreement and Plan of Merger, dated as of September 15, 2016, by and between State Bank Financial Corporation and S Bankshares, Inc. (included in Annex A)
3.1	Amended and Restated Articles of Incorporation of State Bank Financial Corporation (incorporated by reference to Exhibit 3.1 of our registration statement on Form 10 filed on October 29, 2010)
3.2	Bylaws of State Bank Financial Corporation (incorporated by reference to Exhibit 3.2 of our registration statement on Form 10 filed on October 29, 2010)
4.1
See Exhibits 3.1 and 3.2 for provisions in State Bank Financial Corporation's Articles of Incorporation and Bylaws defining the rights of holders of common stock (incorporated by reference to Exhibits 3.1 and 3.2 of our registration statement on Form 10 filed on October 29, 2010)
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our registration statement on Form 10 filed on October 29, 2010)
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to certain tax matters
8.2	Opinion of Womble Carlyle Sandridge & Rice LLP as to certain tax matters
21.1
List of Subsidiaries of State Bank Financial Corporation (filed as Exhibit 21.1 to State Bank Financial Corporation's Annual Report on Form 10-K, filed on February 26, 2016, and incorporated herein by reference)
23.1	Consent of Dixon Hughes Goodman LLP (with respect to State Bank Financial Corporation)
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Womble Carlyle Sandridge & Rice LLP (included in Exhibit 8.2)
24.1	Power of Attorney (contained on the signature page hereto)
99.1	Form of Proxy of S Bankshares, Inc.
99.2	Consent of BSP Securities, LLC
99.3	Form of Support Agreement (attached as Exhibit A to Annex A of the proxy statement/prospectus included in this registration statement)
99.4	Form of Stock Option Cash-Out Agreement (attached as Exhibit C to Annex A of the proxy statement/prospectus included in this registration statement)

Exhibit No.	Description of Exhibit
99.5	Form of Stock Warrant Cash-Out Agreement (attached as Exhibit D to Annex A of the proxy statement/prospectus included in this registration statement)

*
Certain schedules and attachments to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.